The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities or a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Filed Pursuant to Rule 424(b)(5)
Registration No. 333-215980
SUBJECT TO COMPLETION, DATED DECEMBER 4, 2017
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated February 9, 2017)

$275,000,000
Cleveland-Cliffs Inc.
% Convertible Senior Notes due 2025
__________________________
We are offering $275,000,000 principal amount of our % Convertible Senior Notes due 2025. We have granted the underwriters the right to purchase, within a 30-day period beginning on, and including, the date of this prospectus supplement, up to an additional $41,250,000 principal amount of notes solely to cover over-allotments. We refer herein to the notes we are offering pursuant to this prospectus supplement, collectively with the amount of notes that the underwriters may purchase pursuant to the over-allotment option, as the Convertible Notes.
The Convertible Notes will bear interest at a rate of % per year, payable semiannually in arrears on January 15 and July 15 of each year, beginning on July 15, 2018. The Convertible Notes will mature on January 15, 2025.
Holders may convert their Convertible Notes at their option at any time prior to the close of business on the business day immediately preceding July 15, 2024, only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on March 31, 2018 (and only during such calendar quarter), if the last reported sale price of our common shares, par value $0.125 per share, for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five-business day period after any five-consecutive trading day period (the “measurement period”) in which the trading price (as defined below) per $1,000 principal amount of Convertible Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common shares and the conversion rate on each such trading day; (3) if we call the notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after July 15, 2024 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their Convertible Notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver, as the case may be, cash, common shares or a combination of cash and common shares, at our election, as described in this prospectus supplement.
The conversion rate will initially be common shares per $1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $ per common share). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, or if we deliver a notice of redemption, we will, in certain circumstances, increase the conversion rate for a holder who elects to convert its Convertible Notes in connection with such a corporate event or notice of redemption, as the case may be.
We may not redeem the Convertible Notes prior to January 15, 2022. We may redeem all or any portion of the Convertible Notes, for cash at our option on or after January 15, 2022 if the last reported sale price of our common shares has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30-consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the Convertible Notes.

If we undergo a fundamental change, holders may require us to repurchase for cash all or any portion of their Convertible Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.
The Convertible Notes will be our senior unsecured obligations and will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the Convertible Notes; equal in right of payment to any of our unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.
We intend to use the proceeds from the sale of the Convertible Notes as described under “Use of Proceeds” in this prospectus supplement.
Concurrently with this offering, we are offering $400,000,000 principal amount of senior secured notes in a separate, private offering exempt from the registration requirements under the Securities Act of 1933. This offering and the concurrent offering of our secured notes are not contingent upon one another. This prospectus supplement is not an offer of our secured notes.
We do not intend to apply to list the Convertible Notes on any securities exchange or any automated dealer quotation system. Our common shares are listed on the New York Stock Exchange under the symbol “CLF.” On December 1, 2017, the closing price of our common shares on the New York Stock Exchange was $6.82 per share.
Investing in the Convertible Notes involves risk. Please read carefully the sections entitled “Risk Factors” beginning on page S-17 of this prospectus supplement, on page 7 of the accompanying prospectus and in the documents incorporated by reference herein and therein.

	Per Note	Total
Initial price to the public(1)	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to the issuer	$	$
(1) Plus accrued interest, if any, from , 2017.
__________________________________
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
__________________________________
The underwriters expect to deliver the Convertible Notes to investors in book-entry form through The Depository Trust Company on or about , 2017.
__________________________________

Joint Book-running Managers
BofA Merrill Lynch		Goldman Sachs & Co. LLC
Credit Suisse	Deutsche Bank Securities	Jefferies

Co-Managers
PNC Capital Markets LLC	Citizens Capital Markets	Regions Securities LLC
Huntington Capital Markets		B. Riley FBR
__________________________________
The date of this prospectus supplement is , 2017.

Prospectus Supplement
Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT
We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Additional information is incorporated by reference into this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with additional information under the heading “Where You Can Find More Information” and “Information We Incorporate By Reference.”
We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in, or incorporated by reference into, this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we may provide to you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not, and the underwriters are not, making offers to sell the Convertible Notes in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
References in this prospectus supplement to the terms “we,” “us,” “our,” or “Cliffs” or other similar terms mean Cleveland-Cliffs Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise. As used in this prospectus supplement, the term “long ton” means a long ton (equal to 2,240 pounds) and the term “metric ton” means a metric ton (equal to 1,000 kilograms or 2,205 pounds).
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room.
We make available, free of charge, on our website at www.clevelandcliffs.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The information contained on or accessible through our website is not part of this prospectus supplement or the accompanying prospectus, other than the documents that we file with the SEC that are specifically incorporated by reference into this prospectus supplement or the accompanying prospectus.
INFORMATION WE INCORPORATE BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in, or omitted from, this prospectus supplement or the accompanying prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.
We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of the Convertible Notes:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

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•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017;

•
our Current Reports on Form 8-K filed with the SEC on February 13, 2017, February 15, 2017, February 27, 2017, February 28, 2017, March 10, 2017, April 27, 2017 (Items 5.02, 5.03 and 5.07 only), May 4, 2017, June 15, 2017, June 27, 2017, July 31, 2017, August 7, 2017, August 14, 2017, August 17, 2017 and November 17, 2017; and

•	the description of our common shares contained in our Current Report on Form 8-K/A filed on May 21, 2008, including any subsequently filed amendments and reports updating such description.
We do not and will not, however, incorporate by reference into this prospectus supplement or the accompanying prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports. You may obtain copies of these filings without charge by accessing the investor relations section of www.clevelandcliffs.com or by requesting the filings in writing or by telephone at the following address and telephone number:
Cleveland-Cliffs Inc.
Investor Relations
200 Public Square
Suite 3300
Cleveland, Ohio 44114
Telephone Number: (216) 694-5700
NON-GAAP FINANCIAL MEASURES
We believe that the financial statements and the other financial data included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus have been prepared in a manner that complies, in all material respects, with generally accepted accounting principles in the United States, or GAAP, and the regulations published by the SEC and are consistent with current practice with the exception of the presentation of earnings before interest, taxes, depreciation and amortization, or EBITDA, Adjusted EBITDA and cash cost of goods sold and operating expense rate per long/metric ton, which are non-GAAP financial measures.
EBITDA, Adjusted EBITDA and cash cost of goods sold and operating expense rate per long/metric ton are not measurements of financial performance or condition under GAAP and should not be considered as alternatives to net income, operating income or any other financial performance measure derived in accordance with GAAP. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. These non-GAAP financial measures are not calculated in the same manner by all companies and, accordingly, are not necessarily comparable to similarly titled measures of other companies and may not be appropriate measures for comparing performance relative to other companies. While we believe that the presentation of the non-GAAP financial measures will enhance an investor’s understanding of our operating performance and performance compared to other producers and provide a more accurate view of the cash outflows related to the sale of iron ore, the use of the non-GAAP financial measures as analytical tools has limitations and you should not consider it in isolation, or as a substitute for an analysis of our results of operations as reported in accordance with GAAP. For additional information about EBITDA, Adjusted EBITDA and cash cost of goods sold and operating expense rate per long/metric ton, including a description of how EBITDA, Adjusted EBITDA and cash cost of goods sold and operating expense rate per long/metric ton are calculated and reconciliations to the most directly comparable GAAP financial measures, see the section titled “Summary—Summary Historical Consolidated Financial Data” of this prospectus supplement.
PROSPECTIVE FINANCIAL INFORMATION
The prospective financial information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus regarding our future performance represents our management’s estimates as of the date of this prospectus supplement only. This information, which consists entirely of forward-looking statements, has been prepared by our management and is qualified by, and subject to, the assumptions, risks and uncertainties included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus that may cause actual results to differ materially. Prospective financial information is necessarily speculative in nature, and it

S-iii

can be expected that some or all of the assumptions of the information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information included or incorporated by reference herein, see “Disclosure Regarding Forward-Looking Statements” and “Risk Factors.” Accordingly, the prospective financial information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus is only an estimate of what management believes is realizable as of the date of this prospectus supplement. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the information in context and not to place undue reliance on it. See “Risk Factors—Risks Relating to Our Business—Our actual operating results may differ significantly from our guidance.” The prospective financial information included in this prospectus supplement has been prepared by, and is the responsibility of our management. Deloitte & Touche LLP has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. The Deloitte & Touche LLP report incorporated by reference into this prospectus supplement and the accompanying prospectus relates to our historical financial information. It does not extend to the prospective financial information and should not be read to do so.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. These statements speak only as of the date of this prospectus supplement or the accompanying prospectus or the date of the document incorporated by reference, as applicable, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. These statements appear in a number of places in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, and relate to, among other things, the intent, belief or current expectations of our directors or our officers with respect to: our future financial condition; results of operations or prospects; estimates of our economic iron ore reserves; our business and growth strategies; and our financing plans and forecasts. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in, or implied by, the forward-looking statements as a result of various factors, some of which are unknown, including, without limitation:

•
uncertainty and weaknesses in global economic conditions, including downward pressure on prices caused by oversupply or imported products, the impact of any reduced barriers to trade, the outcomes of recently filed and forthcoming trade cases, reduced market demand and any change to the economic growth rate in China;

•
continued volatility of iron ore and steel prices and other trends, including the supply approach of the major iron ore producers, affecting our financial condition, results of operations or future prospects—specifically, the impact of price-adjustment factors on our sales contracts;

•	our level of indebtedness could limit cash flow available to fund working capital, capital expenditures, acquisitions and other general corporate purposes or ongoing needs of our business;

•	availability of capital and our ability to maintain adequate liquidity;

•	our ability to successfully conclude the Companies' Creditors Arrangement Act (Canada), or CCAA, process in a manner that minimizes cash outflows and associated liabilities;

•	the impact of our customers’ reducing their steel production due to increased market share of steel produced using other methods or lighter-weight steel alternatives;

•	uncertainty relating to restructurings in the steel industry and/or affecting the steel industry;

•	the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration;

•	the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all;

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•	problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry;

•	our ability to reach agreement with our customers regarding any modifications to sales contract provisions, renewals or new arrangements;

•	our actual levels of capital spending;

•	our ability to successfully diversify our product mix and add new customers beyond our traditional blast furnace clientele;

•	our actual economic iron ore reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve;

•	our ability to cost-effectively achieve planned production rates or levels, including at our hot briquetted iron, or HBI, production plant;

•	our ability to successfully identify and consummate any strategic investments or development projects, including our HBI production plant;

•	our ability to obtain the investments necessary for our HBI production plant;

•	changes in sales volume or mix;

•	events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets, as well as any resulting impairment charges;

•	our ability to maintain appropriate relations with unions and employees;

•
impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes;

•	uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events;

•	adverse changes in currency values, currency exchange rates, interest rates and tax laws;

•	risks related to international operations;

•	the potential existence of significant deficiencies or material weaknesses in our internal control over financial reporting;

•
our ability to complete our concurrent secured notes offering (as described under “Summary—Recent Developments—Concurrent Offering of Secured Notes”) on terms that are commercially attractive to us or at all; and

•	other risks described in our reports filed with the SEC or the “Risk Factors” section of this prospectus supplement.
These factors and the other risk factors described in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

S-v

SUMMARY
This summary highlights information about us and the Convertible Notes being offered by this prospectus supplement. This summary is not complete and may not contain all of the information that you should consider prior to investing in the Convertible Notes. For a more complete understanding of us, we encourage you to read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and the other documents to which we have expressly referred you. In particular, we encourage you to read the historical financial statements, and the related notes, incorporated by reference into this prospectus supplement and the accompanying prospectus. Investing in the Convertible Notes involves significant risks, as described in the “Risk Factors” section.
Our Company
Founded in 1847, Cleveland-Cliffs Inc. is the largest and oldest independent iron ore mining company in the United States. We are a major supplier of iron ore pellets to the North American steel industry from our mines and pellet plants located in Michigan and Minnesota. Additionally, we operate an iron ore mining complex in Western Australia. By 2020, Cliffs expects to be the sole producer of HBI in the Great Lakes region with the development of its first production plant in Toledo, Ohio. Driven by the core values of safety, social, environmental and capital stewardship, our employees endeavor to provide all stakeholders with operating and financial transparency.
We are organized through a global commercial group responsible for sales and delivery of our products and operations groups responsible for the production of the iron ore that we market. Our continuing operations are organized according to geographic location: U.S. Iron Ore and Asia Pacific Iron Ore.
In the U.S., we currently own or co-own four operational iron ore mines plus one indefinitely idled mine. We are currently operating one iron ore mine in Michigan and three iron ore mines in Minnesota. All four mines are currently operating at or near full capacity. The Empire mine located in Michigan was indefinitely idled beginning on August 3, 2016, and we shipped Empire's remaining inventory of pellets throughout 2017. Our Asia Pacific operations consist solely of our Koolyanobbing iron ore mining complex in Western Australia, which is operating at an optimized level given the current iron ore pricing environment.
U.S. Iron Ore
We are a major producer of iron ore pellets, primarily selling production from U.S. Iron Ore to integrated steel companies in the U.S., Canada and Mexico. We operate four iron ore mines located in Michigan and Minnesota. In Michigan, we are operating the Tilden mine. In Minnesota, we are operating the Northshore, United Taconite and Hibbing mines. The Empire mine located in Michigan, which historically had annual rated capacity of 5.5 million long tons, was indefinitely idled beginning on August 3, 2016. The U.S.-based mines currently have an annual rated capacity of 27.4 million long tons of iron ore pellet production, representing 55% of total U.S. pellet production capacity. Based on our equity ownership in these mines, our share of the annual rated production capacity is currently 21.2 million long tons, representing 42% of total U.S. annual pellet capacity.
We produce various grades of iron ore pellets, including standard, fluxed and direct reduction grade, or DR-grade, for use in our customers’ operations as part of the steelmaking process. The variation in grades of iron ore pellets results from the specific chemical and metallurgical properties of the ores at each mine, the end user's steelmaking process and whether or not fluxstone is added in the process. Although the grade or grades of pellets currently delivered to each customer are based on that customer’s preferences, which depend in part on the characteristics of the customer’s steelmaking operation, in many cases our iron ore pellets can be used interchangeably. Standard pellets require less processing, are generally the least costly pellets to produce and are called “standard” because no ground fluxstone, such as limestone or dolomite, is added to the iron ore concentrate before turning the concentrate into pellets. In the case of fluxed pellets, fluxstone is added to the concentrate, which produces pellets that can perform at higher productivity levels in the customer’s specific blast furnace and will minimize the amount of fluxstone the customer may be required to add to the blast furnace. DR-grade pellets require processing to make a pellet that contains higher iron and lower silica content than a standard pellet. Unlike standard or fluxed pellets, DR-grade pellets are fed into a direct reduced iron facility, which then are converted as the raw material for an electric arc furnace, or EAF, producer.
Each of our U.S. Iron Ore mines is located near the Great Lakes. The majority of our iron ore pellets are transported via railroads to loading ports for shipment via vessel to steelmakers in North America.

Our U.S. Iron Ore revenues primarily are derived from sales of iron ore pellets to the North American integrated steel industry, consisting primarily of three major customers. Generally, we have multi-year supply agreements with our customers. Sales volume under these agreements largely is dependent on customer requirements, and in certain cases, we are the sole supplier of iron ore to the customer. Historically, each agreement has contained a base price that is adjusted annually using one or more adjustment factors. Factors that could result in a price adjustment include spot iron ore pricing, measures of general industrial inflation and steel prices. In May 2016, we agreed to a new contract with ArcelorMittal USA LLC (as the parent company of Ispat Inland Inc., ArcelorMittal Cleveland Inc. and ArcelorMittal Indiana Harbor LLC, as well as many other subsidiaries) through 2026. Our average remaining duration of our U.S. Iron Ore contracts as of September 30, 2017 is approximately seven years.
For the years ended December 31, 2016, 2015 and 2014, we sold 18.2 million, 17.3 million and 21.8 million long tons of iron ore pellets, respectively, from our share of the production from our U.S. Iron Ore mines. U.S. Iron Ore’s three largest customers accounted for approximately 87%, 93% and 86% of the segment’s sales for the years ended December 31, 2016, 2015 and 2014, respectively.
At the end of 2016, our U.S. Iron Ore mines had proven and probable mineral reserves totaling 2,251.6 million long tons, which equates to approximately 728.4 million saleable long tons. For the twelve months ended September 30, 2017, our U.S. Iron Ore segment had revenues of approximately $1,933.2 million and Adjusted EBITDA of approximately $550.8 million.
Asia Pacific Iron Ore
Our Asia Pacific Iron Ore operations are located in Western Australia and consist solely of our wholly-owned Koolyanobbing operation. Koolyanobbing is a collective term for the ore deposits at Koolyanobbing, Mount Jackson and Windarling. There are approximately 70 miles separating the three mining areas. Banded iron formations host the mineralization, which is predominately hematite and goethite. Each deposit is characterized with different chemical and physical attributes and, in order to achieve customer product quality, ore in varying quantities from each deposit must be blended together.
Crushing and blending are undertaken at Koolyanobbing, where the crushing and screening plant is located. Once the blended ore has been crushed and screened into a direct lump and fines shipping product, it is transported by rail approximately 360 miles south to the Port of Esperance, via Kalgoorlie, for shipment to our customers in Asia.
Asia Pacific Iron Ore’s production is under contract with steel companies primarily in China, Japan and South Korea. In March 2017, we extended the majority of our supply agreements with steel producers in China for one year. These contracts will currently expire in March 2018, but we anticipate that many of these contracts could be renewed for an additional 12 months. Our supply agreement with our client in South Korea will expire in December 2017. We anticipate a new agreement with that customer will be in place for 2018. Our supply agreements with our customers in Japan currently expire in March 2018. We anticipate that these contracts could be renewed for an additional 12 months. Pricing for our Asia Pacific Iron Ore Chinese customers consists of shorter-term pricing mechanisms of various durations up to three months based on the average of daily spot prices that are generally associated with the time of unloading of each shipment. Pricing with our Japanese and South Korean customers is generally similar to the inputs used with our Chinese customers, but the pricing inputs are fixed before shipment.
For the years ended December 31, 2016, 2015 and 2014, we sold 11.6 million, 11.6 million and 11.5 million metric tons of iron ore, respectively, from our Western Australia mines. Asia Pacific Iron Ore’s five largest customers accounted for approximately 56%, 47% and 38% of the segment’s sales in the years ended December 31, 2016, 2015 and 2014, respectively. For the twelve months ended September 30, 2017, our Asia Pacific Iron Ore segment had revenues of approximately $550.1 million and Adjusted EBITDA of approximately $121.4 million.
At the end of 2016, we had approximately 42.7 million metric tons of proven and probable reserves in our Asia Pacific Iron Ore business. However, given the current iron ore pricing environment, as of September 30, 2017, we believe that only approximately 18 million metric tons are economic and will be mined over the remaining life of the mine.

Our Strategy
Our key strategic initiatives include:
We are Focused on Protecting our Core U.S. Iron Ore Business
In 2014, we established a strategy centering the Company around our U.S. Iron Ore business. We are the market-leading iron ore producer in the U.S., supplying differentiated iron ore pellets under long-term contracts to the largest North American steel producers. We have the unique advantage of being a low-cost producer of iron ore pellets in the U.S. market with significant transportation and logistics advantages to serve the U.S. steel market effectively. Pricing structures contained in, and the long-term supply provided by, our existing contracts, along with our low-cost operating profile, positions U.S. Iron Ore as a strong cash flow generator in most commodity pricing environments. Since instituting our core strategy of focusing on this business, we have achieved significant accomplishments, including providing volume certainty by signing a new ten-year supply agreement with our largest customer; substantially reducing operating costs by making various operational improvements; and developing alternate iron unit strategies to provide opportunities to enter into the EAF end market.
Expanding our Customer Base
While we hold a strong market position in supplying iron ore to Great Lakes blast furnaces, we cannot ignore the ongoing shift of steelmaking share in the United States away from our core blast furnace customers to the EAF steelmakers. Over the past 25 years, the market share of EAF’s has nearly doubled. However, because of quality constraints present when using scrap as their feedstock, we believe the EAF’s are near a ceiling in terms of gaining more share unless they can use alternative iron units, or iron based metallics. As a result of this phenomenon, one of our top strategic priorities is to become a critical supplier of the EAF market by providing these iron units. In June 2017, we announced the construction of a HBI production plant in Toledo, Ohio. HBI is a high-quality iron alternative to scrap that, when used as a feedstock, allows the EAF to produce a better grade of steel. This improved quality could allow the EAF’s to gain share in the automotive space, a market that is largely untapped by them at this point.
The plant is expected to produce HBI at a rate of 1.6 million metric tons per year when brought to production in 2020. We expect that this will create additional demand for our DR-grade pellets of approximately 2.5 million long tons. Not only does this production plant create another outlet for our high-margin pellets, but it also presents an attractive economic opportunity for us. In a base case, our production footprint is expected to partially replace the over 3 million metric tons of ore based metallics that are imported into the Great Lakes every year from Russia, Ukraine, Brazil and Venezuela, all at a significant freight expense. As the only producer of DR-grade pellets in the Great Lakes and with abundant, low-cost natural gas in the region, we are in a unique position to serve clients in the region. In addition, the Toledo site location is in close proximity with over 20 EAF’s, giving us a natural competitive freight advantage over high-cost imports.
Optimized, Divested or Shut Down All Non-Core Business Segments
Given the current dynamics in the low-grade seaborne iron ore market and corresponding heavy discounting of the Platts IODEX price, we are focused on optimizing the remaining ore reserve base of our Asia Pacific Iron Ore business.  Accordingly, we expect production to continue at Asia Pacific Iron Ore for only as long as we continue to achieve at least breakeven Adjusted EBITDA or we exhaust the remaining reserve base.
We commenced restructuring proceedings for our Eastern Canadian Iron Ore businesses under the CCAA in the first quarter of 2015. During the second quarter of 2015, the CCAA protection granted to the Bloom Lake Group was extended to include the Wabush Group to facilitate the reorganization of each of their businesses and operations. As of September 30, 2017, CCAA proceedings are still ongoing and the monitor is evaluating all claims into the estate. Currently, there is uncertainty as to the amount of the distribution that will be made to the creditors of the estate, including, if any, to Cliffs, and whether Cliffs could be held liable for claims that may be asserted by or on behalf of the Bloom Lake Group or the Wabush Group or by their respective representatives against non-debtor affiliates of the Bloom Lake Group and the Wabush Group. During the nine months ended September 30, 2017, we became aware that it was probable the monitor will assert a preference claim of the CCAA estate against the Company. Given that it is probable the claim will be asserted by the monitor, we have recorded an estimated liability approximately equal to the value of the Company’s related-party claims against the CCAA estate of $50.0 million. Should the monitor proceed to assert the claim, we believe the monitor will demand an amount in excess of the value of Cliffs’ related-party claims against the estate. Thus, it is possible that a change in the estimated liability may occur in the future. Cliffs denies it is liable for any amount and will vigorously defend such claim.

On December 22, 2015, we closed the sale of our remaining North American Coal business, which included the Pinnacle mine in West Virginia and the Oak Grove mine in Alabama, to Seneca Coal Resources, LLC, or Seneca. The sale marked our exit from the coal business and represents another very important step in the implementation of our U.S. Iron Ore pellet-centric strategy. Prior to this sale, it was determined by management as of March 31, 2015 that our North American Coal operating segment met the criteria to be classified as held for sale under ASC 205, Presentation of Financial Statements.
Maintaining Discipline on Costs and Capital Spending and Improving our Financial Flexibility
We believe our ability to execute our strategy is dependent on our improving financial position, balance sheet strength and financial flexibility, which will enable us to manage through the inherent cyclical demand for our products and volatility in commodity prices. We have developed a highly disciplined financial and capital expenditure plan with a focus on improving our cost profile and increasing long-term profitability. Our streamlined organization and support functions are well-aligned to best serve our strategic direction. Our capital allocation plan is focused on strengthening our core U.S. Iron Ore operations and expanding our customer base.
As the implementation of our strategy has strengthened the business, we have put additional emphasis on the continued improvement of our balance sheet via continued reduction of long-term debt. Since 2014, we have reduced the principal of our long-term debt by 40% and decreased our overall average interest rate to 5.71% by using various liability management strategies consistent with our capital allocation priorities and our stated objective of improving the strength of our balance sheet. Given the cyclical nature of our business, we will continue to be opportunistic in managing our balance sheet and capital structure, which will put us in an optimal position to manage through any commodity environment, and we continue to seek the best opportunities to accomplish this.
Competitive Strengths
Resilient U.S. Iron Ore Operations
Our U.S. Iron Ore segment is the core focus of our business strategy. The U.S. Iron Ore segment is the primary contributor to our consolidated results, generating $1,933.2 million of revenue and $550.8 million of Adjusted EBITDA for the twelve months ended September 30, 2017. U.S. Iron Ore produces differentiated iron ore pellets that are customized for use in customers’ blast furnaces as part of the steelmaking process. The grades of pellets currently delivered to each customer are based on that customer’s preferences, which depend in part on the characteristics of the customer’s blast furnace operation. We believe our long history of supplying customized pellets to the U.S. steel producers has resulted in a co-dependent relationship between us and our customers. This technical and operational co-dependency has enabled us to claim a substantial portion of the total U.S. iron ore market. Based on Cliffs’ equity ownership in its U.S. mines, Cliffs’ share of the annual rated production capacity is 21.2 million long tons, representing 42% of total U.S. annual pellet capacity. Long-lived assets, with an average mine life of approximately 30 years, provide the opportunity to maintain our significant market position well into the future.
We believe U.S. Iron Ore is uniquely positioned in the global iron ore market due to its reduced exposure to seaborne iron ore pricing. More than half of U.S. Iron Ore production is sold through long-term contracts that are structured with various formula-based pricing mechanisms that reference seaborne pricing, inflation factors and steel prices and mitigate the impact of any one factor's price volatility on our business.
In addition, we maintain lower costs compared to our competition as a result of our proximity to U.S. steelmaking operations. Our costs are lower as a result of inherent transportation advantages associated with our mine locations near the Great Lakes, which allows for transportation via railroads and loading ports. U.S. Iron Ore mines also benefit from on-site pellet production and ore production facilities located a short distance from the mines.
Experienced Management Team
We have a seasoned and experienced management team with extensive mining sector knowledge and the functional disciplines required to manage and grow our business. In August 2014, the Board of Directors appointed Lourenco Goncalves as Chairman, President and Chief Executive Officer of the Company. Mr. Goncalves joined Cliffs with over 30 years of experience in the metals and mining industries. Effective as of January 1, 2017, Timothy K. Flanagan serves as Executive Vice President, Chief Financial Officer & Treasurer of the Company. Mr. Flanagan has held several positions with the Company since April 2008, and previously served as Vice President, Corporate Controller & Chief Accounting Officer of the Company. Other experienced members of executive leadership include Terry Fedor, Executive Vice President - U.S. Iron Ore, James Graham, Executive Vice President - Chief Legal Officer and Secretary,

Maurice Harapiak, Executive Vice President - Human Resources, Terrence Mee, Executive Vice President - Global Commercial, and Clifford Smith, Executive Vice President - Business Development.
Recent Developments
Concurrent Offering of Secured Notes
Concurrently with this offering, we are offering up to $400,000,000 principal amount of secured notes. The secured notes that may be issued pursuant to the concurrent secured notes offering have not been, and will not be, registered under the Securities Act of 1933, or the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act. This offering and the concurrent offering of secured notes are not contingent upon one another.
We intend to use the net proceeds from this offering, along with the net proceeds from our concurrent secured notes offering, to finance a substantial portion of our HBI capital project and for general corporate purposes. See “Use of Proceeds.”
Our Structure
The following diagram illustrates our simplified organizational structure. This diagram is provided for illustrative purposes only and does not show all legal entities or obligations of such entities:

Cleveland-Cliffs Inc.
• Issuer of existing unsecured and non-guaranteed notes (1)
• Issuer of the Convertible Notes
• Issuer of the existing guaranteed notes (2)
• Issuer of the secured notes being offered concurrently herewith (2)
• Borrower under the ABL Facility (3)
The Cleveland-Cliffs Iron Company
Cliffs International Management Company LLC
Cliffs Minnesota Mining Company
Cliffs Mining Services Company
Northshore Mining Company
Cliffs Mining Company
Lake Superior & Ishpeming Railroad Company
Immaterial Subsidiaries (4)
Other (5)
Cleveland-Cliffs International Holding Company (6)
Silver Bay Power Company
International Operations (6)
70.0%
Cliffs Empire Holding, LLC
Cliffs TIOP Holding, LLC
Cliffs UTAC Holding, LLC
30.0%
United Taconite LLC
Cliffs Pickands Holding, LLC
CLF PinnOak LLC
Cliffs Empire, Inc.
Cliffs Empire II Inc.
Cliffs TIOP, Inc.
Cliffs TIOP II, LLC
79.0%
21.0%
85.0%
15.0%
Pickands Hibbing Corporation
Cliffs Mining Holding, LLC
39.0%
Cliffs Mining Holding Sub Company
Empire Iron Mining Partnership
Tilden Mining Company L.C.
Hibbing Development Company (5)
48.57%
51.43%
33.3%
10.0%
Hibbing Taconite Company (5)
Marquette Range Coal Service Company

Issuer or Guarantor under existing guaranteed notes and secured notes being offered concurrently herewith

(1)	The existing notes are unsecured and, except for the 5.75% Senior Guaranteed Notes due 2025, none of our senior notes are guaranteed by any of our subsidiaries.

(2)
The outstanding 5.75% Senior Guaranteed Notes are, and the secured notes being offered concurrently herewith will be, guaranteed on a senior basis by each of Cliffs’ material direct and indirect wholly-owned domestic subsidiaries.

(3)	Cliffs and certain of its U.S. and Australian subsidiaries are borrowers under the ABL Facility (as defined below). See “Description of Other Indebtedness.”

(4)	Immaterial subsidiaries are limited to Cliffs’ direct and indirect subsidiaries that do not have consolidated total assets or consolidated total revenues in excess of 3.0% of the consolidated total assets or consolidated total revenues of Cliffs and its subsidiaries as of the most recent balance sheet date or for the most recent four-quarter period, respectively, provided that all immaterial subsidiaries taken together may not have consolidated total assets or total revenues in excess of 7.5% of the consolidated total assets and consolidated total revenues of Cliffs and its subsidiaries. Immaterial subsidiaries will not guarantee the secured notes being offered concurrently herewith.

(5)
Other non-guarantor subsidiaries are limited to (a) Cliffs’ non-wholly owned subsidiaries to the extent the organizational documents (e.g., joint venture or shareholder agreements) of such subsidiaries prohibit such guarantee and (b) Cliffs’ indirect subsidiary, Wabush Iron Co. Limited, substantially all of the assets of which are comprised of its interest in the Wabush Mines joint venture in Canada. None of the stock of Wabush Iron Co. Limited will be pledged.

(6)
Cliffs’ foreign subsidiaries (including Cliffs’ Australian operations) will not guarantee the secured notes being offered concurrently herewith. Cliffs’ main holding company for these foreign subsidiaries, Cleveland-Cliffs International Holding Company, will also not provide a guarantee so long as substantially all of its assets consist of equity interests in one or more foreign subsidiaries. Also, any pledge of its voting stock will be limited to 65% of the voting equity interests in Cleveland-Cliffs International Holding Company.

Corporate Information
Our principal executive offices are located at 200 Public Square, Suite 3300, Cleveland, Ohio 44114-2315. Our main telephone number is (216) 694-5700, and our website address is www.clevelandcliffs.com. The information contained on, or accessible through, our website is not part of this prospectus supplement or the accompanying prospectus, other than the documents that we file with the SEC that are specifically incorporated by reference into this prospectus supplement and the accompanying prospectus.

The Offering
The summary below describes the principal terms of the Convertible Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Debt Securities” section of the accompanying prospectus, as supplemented by the “Description of the Convertible Notes” section of this prospectus supplement, contains a more detailed description of the terms and conditions of the Convertible Notes. As used in this section, “we,” “our” and “us” refer to Cleveland-Cliffs Inc. and not to its subsidiaries.

Issuer	Cleveland-Cliffs Inc., an Ohio corporation.
Securities	$275,000,000 aggregate principal amount of % Convertible Senior Notes due 2025 (plus up to an additional $41,250,000 aggregate principal amount solely to cover over‑allotments).
Maturity	January 15, 2025, unless earlier repurchased, redeemed or converted.
Interest
          % per year. Interest will accrue from , 2017 and will be payable semiannually in arrears on January 15 and July 15 of each year, beginning on July 15, 2018. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of the Convertible Notes—Events of Default.”

Conversion Rights
Holders may convert all or any portion of their Convertible Notes, in multiples of $1,000 principal amount, at their option at any time prior to the close of business on the business day immediately preceding July 15, 2024, only under the following circumstances:
•
during any calendar quarter commencing after the calendar quarter ending on March 31, 2018 (and only during such calendar quarter), if the last reported sale price of our common shares for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;
•
during the five-business day period after any five-consecutive trading day period, or the measurement period, in which the “trading price” (as defined under “Description of the Convertible Notes—Conversion Rights—Conversion Upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of Convertible Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common shares and the conversion rate on each such trading day;
•
if we call the Convertible Notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or
•
upon the occurrence of specified corporate events described under “Description of the Convertible Notes—Conversion Rights—Conversion Upon Specified Corporate Events.”
•
On or after July 15, 2024 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their Convertible Notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.
The conversion rate for the Convertible Notes is initially common shares per $1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $ per common share), subject to adjustment as described in this prospectus supplement.
Upon conversion, we will pay or deliver, as the case may be, cash, common shares or a combination of cash and common shares, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and common shares, the amount of cash and common shares, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 25-trading day observation period (as described herein). See “Description of the Convertible Notes—Conversion Rights—Settlement Upon Conversion.”
In addition, following certain corporate events that occur prior to the maturity date, or if we deliver a notice of redemption, we will, in certain circumstances, increase the conversion rate for a holder who elects to convert its Convertible Notes in connection with such a corporate event or notice of redemption, as the case may be, as described under “Description of the Convertible Notes—Conversion Rights—Increase in Conversion Rate Upon Conversion Upon a Make‑Whole Fundamental Change or Notice of Redemption.”

Conversion Rights (Continued)
You will not receive any additional cash payment or additional common shares representing accrued and unpaid interest, if any, upon conversion of a Convertible Note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, common shares or a combination of cash and common shares paid or delivered, as the case may be, to you upon conversion of a Convertible Note.

Redemption at Our Option
We may not redeem the Convertible Notes prior to January 15, 2022. We may redeem all or any portion of the Convertible Notes for cash at our option on or after January 15, 2022 if the last reported sale price of our common shares has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30-consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No “sinking fund” is provided for the Convertible Notes, which means that we are not required to redeem or retire the Convertible Notes periodically.
We will give notice of any redemption not less than 30 nor more than 50 scheduled trading days before the redemption date by mail or electronic delivery to the trustee, the paying agent and each holder of Convertible Notes. See “Description of the Convertible Notes—Optional Redemption.”

Fundamental Change
If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of the Convertible Notes—Fundamental Change Permits Holders to Require Us to Repurchase Convertible Notes”), subject to certain conditions, holders may require us to repurchase for cash all or part of their Convertible Notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest, to, but excluding, the fundamental change repurchase date. See “Description of the Convertible Notes—Fundamental Change Permits Holders to Require Us to Repurchase Convertible Notes.”

Ranking
The Convertible Notes will be our senior unsecured obligations and will rank:
•
senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the Convertible Notes;
•
equal in right of payment to any of our unsecured indebtedness that is not so subordinated;
•
effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and
•
structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.
As of September 30, 2017, on an as-adjusted basis after giving effect to this offering, our concurrent secured notes offering and the use of the net proceeds from this offering and our concurrent secured notes offering, we would have had an aggregate principal amount of approximately $2,398.1 million of indebtedness outstanding (assuming no exercise of the underwriters’ over-allotment option and without giving effect to the equity component of convertible debt or any debt discount), approximately $400.0 million of which would have been secured indebtedness (excluding $45.0 million outstanding letters of credit and $46.5 million of capital leases), and approximately $ million of cash on our balance sheet.
The indenture governing the Convertible Notes will not limit the amount of debt that we or our subsidiaries may incur.

Use of Proceeds
We estimate that the net proceeds to us from this offering of Convertible Notes will be approximately $ million (or $ million if the underwriters exercise their over-allotment option in full), after deducting the underwriters’ discounts and commissions and our estimated expenses relating to this offering.
We intend to use the net proceeds from this offering, along with the net proceeds from our concurrent secured notes offering, to finance a substantial portion of our HBI capital project and for general corporate purposes. See “Use of Proceeds.”

Book-entry Form
The Convertible Notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the Convertible Notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Convertible Notes

The Convertible Notes are new securities and there is currently no established market for the Convertible Notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the Convertible Notes. Certain of the underwriters have advised us that they presently intend to make a market in the Convertible Notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the Convertible Notes without notice. We do not intend to apply for a listing of the Convertible Notes on any securities exchange or any automated dealer quotation system.

U.S. Federal Income Tax Considerations

For certain U.S. federal income tax considerations of the holding, disposition and conversion of the Convertible Notes, and the holding and disposition of our common shares received on conversion thereof, see “Material U.S. Federal Income Tax Considerations.”

Trustee, Paying Agent and Conversion Agent	U.S. Bank National Association.
Exchange and Trading Symbol for Our Common Shares	Our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol “CLF.”
Settlement Date
It is expected that delivery of the Convertible Notes will be made against payment therefor on or about , 2017, which is the         business day following the date hereof (such settlement cycle being referred to as “T+ ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Convertible Notes on the date of pricing or the next           succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+ , to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Convertible Notes who wish to trade the Convertible Notes prior to the date of delivery hereunder should consult their own advisors.

Summary Historical Consolidated Financial Data
The table below sets forth our summary historical consolidated financial and other statistical data for the periods presented. We derived the summary historical consolidated financial data as of and for the years ended December 31, 2016, 2015 and 2014 from our audited consolidated financial statements, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. The summary historical consolidated financial data and other statistical data as of and for the nine months ended September 30, 2017 and 2016 are derived from our unaudited condensed financial statements, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. The unaudited summary historical financial data for the twelve months ended September 30, 2017 are derived by adding the financial data for the year ended December 31, 2016 to financial data for the nine months ended September 30, 2017 and subtracting financial data for the nine months ended September 30, 2016. The interim unaudited financial data have been prepared on the same basis as the audited financial data and include, in the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary to present fairly the data for such periods and may not necessarily be indicative of full-year results. Summary historical consolidated financial and other statistical data should be read in conjunction with our consolidated financial statements, the related notes and other financial information incorporated by reference into this prospectus supplement and the accompanying prospectus. During the first quarter of 2015, we began reporting our former Eastern Canadian Iron Ore and North American Coal businesses as discontinued operations, as reflected in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The summary historical consolidated financial data below reflects Eastern Canadian Iron Ore and North American Coal as discontinued operations.
The information presented below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes included in the reports incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2016(2)	2015(3)	2014(4)	2017(5)	2016	2017(5)
Financial data (in millions, except per share and per ton amounts)(1)
Revenue from product sales and services	$2,109.0	$2,013.3	$3,373.2	$1,729.3	$1,355.0	$2,483.3
Cost of goods sold and operating expenses	(1,719.7)	(1,776.8)	(2,487.5)	(1,328.3)	(1,147.2)	(1,900.8)
Other operating expense	(148.5)	(85.2)	(755.6)	(74.8)	(98.7)	(124.6)
Operating income	240.8	151.3	130.1	326.2	109.1	457.9
Income from continuing operations	219.2	143.7	56.4	66.8	119.1	166.9
Gain (loss) from discontinued operations, net of tax	(19.9)	(892.1)	(8,368.0)	(13.6)	(0.6)	(32.9)
Net income (loss)	199.3	(748.4)	(8,311.6)	53.2	118.5	134.0
Loss (income) attributable to noncontrolling interest	(25.2)	(0.9)	1,087.4	3.9	(23.5)	2.2
Net income (loss) attributable to Cliffs shareholders	174.1	(749.3)	(7,224.2)	57.1	95.0	136.2
Preferred stock dividends	—	(38.4)	(51.2)	—	—	—
Income (loss) attributable to Cliffs common shareholders	$174.1	$(787.7)	$(7,275.4)	$57.1	$95.0	$136.2
Earnings (loss) per common share attributable to Cliffs common shareholders - basic
Continuing operations	$0.98	$0.63	$(0.14)	$0.25	$0.51	$0.62
Discontinued operations	(0.10)	(5.77)	(47.38)	(0.05)	—	(0.12)
Earnings (loss) per common share attributable to Cliffs common shareholders - basic	$0.88	$(5.14)	$(47.52)	$0.20	$0.51	$0.50

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2016(2)	2015(3)	2014(4)	2017(5)	2016	2017(5)
Financial data (in millions, except per share and per ton amounts)(1)
Earnings (loss) per common share attributable to Cliffs common shareholders - diluted
Continuing operations	$0.97	$0.63	$(0.14)	$0.24	$0.51	$0.61
Discontinued operations	(0.10)	(5.76)	(47.38)	(0.05)	—	(0.12)
Earnings (loss) per common share attributable to Cliffs common shareholders - diluted	$0.87	$(5.13)	$(47.52)	$0.19	$0.51	$0.49
Total assets	$1,923.9	$2,135.5	$3,147.2	$1,923.3	$1,772.9	$1,923.3
Long-term debt obligations (including capital leases)	$2,213.5	$2,755.6	$2,911.5	$1,718.9	$2,241.4	$1,718.9
Net cash provided by operating activities	$303.0	$37.9	$358.9	$206.7	$72.1	$437.6
Net cash used in investing activities	$(57.9)	$(103.2)	$(103.6)	$(84.4)	$(39.5)	$(102.8)
Net cash provided by (used in) financing activities	$(206.4)	$61.0	$(288.3)	$(188.6)	$(186.0)	$(209.0)
Distributions to preferred shareholders cash dividends(6)
- Per depositary share	$—	$1.32	$1.76	$—	$—	$—
- Total	$—	$38.4	$51.2	$—	$—	$—
Distributions to common shareholders cash dividends(7)
- Per share	$—	$—	$0.60	$—	$—	$—
- Total	$—	$—	$92.5	$—	$—	$—
Repurchases of common shares	$—	$—	$—	$—	$—	$—
Common shares outstanding - basic (millions)
- Average for period	197.7	153.2	153.1	285.8	186.5	272.1
- At period-end	233.1	153.6	153.2	296.5	230.6	296.5

Iron ore production and sales statistics (long tons - U.S. Iron Ore; metric tons - Asia Pacific Iron Ore)
Production tonnage
- U.S. Iron Ore	23.4	26.1	29.7	18.4	16.6	25.2
- U.S. Iron Ore (Cliffs’ share)	16.0	19.3	22.4	13.2	11.1	18.1
- Asia Pacific Iron Ore	11.8	11.7	11.4	7.9	8.6	11.1
Sales tonnage
- U.S. Iron Ore	18.2	17.3	21.8	13.3	11.3	20.2
- Asia Pacific Iron Ore	11.6	11.6	11.5	7.8	8.7	10.7

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2016(2)	2015(3)	2014(4)	2017(5)	2016	2017(5)
Financial data (in millions, except per share and per ton amounts)(1)
Reconciliation of Net Income to EBITDA to Total Adjusted EBITDA
Net Income (Loss)	$199.3	$(748.4)	$(8,311.6)	$53.2	$118.5	$134.0
Less:
Interest expense, net	(200.5)	(231.4)	(185.2)	(103.1)	(156.2)	(147.4)
Income tax benefit (expense)	12.2	(163.3)	1,302.0	6.8	1.7	17.3
Depreciation, depletion and amortization	(115.4)	(134.0)	(504.0)	(66.3)	(88.9)	(92.8)
Total EBITDA	$503.0	$(219.7)	$(8,924.4)	$215.8	$361.9	$356.9
Less:
Gain (loss) on extinguishment/restructuring of debt	$166.3	$392.9	$16.2	$(165.4)	$164.1	$(163.2)
Impact of discontinued operations	(19.9)	(892.0)	(9,332.5)	(13.6)	(0.6)	(32.9)
Foreign exchange remeasurement	(16.8)	16.3	29.0	11.2	(1.2)	(4.4)
Severance and contractor termination costs	(0.1)	(10.2)	(23.3)	—	(0.1)	—
Supplies inventory write-off	—	(16.3)	—	—	—	—
Impairment of goodwill and other long-lived assets	—	(3.3)	(635.5)	—	—	—
Proxy contest and change in control in SG&A	—	—	(26.6)	—	—	—
Total Adjusted EBITDA	$373.5	$292.9	$1,048.3	$383.6	$199.7	$557.4
EBITDA:
U.S. Iron Ore	$342.4	$317.6	$805.6	$381.8	$196.6	$527.6
Asia Pacific Iron Ore	128.3	35.3	(352.9)	54.9	69.6	113.6
Other(8)	32.3	(572.6)	(9,377.1)	(220.9)	95.7	(284.3)
Total EBITDA	$503.0	$(219.7)	$(8,924.4)	$215.8	$361.9	$356.9
Adjusted EBITDA:
U.S. Iron Ore	$359.6	$352.1	$833.5	$399.8	$208.6	$550.8
Asia Pacific Iron Ore	132.9	32.7	252.9	61.7	73.2	121.4
Other	(119.0)	(91.9)	(38.1)	(77.9)	(82.1)	(114.8)
Total Adjusted EBITDA	$373.5	$292.9	$1,048.3	$383.6	$199.7	$557.4

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2016(2)	2015(3)	2014(4)	2017(5)	2016	2017(5)
Financial data (in millions, except per share and per ton amounts)(1)
Business Segment per Ton Information
U.S. Iron Ore (Per long ton)
Realized product revenue rate(9)	$75.71	$79.12	$102.36	$89.91	$76.82	$84.44
Cash cost of goods sold and operating expense rate(10)	55.97	60.27	64.91	59.86	57.89	57.46
Depreciation, depletion and amortization	4.61	5.72	4.92	3.73	5.74	3.40
Total cost of goods sold and operating expense rate(9)	60.58	65.99	69.83	63.59	63.63	60.86
Sales margin	$15.13	$13.13	$32.53	$26.32	$13.19	$23.58
Asia Pacific Iron Ore (Per metric ton)
Realized product revenue rate(9)	$45.85	$39.93	$74.56	$46.03	$41.99	$49.12
Cash cost of goods sold and operating expense rate(10)	33.94	36.95	51.36	37.98	33.11	37.54
Depreciation, depletion and amortization	2.16	2.18	12.65	1.46	2.21	1.61
Total cost of goods sold and operating expense rate(9)	36.10	39.13	64.01	39.44	35.32	39.15
Sales margin	$9.75	$0.80	$10.55	$6.59	$6.67	$9.97

(1) Management determined as of March 31, 2015, that our North American Coal operating segment met the criteria to be classified as held for sale under ASC 205, Presentation of Financial Statements. The North American Coal segment continued to meet the criteria throughout 2015 until we sold our North American Coal operations during the fourth quarter of 2015. As such, all current and historical North American Coal operating segment results are included in our financial statements and classified within discontinued operations. On January 27, 2015, we announced that the Bloom Lake Group commenced restructuring proceedings, which we refer to as the Bloom Filing, under the CCAA with the Québec Superior Court (Commercial Division) in Montreal, which we refer to as the Court. At that time, the Bloom Lake Group was no longer generating revenues and was not able to meet its obligations as they came due. The Bloom Filing addressed the Bloom Lake Group's immediate liquidity issues and permits the Bloom Lake Group to preserve and protect its assets for the benefit of all stakeholders while restructuring and sale options are explored. As part of the CCAA process, the Court approved the appointment of a monitor and certain other financial advisors. Additionally, on May 20, 2015, we announced that the Wabush Group commenced restructuring proceedings, which we refer to as the Wabush Filing, with the Court under the CCAA. As a result of this action, the CCAA protections granted to the Bloom Lake Group were extended to include the Wabush Group to facilitate the reorganization of each of their businesses and operations. The Wabush Group was no longer generating revenues and was not able to meet its obligations as they came due. The inclusion of the Wabush Group in the existing Bloom Filing facilitated a more comprehensive restructuring and sale process of both the Bloom Lake Group and the Wabush Group, which collectively included mine, port and rail assets. As part of the Wabush Filing, the Court approved the appointment of a monitor and certain other financial advisors. The monitor of the Wabush Group is also the monitor of the Bloom Lake Group. Financial results prior to the respective deconsolidations of the Bloom Lake and Wabush Groups and subsequent expenses directly associated with the Canadian Entities are included in our financial statements and classified within discontinued operations.

(2) During 2016, we recorded a net gain of $166.3 million related to debt restructuring activities that occurred throughout the year including the issuance of $218.5 million aggregate principal of 1.5 Lien Senior Notes due 2020 in exchange for $512.2 of our existing senior notes, the issuance of an aggregate of 8.2 million shares in exchange for $56.9 million aggregate principal of our existing senior notes and a loss on the full redemption of our $283.6 million outstanding 2018 senior notes at a total redemption price of $301.0 million. We also issued 44.4 million common shares in an underwritten public offering. We received net proceeds of approximately $287.6 million at a public offering price of $6.75 per common share.

(3) On January 27, 2015, we announced that the Bloom Filing under the CCAA with the Court. Additionally, on May 20, 2015, we announced the Wabush Filing with the Court under the CCAA. As a result of this action, the CCAA protections granted to the Bloom Lake Group were extended to include the Wabush Group to facilitate the reorganization of each of their businesses and operations. Consistent with our strategy to extract maximum value from our current assets, on December 22, 2015, we sold our equity interests in all the remaining North American Coal operations to Seneca. The sale included the Pinnacle mine in West Virginia and the Oak Grove mine in Alabama. Additionally, Seneca may pay Cliffs an earn-out of up to $50 million contingent upon the terms of a revenue sharing agreement, which extends through the year 2020. As noted above, all current and historical North American Coal operating segment results are included in our financial statement and classified within discontinued operations.

(4) During 2014, we recorded an impairment of goodwill and other long-lived assets of $635.5 million. The goodwill impairment charge of $73.5 million related to our Asia Pacific Iron Ore reporting unit. There were also other long-lived asset impairment charges of $562.0 million related to our continuing operations including the Asia Pacific Iron Ore operating segment and our Other reportable segments. The other long-lived asset impairment charges, which related to our discontinued operations, were $8,394.4 million related to our Wabush operation and Bloom Lake operation within our Eastern Canadian Iron Ore operating segment, and our Cliffs Logan County Coal LLC thermal operation, Oak Grove operation and Pinnacle operation within our North American Coal operating segment, along with impairments charged to reporting units within our Other reportable segments. The impairment charges were primarily a result of changes in life-of-mine cash flows due to declining pricing for both global iron ore and low-volatile metallurgical coal, which impacts our estimate of long-term pricing, along with changes in strategic focus including exploratory phases of possible divestiture of the operations as the new Chief Operating Decision Maker views Eastern Canadian Iron Ore, Asia Pacific Iron Ore, North American Coal and Ferroalloys as non-core assets. The Cliffs Logan County Coal LLC assets were sold in the fourth quarter of 2014 on December 31, 2014, resulting in a loss on sale of $419.6 million. As noted above, all current and historical North American Coal operating segment results are included in our financial statement and classified within discontinued operations.

(5) For the trailing twelve months ended September 30, 2017, we issued 63.25 million common shares in an underwritten public offering. We received net proceeds of $661.3 million at a public offering price of $10.75 per common share. The net proceeds from the issuance of our common shares and our issuance of $1.075 billion aggregate principal amount of 5.75% Senior Notes due 2025 were used to redeem in full all of our outstanding 8.25% First Lien Notes due 2020, 8.00% 1.5 Lien Notes due 2020 and 7.75% Second Lien Notes due 2020. The aggregate principal amount outstanding of secured debt redeemed was $1,188.6 million. Additionally, through tender offers, we purchased $422.1 million in aggregate principal amount of our 5.90% Senior Notes due 2020, our 4.80% Senior Notes due 2020 and our 4.875% Senior Notes due 2021, through 3(a)9 exchanges, we purchased $19.3 million in aggregate principal amount of our 4.875% Senior Notes due 2021 and 4.80% Senior Notes due 2020 and, through cash repurchases, we purchased $5.0 million in aggregate principal amount of our 4.80% Senior Notes due 2020. As a result of all of these debt restructuring transactions during the trailing twelve months ended September 30, 2017, we recorded a net loss of $163.2 million.

(6) On February 11, 2014, May 13, 2014, September 8, 2014, and November 19, 2014, our Board of Directors declared a quarterly cash dividend of $17.50 per preferred share, which is equivalent to approximately $0.44 per depositary share. The cash dividends were paid on May 1, 2014, August 1, 2014, November 3, 2014, and February 2, 2015, to our preferred shareholders of record as of the close of business on April 15, 2014, July 15, 2014, October 15, 2014, and January 15, 2015, respectively. On March 27, 2015, July 1, 2015, and September 10, 2015, our Board of Directors declared the quarterly cash dividend of $17.50 per preferred share, which is equivalent to approximately $0.44 per depositary share. The cash dividend was paid on May 1, 2015, August 3, 2015, and November 2, 2015 to our shareholders of record as of the close of business on April 15, 2015, July 15, 2015, and October 15, 2015, respectively. On January 4, 2016, we announced that our Board of Directors determined the final quarterly dividend of our preferred shares would not be paid in cash, but instead, pursuant to the terms of the preferred shares, the conversion rate was increased such that holders of the preferred shares received additional common shares in lieu of the accrued dividend at the time of the mandatory conversion of the preferred shares on February 1, 2016. The number of our common shares in the aggregate issued in lieu of the dividend was 1.3 million. This resulted in an effective conversion rate of 0.9052 common shares, rather than 0.8621 common shares, per depositary share, each representing 1/40th of a preferred share. Upon conversion on February 1, 2016, an aggregate of 26.5 million common shares were issued, representing 25.2 million common shares issuable upon conversion and 1.3 million that were issued in lieu of a final cash dividend.

(7) In 2014, the dividend of $0.15 per share was paid on March 3, 2014, June 3, 2014, September 2, 2014 and December 1, 2014 to our common shareholders of record as of the close of business on February 21, 2014, May 23, 2014, August 15, 2014, and November 15, 2014, respectively. On January 26, 2015, we announced that our Board of Directors had decided to eliminate the quarterly dividend of $0.15 per share on our common shares. The decision was applicable to the first quarter of 2015 and all subsequent quarters.

(8) Including discontinued operations for all periods presented.
(9) Excludes revenues and expenses related to domestic freight for the U.S. Iron Ore operations and freight associated with cost-and-freight-based shipments for the Asia Pacific Iron Ore operations, which are offsetting and have no impact on sales margin. Revenues and expenses also exclude venture partner cost reimbursements for the U.S. Iron Ore business segment.

(10) We present cash cost of goods sold and operating expense rate per long/metric ton, which is a non-GAAP financial measure that management uses in evaluating operating performance. We believe our presentation of non-GAAP cash cost of goods sold and operating expenses is useful to investors because it excludes depreciation, depletion and amortization, which are non-cash, and freight and joint venture partners' cost reimbursements, which have no impact on sales margin, thus providing a more accurate view of the cash outflows related to the sale of iron ore. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. Below is a reconciliation in dollars of this non-GAAP financial measure to the most directly comparable GAAP financial measure in our consolidated financial statements for the years ended December 31, 2016, 2015 and 2014, for the nine months ended September 30, 2017 and 2016 and for the twelve months ended September 30, 2017.

	(In Millions)
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2016			2015			2014
	U.S. Iron Ore	Asia Pacific Iron Ore	Total	U.S. Iron Ore	Asia Pacific Iron Ore	Total	U.S. Iron Ore	Asia Pacific Iron Ore	Other	Total
Cost of goods sold and operating expenses	$(1,278.8)	$(440.9)	$(1,719.7)	$(1,298.3)	$(478.5)	$(1,776.8)	$(1,796.1)	$(745.0)	$53.6	$(2,487.5)
Less:
Freight and reimbursements	(174.8)	(20.7)	(195.5)	(157.3)	(23.6)	(180.9)	(271.0)	(6.9)	—	(277.9)
Depreciation, depletion & amortization	(84.0)	(25.1)	(109.1)	(98.9)	(25.3)	(124.2)	(107.4)	(145.9)	—	(253.3)
Elimination with discontinued operations	—	—	—	—	—	—	—	—	(53.6)	53.6
Cash cost of goods sold and operating expenses	$(1,020.0)	$(395.1)	$(1,415.1)	$(1,042.1)	$(429.6)	$(1,471.7)	$(1,417.7)	$(592.2)	$—	$(2,009.9)

	(In Millions)
	Nine Months Ended September 30,			Nine Months Ended September 30,			Twelve Months Ended September 30,
	2017			2016			2017
	U.S. Iron Ore	Asia Pacific Iron Ore	Total	U.S. Iron Ore	Asia Pacific Iron Ore	Total	U.S. Iron Ore	Asia Pacific Iron Ore	Total
Cost of goods sold and operating expenses	$(1,004.4)	$(323.9)	$(1,328.3)	$(825.8)	$(321.4)	$(1,147.2)	$(1,457.4)	$(443.4)	$(1,900.8)
Less:
Freight and reimbursements	(159.2)	(17.8)	(177.0)	(104.0)	(14.0)	(118.0)	(230.0)	(24.5)	(254.5)
Depreciation, depletion & amortization	(49.6)	(11.3)	(60.9)	(65.1)	(19.2)	(84.3)	(68.5)	(17.2)	(85.7)
Cash cost of goods sold and operating expenses	$(795.6)	$(294.8)	$(1,090.4)	$(656.7)	$(288.2)	$(944.9)	$(1,158.9)	$(401.7)	$(1,560.6)

RISK FACTORS
An investment in the Convertible Notes involves a high degree of risk. You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus and each of the risks described below, as well as the risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2016, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017, which are incorporated herein by reference. Some of the risks relate to the Convertible Notes and others relate to our common shares and our business. Any of the following risks could materially and adversely affect our business, financial condition and results of operations and the actual outcome of matters as to which forward-looking statements are made in this prospectus supplement or the accompanying prospectus. While we believe we have identified and discussed below and in the accompanying prospectus and incorporated documents the material risks affecting our business, there may be additional risks and uncertainties that we do not presently know or that we do not currently believe to be material that may adversely affect our business, financial condition and results of operations in the future.
Risks Relating to the Convertible Notes
The Convertible Notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.
The Convertible Notes will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the Convertible Notes; equal in right of payment to any of our liabilities that are not so subordinated; effectively junior in right of payment to any of our secured indebtedness, including our secured notes being offered concurrently herewith and borrowings under our ABL Facility, to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries, including certain of our subsidiaries’ guarantee of our outstanding 5.75% Senior Guaranteed Notes due 2025. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the Convertible Notes, including the concurrently offered secured notes, will be available to pay obligations on the Convertible Notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the Convertible Notes then outstanding. The indenture governing the Convertible Notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.
Our subsidiaries may incur obligations that will constrain the ability of our subsidiaries to provide us with cash, which may affect our ability to make payments on our indebtedness, including the Convertible Notes.
Our cash flows and our ability to service our debt, including our ability to pay the interest on and principal of the Convertible Notes when due, will be dependent upon cash dividends and other distributions or other transfers from our subsidiaries. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our obligations, including the Convertible Notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. Dividends, loans and advances to us from our subsidiaries may be restricted by covenants in certain debt agreements. Additionally, to the extent our cash is held outside of the United States, repatriation of such cash could be negatively impacted by potential foreign and domestic taxes. If our subsidiaries incur obligations with these restrictive covenants, it will constrain the ability of our subsidiaries to provide us with cash, which may affect our ability to make payments on the Convertible Notes. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our obligations, including the Convertible Notes.
Our existing and future indebtedness may limit cash flow available to invest in the ongoing needs of our business, which could prevent us from fulfilling our obligations under the Convertible Notes.
As of September 30, 2017, on an as-adjusted basis after giving effect to this offering, our concurrent secured notes offering and the use of the net proceeds from this offering and our concurrent secured notes offering, we would have had an aggregate principal amount of approximately $2,398.1 million of indebtedness outstanding (assuming no exercise of the underwriters' over-allotment option and without giving effect to the equity component of convertible debt or any debt discount), approximately $400.0 million of which would have been secured indebtedness (excluding $45.0 million outstanding letters of credit and $46.5 million of capital leases), and approximately $ million of cash on our balance sheet. In addition, upon consummation of this offering, our concurrent secured notes offering and the use of the net proceeds from this offering and our concurrent secured notes offering, we expect to have up to $550.0 million of committed borrowing capacity, subject to a borrowing base limitation and less letters of credit expected to be outstanding, under our ABL Facility. Our level of indebtedness could have important consequences to you. For example, it could:

•
require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•	limit our ability to obtain additional financing in the future to enable us to react to changes in our business;

•	place us at a competitive disadvantage compared to businesses in our industry that have less indebtedness; or

•	limit our ability to pay dividends on or purchase or redeem our capital stock.
Our substantial level of indebtedness could limit our ability to obtain additional financing on acceptable terms or at all for working capital, capital expenditures and general corporate purposes. Our liquidity needs could vary significantly and may be affected by general economic conditions, industry trends, performance and many other factors not within our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required to refinance all or a portion of our existing debt. However, we may not be able to obtain any such new or additional debt on favorable terms or at all.
Additionally, any failure to comply with covenants in the instruments governing our debt could result in an event of default which, if not cured or waived, would have a material adverse effect on us.
We may not be able to generate sufficient cash to service all of our debt, including the Convertible Notes, and may be forced to take other actions to satisfy our obligations under our debt, which may not be successful.
Our ability to make scheduled payments on or to refinance our debt obligations, including the Convertible Notes, and to fund planned capital expenditures and expansion efforts and any strategic alliances or acquisitions we may make in the future depends on our ability to generate cash in the future and our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to make required payments on our debt, including the Convertible Notes.
If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our debt, including the Convertible Notes. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. These measures may not be successful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds that we hope to realize from them, and these proceeds may not be adequate to meet any debt service obligations then due. Further, we may need to refinance all or a portion of our debt on or before maturity, and we cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all.
Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the Convertible Notes.
We expect that many investors in, and potential purchasers of, the Convertible Notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the Convertible Notes. Investors would typically implement such a strategy by selling short the common shares underlying the Convertible Notes and dynamically adjusting their short position while continuing to hold the Convertible Notes. Investors may also implement this type of strategy by entering into swaps on our common shares in lieu of or in addition to short selling the common shares.
The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common shares). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc., or FINRA, and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the Convertible Notes to effect short sales of our common shares, borrow our common shares or enter into swaps on our common shares could adversely affect the trading price and the liquidity of the Convertible Notes.
Volatility in the market price and trading volume of our common shares could adversely impact the trading price of the Convertible Notes.
The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common shares could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement, in the accompanying prospectus or the documents we have incorporated by reference in this prospectus supplement or the accompanying prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common shares would likely adversely impact the trading price of the Convertible Notes. The market price of our common shares could also be affected by possible sales of our common shares by investors who view the Convertible Notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common shares. This trading activity could, in turn, affect the trading price of the Convertible Notes.
Despite our current debt levels, we and our subsidiaries may still incur significant additional debt, and the indenture governing the Convertible Notes will not restrict our ability to engage in other transactions that may adversely affect holders of the Convertible Notes.
The indenture governing the Convertible Notes will not limit the amount of debt that we may incur. Accordingly, we and our subsidiaries may be able to incur substantial additional debt, including additional secured debt, in the future. The indenture also will not prevent us from incurring certain other liabilities that do not constitute debt (as defined in the indenture). Our subsidiaries may incur additional debt under the indenture, which debt (as well as other liabilities at any such subsidiary) would be structurally senior to the Convertible Notes. As of September 30, 2017, our subsidiaries accounted for approximately 85.2% of our consolidated assets and zero percent of our consolidated indebtedness (excluding outstanding letters of credit and capital leases). If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify. In addition, the indenture will not contain any financial covenants or other provisions that would afford the holders of the Convertible Notes any protection in the event we participate in a highly leveraged transaction. The indenture also will not limit our ability to pay dividends or make distributions or repurchases of our common shares. Any such transaction could adversely affect you.
We may not have the ability to raise the funds necessary to settle conversions of the Convertible Notes or to repurchase the Convertible Notes upon a fundamental change, and our debt may contain limitations on our ability to pay cash upon conversion or repurchase of the Convertible Notes.
Holders of the Convertible Notes will have the right to require us to repurchase their Convertible Notes upon the occurrence of a fundamental change at a fundamental change repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest, if any, as described under “Description of the Convertible Notes—Fundamental Change Permits Holders to Require Us to Repurchase Convertible Notes.” In addition, upon conversion of the Convertible Notes, unless we elect to deliver solely common shares to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the Convertible Notes being converted as described under “Description of the Convertible Notes—Conversion Rights—Settlement Upon Conversion.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of Convertible Notes surrendered therefor or Convertible Notes being converted. In addition, our ability to repurchase the Convertible Notes or to pay cash upon conversions of the Convertible Notes may be limited by law, by regulatory authority, by the agreement governing our ABL Facility or by agreements governing our future indebtedness. Our failure to repurchase Convertible Notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the Convertible Notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our existing or future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the Convertible Notes or make cash payments upon conversions thereof.

Our debt may limit our ability to make any cash payment in respect of the Convertible Notes.
The agreement governing our ABL Facility limits our ability to make any cash payment in connection with the Convertible Notes, including payments of interest, cash payments upon conversion of the Convertible Notes and cash payments to repurchase the Convertible Notes, unless we meet certain conditions. Although we intend to seek an amendment to the agreement governing our ABL Facility after we issue the Convertible Notes to provide additional flexibility with respect to our ability to make cash payments with respect to the Convertible Notes, we may still be limited in this regard even if we are successful in obtaining such amendment. Additionally, our future debt may prohibit us from making any cash payments on the Convertible Notes. Our failure to make cash payments as required under the terms of the Convertible Notes would permit holders of the Convertible Notes to accelerate our obligations under the Convertible Notes.
Conversions of the Convertible Notes may adversely affect our financial condition or liquidity.
If one or more holders elect to convert their Convertible Notes, unless we elect to satisfy our conversion obligation by delivering solely common shares (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our financial condition or liquidity.
The conditional conversion feature of the Convertible Notes, if triggered, may adversely affect our financial condition and operating results.
In the event the conditional conversion feature of the Convertible Notes is triggered, holders of Convertible Notes will be entitled to convert the Convertible Notes at any time during specified periods at their option. See “Description of the Convertible Notes—Conversion Rights.” If one or more holders elect to convert their Convertible Notes, unless we elect to satisfy our conversion obligation by delivering solely common shares (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their Convertible Notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the Convertible Notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.
The accounting method for convertible debt securities that may be settled in cash, such as the Convertible Notes, could have a material effect on our reported financial results.
Under Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20, an entity must separately account for the liability and equity components of convertible debt instruments (such as the Convertible Notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the Convertible Notes is that the equity component is required to be included in the additional paid-in capital section of shareholders’ equity on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the Convertible Notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the Convertible Notes to their face amount over the term of the Convertible Notes. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of our common shares and the trading price of the Convertible Notes.
In addition, under certain circumstances, convertible debt instruments (such as the Convertible Notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the common shares issuable upon conversion of the Convertible Notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the Convertible Notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of common shares that would be necessary to settle such excess, if we elected to settle such excess in common shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the common shares issuable upon conversion of the Convertible Notes, then our diluted earnings per share would be adversely affected.

The issuance of any additional common shares or instruments convertible into our common shares could materially and adversely affect the market price of our common shares and the trading price of the Convertible Notes.
In the future, we may sell additional common shares or equity-linked securities to raise capital. In addition, a substantial number of our common shares is reserved for issuance upon conversion of the Convertible Notes offered hereby and upon the exercise of stock options, the vesting of restricted stock awards and deferred restricted stock units to our employees. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common shares. The issuance and sale of substantial amounts of our common shares or equity-linked securities, or the perception that such issuances and sales may occur, could adversely affect the trading price of the Convertible Notes and the market price of our common shares and impair our ability to raise capital through the sale of additional equity or equity-linked securities.
Holders of Convertible Notes will not be entitled to any rights with respect to our common shares, but they will be subject to all changes made with respect to our common shares to the extent our conversion obligation includes common shares.
Holders of Convertible Notes will not be entitled to any rights with respect to our common shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common shares) prior to the conversion date relating to such Convertible Notes (if we have elected to settle the relevant conversion by delivering solely common shares (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and common shares in respect of the relevant conversion), but holders of Convertible Notes will be subject to all changes affecting our common shares. For example, if an amendment is proposed to our articles of incorporation or regulations requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its Convertible Notes (if we have elected to settle the relevant conversion by delivering solely common shares (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and common shares in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common shares.
The conditional conversion feature of the Convertible Notes could result in your receiving less than the value of our common shares into which the Convertible Notes would otherwise be convertible.
Prior to the close of business on the business day immediately preceding July 15, 2024, you may convert your Convertible Notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your Convertible Notes, and you may not be able to receive the value of the cash, common shares or a combination of cash and common shares, as applicable, into which the Convertible Notes would otherwise be convertible.
Upon conversion of the Convertible Notes, you may receive less valuable consideration than expected because the value of our common shares may decline after you exercise your conversion right but before we settle our conversion obligation.
Under the Convertible Notes, a converting holder will be exposed to fluctuations in the value of our common shares during the period from the date such holder surrenders Convertible Notes for conversion until the date we settle our conversion obligation.
Upon conversion of the Convertible Notes, we have the option to pay or deliver, as the case may be, cash, common shares, or a combination of cash and common shares. If we elect to satisfy our conversion obligation in cash or a combination of cash and common shares, the amount of consideration that you will receive upon conversion of your Convertible Notes will be determined by reference to the volume-weighted average price of our common shares for each trading day in a 25-trading day observation period. As described under “Description of the Convertible Notes—Conversion Rights—Settlement Upon Conversion,” this period would be (i) subject to clause (ii), if the relevant conversion date occurs prior to July 15, 2024, the 25-consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date; (ii) if the relevant conversion date occurs on or after the date of our issuance of a notice of redemption with respect to the Convertible Notes as described under “Description of the Convertible Notes—Optional Redemption” and prior to the relevant redemption date, the 25 consecutive trading days beginning on, and including, the 27th scheduled trading day immediately preceding such redemption date; and (iii) subject to clause (ii), if the relevant conversion date occurs on or after July 15, 2024, the 25 consecutive trading days beginning on, and including, the 27th scheduled trading day immediately preceding the maturity date. Accordingly, if the price of our common shares decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common shares at the end of such period is below the average volume-weighted average price of our common shares during such period, the value of any common shares that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of common shares that you will receive.
If we elect to satisfy our conversion obligation solely in common shares upon conversion of the Convertible Notes, we will be required to deliver the common shares, together with cash for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our common shares decreases during this period, the value of the common shares that you receive will be adversely affected and would be less than the conversion value of the Convertible Notes on the conversion date.
The increase in the conversion rate for Convertible Notes converted in connection with a make-whole fundamental change or a notice of redemption may not adequately compensate you for any lost value of your Convertible Notes as a result of such transaction or redemption.
If a make-whole fundamental change occurs prior to the maturity date or if we issue a notice of redemption prior to the maturity date, we will, under certain circumstances, increase the conversion rate by a number of additional common shares for Convertible Notes converted in connection with such make-whole fundamental change or notice of redemption, as the case may be. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective or the date of the notice of redemption, as the case may be, and the price paid (or deemed to be paid) per common share in such transaction or determined with respect to such redemption, as described below under “Description of the Convertible Notes—Conversion Rights—Increase in Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change or Notice of Redemption.” The increase in the conversion rate for Convertible Notes converted in connection with a make-whole fundamental change or notice of redemption may not adequately compensate you for any lost value of your Convertible Notes as a result of such transaction or redemption. In addition, if the price of our common shares in the transaction or determined with respect to the redemption is greater than $ per share or less than $ per share (in each case, subject to adjustment), no additional common shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of Convertible Notes as a result of this adjustment exceed common shares, subject to adjustment in the same manner as the conversion rate as set forth under “Description of the Convertible Notes—Conversion Rights—Conversion Rate Adjustments.”
Our obligation to increase the conversion rate for Convertible Notes converted in connection with a make-whole fundamental change or notice of redemption could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.
The conversion rate of the Convertible Notes may not be adjusted for all dilutive events.
The conversion rate of the Convertible Notes is subject to adjustment for certain corporate events, including, but not limited to, the issuance of certain stock dividends on our common shares, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the Convertible Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of our common shares for cash, that may adversely affect the trading price of the Convertible Notes or our common shares. An event that adversely affects the value of the Convertible Notes may occur, and that event may not result in an adjustment to the conversion rate.
Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the Convertible Notes.
Upon the occurrence of a fundamental change, you have the right to require us to repurchase your Convertible Notes. However, the fundamental change provisions will not afford protection to holders of Convertible Notes in the event of other transactions that could adversely affect the Convertible Notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the Convertible Notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the Convertible Notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of Convertible Notes. In addition, the definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of the consolidated assets of us and our subsidiaries, taken as a whole. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Convertible Notes to require us to repurchase such Convertible Notes as a result of a sale, lease or other transfer of less than all of the consolidated assets of us and our subsidiaries, taken as a whole, to another individual, group or entity may be uncertain.
An active trading market for the Convertible Notes may not develop.
There is no existing market for the Convertible Notes and we do not intend to apply for listing of the Convertible Notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the Convertible Notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the Convertible Notes, your ability to sell your Convertible Notes or the price at which you will be able to sell your Convertible Notes. Future trading prices of the Convertible Notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the Convertible Notes and the market for similar debt securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the Convertible Notes;

•	the outstanding amount of the Convertible Notes;

•	the price and volatility of our common shares;

•	the availability of our common shares in the stock loan market;

•	the terms related to optional redemption of the Convertible Notes; and

•	the level, direction and volatility of market interest rates generally.
We have been advised by certain of the underwriters that they presently intend to make a market in the Convertible Notes, but they are not obligated to do so and may cease market-making at any time in their sole discretion without notice.
Changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and the market price of our securities.
Credit rating agencies could downgrade our ratings either due to factors specific to our business, a prolonged cyclical downturn in the mining industry, or macroeconomic trends (such as global or regional recessions) and trends in credit and capital markets more generally. Any decline in our credit ratings would likely result in an increase to our cost of financing, limit our access to the capital markets, significantly harm our financial condition and results of operations, hinder our ability to refinance existing indebtedness on acceptable terms and have an adverse effect on the market price of our securities.
You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the Convertible Notes even though you do not receive a corresponding cash distribution.
The conversion rate of the Convertible Notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs prior to the maturity date or if we issue a notice of redemption prior to the maturity date, we will, under some circumstances, increase the conversion rate for Convertible Notes converted in connection with the make-whole fundamental change or notice of redemption, as the case may be. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material U.S. Federal Income Tax Considerations.” If you are a holder that is not a “United States person” as defined by the Internal Revenue Code, any deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, which may be set off against interest, common shares, principal, conversion proceeds or sales proceeds subsequently paid or credited to you. See “Material U.S. Federal Income Tax Considerations.”
We may choose to redeem the Convertible Notes prior to maturity.

We may redeem all or any portion of the Convertible Notes for cash at our option on or after January 15, 2022 if the last reported sale price of our common shares has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30-consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption. See “Description of the Convertible Notes—Optional Redemption.” If prevailing interest rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the Convertible Notes being redeemed.
An increase in market interest rates could result in a decrease in the value of the Convertible Notes.
In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the Convertible Notes and market interest rates increase, the market values of your Convertible Notes may decline. We cannot predict the future level of market interest rates.
U.S. federal income tax may be imposed on any gain recognized by a non-U.S. holder on a sale, exchange or other taxable disposition of the Convertible Notes (including a conversion of Convertible Notes) or our common shares if we are a “United States real property holding corporation.”
We believe we currently are likely a “United States real property holding corporation,” or “USRPHC,” for U.S. federal income tax purposes. Assuming we are a USRPHC, a holder that is not a “United States person” as defined in the Internal Revenue Code generally will be taxed on gain recognized on the sale, exchange or other taxable disposition of the Convertible Notes (including a conversion of Convertible Notes) or our common shares and/or a 15% withholding tax will apply to the gross proceeds from the sale, exchange or other taxable disposition of the Convertible Notes (including a conversion of Convertible Notes) or our common shares, unless such holder is eligible for an exemption under an applicable income tax treaty or certain conditions are met, which generally relate to whether the Convertible Notes and/or our common shares are considered to be “regularly traded on an established securities market” as defined by applicable Treasury Regulations and whether such holder’s ownership of the Convertible Notes and/or our common shares at certain relevant periods exceeds certain thresholds. See “Material U.S. Federal Income Tax Considerations.”
Risks Relating to Ownership of Our Common Shares
The price of our common shares may be volatile and you could lose all or part of your investment.
We have experienced volatility in the market price of our common shares. Volatility in the market price of our common shares may prevent the common shares from exceeding the conversion price. The market price of our common shares could fluctuate significantly for various reasons, which include:

•	our quarterly or annual earnings or those of other companies in our industry;

•	changes in laws or regulations, or new interpretations or applications of laws and regulations, that are applicable to our business;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	additions or departures of our senior management personnel;

•	sales of our common shares by our directors and executive officers;

•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	actions by shareholders;

•
the level and quality of research analyst coverage for our common shares, changes in financial estimates or investment recommendations by securities analysts following our business or failure to meet such estimates;

•	the financial disclosure we may provide to the public, any changes in such disclosure or our failure to meet such disclosure;

•	various market factors or perceived market factors, including rumors, whether or not correct, involving us or our competitors;

•	acquisitions or strategic alliances by us or our competitors;

•	short sales, hedging and other derivative transactions in our common shares;

•	the operating and stock price performance of other companies that investors may deem comparable to us; and

•
other events or factors, including changes in general conditions in the United States and global economies or financial markets (including those resulting from acts of God, war, incidents of terrorism or responses to such events).

In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The price of our common shares could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our share price.
In the past, following periods of market volatility in the price of a company’s securities, security holders have often instituted class action litigation. If the market value of our common shares experiences adverse fluctuations and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management’s attention could be diverted from the operation of our business, causing our business to suffer.
Future sales of our common shares in the public market could lower our share price, and the exercise of stock options and any additional capital raised by us through the sale of our common shares may dilute your ownership in us to the extent that you receive common shares upon conversion.
Sales of substantial amounts of our common shares in the public market by our existing shareholders, upon the exercise of outstanding stock options or stock options granted in the future or by persons who acquire our common shares may adversely affect the market price of our common shares. Such sales could also create public perception of difficulties or problems with our business. These sales might also make it more difficult for us to sell securities in the future at a time and price that we deem appropriate.
With limited exceptions as described under the caption “Underwriting,” the lock-up agreements with the underwriters of this offering will prohibit certain shareholders from selling, contracting to sell or otherwise disposing of any of our common shares or securities that are convertible or exchangeable for our common shares or entering into any arrangement that transfers the economic consequences of ownership of our common shares for at least 90 days from the date of this prospectus supplement, although Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs & Co. LLC may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. As a result of these lock-up agreements, notwithstanding earlier eligibility for sale under the provisions of Rule 144, none of these shares may be sold until at least 90 days after the date of this prospectus supplement.
If securities analysts or industry analysts downgrade our common shares, publish negative research or reports, or do not publish reports about our business, our share price and trading volume could decline.
The trading market for our common shares is influenced by the research and reports that industry or securities analysts publish about us, our business and our industry. If one or more analysts adversely change their recommendation regarding our common shares or our competitors’ stock, our share price would likely decline. If one or more analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.
Provisions in our corporate documents and Ohio law could have the effect of delaying, deferring or preventing a change in control of us, even if that change may be considered beneficial by some of our shareholders.
The existence of some provisions of our articles of incorporation and regulations and Ohio law could have the effect of delaying, deferring or preventing a change in control of us that a shareholder may consider favorable. These provisions include:

•	providing that our board of directors fixes the number of members of the board; and

•
authorizing the issuance of additional preferred shares, which could be issued by our board of directors to increase the number of outstanding securities of ours with voting rights and thwart a takeover attempt.

We believe these provisions protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal, and are not intended to make our company immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some shareholders and could delay, defer or prevent an acquisition that our board of directors determines is not in the best interests of our company and our shareholders.
Rights of our future preferred shareholders may dilute the voting power or reduce the value of our common shares.
Our articles of incorporation authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred shares having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over our common shares respecting dividends and voting rights, as our board of directors generally may determine. The terms of one or more classes or series of preferred shares could dilute the voting power or reduce the value of our common shares. For example, we could grant holders of preferred shares the right to veto specified transactions on the happening of specified events. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred shares could affect the residual value of the common shares.
Our ability to raise capital in the future may be limited.
Our ability to raise capital in the future may be limited. Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. Additional financing may not be available on favorable terms, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to common shareholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common shares. If we issue additional equity securities, existing shareholders will experience dilution, and the new equity securities could have rights senior to those of our common shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future securities offerings, diluting their interest and reducing the market price of our common shares.
Our board of directors and management have broad discretion over the use of our cash reserves and might not apply this cash in ways that increase the value of your investment.
We had $260.8 million of cash and cash equivalents as of September 30, 2017. As of September 30, 2017, on an as-adjusted basis after giving effect to this offering, our concurrent secured notes offering and the use of the net proceeds from this offering and our concurrent secured notes offering, we would have had approximately $ of cash on our balance sheet. We intend to use the net proceeds from this offering, along with the net proceeds from our concurrent secured notes offering, to finance a substantial portion of our HBI capital project and for general corporate purposes. See “Use of Proceeds.” Our board of directors and management have broad discretion to use our cash reserves, and you will be relying on their judgment regarding the application of this cash. Our board of directors and management might not apply the cash in ways that increase the value of your investment. Until we use the cash, we plan to invest it, and these investments may not yield a favorable rate of return. If we do not invest or apply the cash in ways that enhance shareholder value, we may fail to achieve expected financial results, which could cause our common share price to decline.
Our ability to use our net operating loss and credit carryforwards to offset future taxable income may be subject to certain limitations.
As of December 31, 2016, we had gross domestic (including state) and foreign net operating loss carryforwards, inclusive of discontinued operations, of $3.7 billion and $6.9 billion, respectively. Under current law, the U.S. federal net operating losses will begin to expire in 2035, and the state net operating losses will begin to expire in 2019. The foreign net operating losses can be carried forward indefinitely. Additionally, there is a net operating loss carryforward, inclusive of discontinued operations, of $1.4 billion for alternative minimum tax. As of December 31, 2016, we had $251.2 million of gross deferred tax assets related to U.S. alternative minimum tax credits that can be carried forward indefinitely. As of December 31, 2016, we had foreign tax credit carryforwards of $5.8 million. The foreign tax credit carryforwards will begin to expire in 2020. Our ability to utilize our net operating loss and credit carryforwards is dependent upon our ability to generate taxable income in future periods.
Our ability to utilize U.S. net operating loss and credit carryforwards may be limited if we experience an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, which generally occurs if one or more shareholders or groups of shareholders who own at least 5% of our common shares increase their ownership in the aggregate by more than 50 percentage points over their lowest ownership percentage within a rolling period that begins on the later of three years prior to the testing date and the date of the last ownership change. Similar rules may apply under state tax laws. The issuance of common shares upon a conversion of the Convertible Notes and/or other issuances or sales of our common shares (including certain transactions involving our common shares that are outside of our control) could cause an “ownership change.” If an “ownership change” were to occur, Section 382 of the Internal Revenue Code would impose an annual limit on the amount of pre-ownership change net operating loss carryforwards and other tax attributes we could use to reduce our taxable income, potentially increasing and accelerating our liability for income taxes, and also potentially causing tax attributes to expire unused. It is possible that such an ownership change could materially reduce our ability to use our net operating loss carryforwards or other tax attributes to offset taxable income, which could impact our profitability.
Risks Relating to Our Business
Restrictive covenants in the indenture governing the secured notes being offered concurrently herewith, the ABL Facility and the agreements governing our other indebtedness will restrict our ability to operate our business.
The ABL Facility and other agreements governing our outstanding indebtedness and indebtedness we may incur in the future, including any secured notes issued in the concurrent secured notes offering, contain or may contain, covenants that restrict our ability to, among other things, incur additional debt, pay dividends, make investments, enter into transactions with affiliates, merge or consolidate with other entities or sell all or substantially all of our assets.
For example, the restrictions in our ABL Facility limit our ability, among other things, to:

•	pay dividends on or purchase or redeem our capital stock;

•	incur debt;

•	prepay certain debt;

•	merge, acquire other entities, enter into joint ventures and partnerships;

•	sell assets;

•	make investments in other persons;

•	change the nature of the business;

•	incur liens or encumbrances; and

•	enter into certain transactions with affiliates.
Additionally, the restrictions in the indenture governing the secured notes being offered concurrently herewith will limit our ability, among other things, to: create liens on our Property; enter into certain sale and leaseback transactions; and merge, consolidate or amalgamate with another company.
As a result of these covenants and restrictions, we will be limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

The production of hot briquetted iron is a capital-intensive business and our ongoing efforts with respect to our HBI capital project will require the commitment of substantial resources. Any unanticipated costs or delays associated with our HBI capital project could have a material adverse effect on our financial condition or results of operations.
Our ongoing efforts with respect to our HBI capital project require the commitment of substantial resources for operating expenses and capital expenditures. We currently expect to incur total capital expenditures through 2020 on the HBI capital project of approximately $700 million on the development of the HBI production plant in Toledo, Ohio and $75 million for upgrades at the Northshore plant to enable it to produce significantly increased levels of DR-grade pellets that could be used as feedstock for the HBI production plant and/or sold commercially. Each of these estimates are exclusive of construction-related contingencies and capitalized interest. Our estimated expenses may increase as personnel and equipment associated with advancing development and commercial production are added. The progress of our HBI capital project and the amounts and timing of expenditures will depend in part on the following:

•	receiving and maintaining required federal, state and local permits;

•	completing infrastructure and construction work and the completion of commissioning and integration of all of the systems comprising our HBI production plant;

•	negotiating sales contracts for our planned production;

•	the execution of any joint venture agreements or similar arrangements with strategic partners; and

•	other factors, many of which are beyond our control.
Most of these activities require significant lead times and must be advanced concurrently.
Any unanticipated costs or other delays associated with our HBI capital project could have a material adverse effect on our financial condition or results of operations and could require us to seek additional capital, which may not be available on commercially acceptable terms or at all.
Our actual operating results may differ significantly from our guidance.
From time to time, we release guidance, including that set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Outlook” in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, regarding our future performance. This guidance, which consists of forward-looking statements, is prepared by our management and is qualified by, and subject to, the assumptions and the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus and included in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, as well as the factors described under “Disclosure Regarding Forward-Looking Statements” in this prospectus supplement. Our guidance is not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our independent registered public accounting firm nor any other independent or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto.
Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. The principal reason that we release such data is to provide a basis for our management to discuss our business outlook with analysts and investors. We do not accept any responsibility for any projections or reports published by any such persons.
Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, our guidance is only an estimate of what management believes is realizable as of the date of release. Actual results will vary from the guidance. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data are forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.
Any failure to successfully implement our operating strategy or the occurrence of any of the events or circumstances set forth in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus could result in actual operating results being different than the guidance, and such differences may be adverse and material.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering of Convertible Notes will be approximately $ million (or $ million if the underwriters exercise their over-allotment option in full), after deducting the underwriters' discounts and commissions and our estimated expenses relating to the offering.
We intend to use the net proceeds from this offering, along with the net proceeds from our concurrent secured notes offering, to finance a substantial portion of our HBI capital project and for general corporate purposes. We currently expect to incur total capital expenditures through 2020 on the HBI capital project of approximately $700 million on the development of the HBI production plant in Toledo, Ohio and $75 million for upgrades at the Northshore plant to enable it to produce significantly increased levels of DR-grade pellets that could be used as feedstock for the HBI production plant and/or sold commercially. Each of these estimates are exclusive of construction-related contingencies and capitalized interest.
We may invest the net proceeds from this offering in short-term, investment grade, interest‑bearing securities prior to incurring the estimated capital expenditures.

PRICE RANGE OF COMMON STOCK
Our common shares are listed on the NYSE under the symbol “CLF.” The following table sets forth, for the periods indicated, the high and low sales prices for our common shares as reported on the NYSE:

	2017				2016		2015		2014
	High		Low		High	Low	High	Low	High	Low
First Quarter	$12.37		$7.70		$3.75	$1.20	$9.39	$4.12	$26.63	$17.40
Second Quarter	9.06		5.56		5.83	2.77	6.87	4.27	21.25	13.60
Third Quarter	8.77		6.45		8.45	5.19	4.53	2.28	18.41	10.19
Fourth Quarter	7.73	(1)	5.60	(1)	10.90	4.91	3.73	1.42	11.70	5.63
Year	—		—		10.90	1.20	9.39	1.42	26.63	5.63
(1) Through December 1, 2017.
The closing price for our common shares on December 1, 2017 is set forth on the cover page of this prospectus supplement. As of December 1, 2017, there were approximately 1,220 holders of record of our common shares.

CAPITALIZATION
The following table sets forth Cliffs’ cash and cash equivalents and consolidated capitalization as of September 30, 2017:

•	on an actual basis reflecting our consolidated cash and cash equivalents and capitalization; and

•
on an as-adjusted basis reflecting our consolidated cash and cash equivalents and capitalization to give effect to this offering, our concurrent secured notes offering and the use of the net proceeds from this offering and our concurrent secured notes offering to finance a substantial portion of our HBI capital project and for general corporate purposes.

The information below is illustrative only and could be adjusted based on the actual terms and conditions of this offering and our concurrent secured notes offering.
The information in this table should be read in conjunction with “Use of Proceeds,” included elsewhere in this prospectus supplement, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the other financial information incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2017
	Actual	As Adjusted
	(unaudited) (in millions)
Cash and cash equivalents	$260.8	$
Long-term debt(1):
5.90% 2020 Senior Notes	88.5	88.5
4.80% 2020 Senior Notes	122.0	122.0
4.875% 2021 Senior Notes	138.0	138.0
5.75% 2025 Senior Guaranteed Notes	1,046.8	1,046.8
6.25% 2040 Senior Notes	292.6	292.6
$550 Million ABL Facility	—	—
% Senior Secured Notes due 2024 offered concurrently herewith	—
% Convertible Senior Notes due 2025 offered hereby(2)(3)	—
Fair value adjustment to interest rate hedge	1.5	1.5
Long-term debt	$1,689.4	$
Shareholders’ Deficit:
Common shares, par value $0.125 per share; 600,000,000 shares authorized; 301,886,794 shares issued and 296,503,284 shares outstanding	$37.7	$37.7
Preferred stock, no par value	—	—
Capital in excess of par value of shares(4)	3,913.2	3,913.2
Retained deficit	(4,517.2)	(4,517.2)
Cost of common shares in treasury	(236.2)	(236.2)
Accumulated other comprehensive loss	(30.8)	(30.8)
Total shareholders’ deficit	$(833.3)	$(833.3)
Noncontrolling interest	0.2	0.2
Total shareholders’ deficit	$(833.1)	$(833.1)
Total capitalization	$856.3	$

(1) The amounts shown for the existing notes are the book values, which are net of debt issuance costs and unamortized discounts.
(2) In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal amount ($275.0 million aggregate principal amount for the Convertible Notes or up to $316.25 million if the underwriters exercise their over-allotment option in full) over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and such amounts reflect the approximate liability component net of the discount recognized in equity, excluding any tax effect. The amount shown does not give effect to any equity component or debt discount with respect to the Convertible Notes.

(3) The information in the table above assumes no exercise of the over-allotment option that we have granted to the underwriters in this offering.
(4) Issuance of the Convertible Notes (giving effect to the application of ASC 470-20 as described in Note (3)) will result in a net increase in capital in excess of par value of shares and, therefore, a net decrease in total shareholders’ deficit and a net increase in total capitalization. The information in the table above does not reflect these changes.

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

	Nine Months Ended September 30,	Year Ended December 31,
	2017	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges	1.3x	1.9x	2.0x	—(1)	5.4x	4.3x

(1) For the year ended December 31, 2014, there was a deficiency of earnings to cover the fixed charges of $235.4 million. The insufficient earnings were primarily due to the adverse impact of impairment charges, establishment of valuation allowances against certain deferred tax assets and unfavorable spending, which were partially offset by total increased iron ore and coal production sales volumes in 2014 at most of our operations around the world.

“Fixed charges” means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense and (d) preference security dividend requirements of consolidated subsidiaries, as applicable. “Earnings” represent the consolidated pretax income from continuing operations (excluding undistributed earnings of non-consolidated affiliates), net adjustments for capitalized interest and fixed charges deducted from earnings.

DESCRIPTION OF OTHER INDEBTEDNESS
The following summaries of certain provisions of our indebtedness after giving effect to the use of the net proceeds from this offering and our concurrent secured notes offering do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus supplement.
Asset-Based Revolving Credit Facility
On March 30, 2015, we entered into a senior secured asset-based revolving credit facility with various financial institutions, which we refer to as the ABL Facility. The ABL Facility will mature upon the earlier of March 30, 2020 or 60 days prior to the maturity of certain material debt, and provides for up to $550.0 million in borrowings, comprised of (i) a $450.0 million U.S. tranche, including a $250.0 million sublimit for the issuance of letters of credit and a $100.0 million sublimit for U.S. swingline loans, and (ii) a $100.0 million Australian tranche, including a $50.0 million sublimit for the issuance of letters of credit and a $20.0 million sublimit for Australian swingline loans. Availability under both the U.S. tranche and Australian tranche of the ABL Facility is limited to an eligible U.S. borrowing base and Australian borrowing base, as applicable, determined by applying customary advance rates to eligible accounts receivable, inventory and certain mobile equipment.
Guarantees
The ABL Facility and certain bank products and hedge obligations are guaranteed by us and certain of our existing wholly-owned U.S. and Australian subsidiaries and are required to be guaranteed by certain of our future U.S. and Australian subsidiaries; provided, however, that the obligations of any U.S. entity will not be guaranteed by any Australian entity. Amounts outstanding under the ABL Facility (i) are secured by a first-priority security interest in the ABL Collateral, including, in the case of the Australian tranche only, ABL Collateral owned by a borrower or guarantor that is organized under the laws of Australia, and (ii) will be secured by a second-priority security interest in the Notes Collateral. The priority of the security interests in the ABL Collateral and the Notes Collateral of the lenders under the ABL Facility and the holders of the Secured Notes will be set forth in intercreditor provisions contained in an ABL intercreditor agreement.
The ABL Collateral generally consists of the following assets: accounts receivable and other rights to payment, inventory, as-extracted collateral, investment property, certain general intangibles and commercial tort claims, certain mobile equipment, commodities accounts, deposit accounts, securities accounts and other related assets and proceeds and products of each of the foregoing.
Interest Rates
Borrowings under the ABL Facility bear interest, at our option, at a base rate, an Australian base rate or, if certain conditions are met, a LIBOR rate, in each case plus an applicable margin. The base rate is equal to the greater of the federal funds rate plus ½ of 1%, the LIBOR rate based on a one-month interest period plus 1% and the floating rate announced by BAML as its “prime rate.” The Australian base rate is equal to the LIBOR rate as of 11:00 a.m. on the first business day of each month for a one-month period. The LIBOR rate is a per annum fixed rate equal to LIBOR with respect to the applicable interest period and amount of LIBOR rate loan requested.
Optional and Mandatory Prepayments
Optional Prepayments: At any time, in whole or in part, without premium or prepayment penalty, other than customary breakage costs.
Mandatory Prepayments: If at any time the outstanding amount of loans under the ABL Facility exceeds the U.S. borrowing base or the Australian borrowing base established thereunder, as applicable, then prepayment is mandatory to the extent of the excess.
Covenants
The ABL Facility contains affirmative and negative covenants customary for such financings including, but not limited to, covenants limiting our ability to:

•	pay dividends on or purchase or redeem our capital stock;

•	incur debt;

•	prepay certain debt;

•	merge, acquire other entities, enter into joint ventures and partnerships;

•	sell certain assets;

•	make investments in other persons;

•	change the nature of the business or accounting methods;

•	incur liens or encumbrances; and

•	enter into certain transactions with affiliates.
Additionally, the ABL Facility requires us and certain of our consolidated subsidiaries, collectively, to meet a springing minimum fixed charge coverage ratio. If (i) the average excess availability under the ABL Facility is less than the $50.0 million or (ii) total liquidity (defined generally as excess availability plus certain specific qualified cash of a borrower or guarantor) under the ABL Facility is less than the greater of (x) $75.0 million and (y) 10% of the aggregate commitments under the ABL Facility, then we will have to maintain a fixed charge coverage ratio (which is generally the ratio of EBITDA (as defined in the ABL Facility) less capital expenditures and other agreed deductions to fixed charges) measured on a quarter-end basis of equal to or greater than 1.0:1.0 until total liquidity is not less than the greater of (x) $75.0 million and (y) 10% of the aggregate commitments under the ABL Facility and excess availability is not less than $50.0 million for 60 consecutive days.
Default
The ABL Facility contains events of default customary for such financings, including:

•	failure to make payments under the ABL Facility;

•	failure to comply with the covenants under the ABL Facility;

•	entry of a material judgment against the loan parties or their subsidiaries;

•	bankruptcy;

•	cross default to material indebtedness;

•	failure to make payments under certain pension and multi employer plans;

•	material misrepresentations;

•	change in control; and

•	default under the related loan documents.

Unsecured Senior Notes
As of September 30, 2017, we had an aggregate principal amount of $1,723.1 million of unsecured senior notes outstanding. The specific amounts, maturity and interest rates of these debt securities are set forth in the following table.

Principal Amount (in millions)
Senior Debt
5.90% Senior Notes due 2020	$88.9
4.80% Senior Notes due 2020	122.4
4.875% Senior Notes due 2021	138.4
5.75% Senior Guaranteed Notes due 2025	1,075.0
6.25% Senior Notes due 2040	298.4
Total	$1,723.1(1)

(1)Does not give effect to the offer and sale of the Convertible Notes in this offering or our secured notes in the concurrent offering.
Our 5.90% Senior Notes due 2020, 4.80% Senior Notes due 2020, 4.875% Senior Notes due 2021 and 6.25% Senior Notes due 2040 were all issued under the indenture (as supplemented, the “2010 Indenture”), dated as of March 17, 2010, between us and U.S. Bank National Association, as trustee. Our 5.75% Senior Notes due 2025 were issued under the indenture, dated as of February 27, 2017 (the “2017 Indenture” and, together with the 2010 Indenture, the “Existing Indentures”), between us, the guarantors party thereto and U.S. Bank National Association, as trustee. The senior notes are the direct, unsecured obligations of Cleveland-Cliffs Inc. Further, except for the 5.75% Senior Guaranteed Notes, none of our senior notes are guaranteed by any of our subsidiaries. The 5.75% Senior Guaranteed Notes are jointly and severally and fully and unconditionally guaranteed on a senior unsecured basis by the guarantors.
The Existing Indentures do not directly limit the amount of other debt that may be incurred by Cleveland-Cliffs Inc. or its subsidiaries. However, subject to certain exceptions, the 2010 Indenture prohibits us and certain of our subsidiaries from securing any debt with any principal property (as defined in the 2010 Indenture) or shares of capital stock or debt of any domestic subsidiary (as defined in the 2010 Indenture) without providing that our senior notes under the 2010 Indenture shall be secured equally and ratably with the secured debt or other obligation for so long as the secured debt or other obligation remains secured, except to the extent the amount of the secured debt, along with the value of permitted sale and lease-back transactions, does not exceed 15% of our consolidated net tangible assets, as defined in the 2010 Indenture. As of the date of this prospectus supplement, there are no “principal properties” or “domestic subsidiaries” for purposes of the 2010 Indenture. In addition, subject to certain exceptions, the 2017 Indenture prohibits us and our subsidiaries from securing any debt with any of our property other than certain permitted liens (including, for example, an exception allowing for up to $1.1 billion in secured debt).
The Existing Indentures also restrict our ability to enter into sale and lease-back transactions as well as to consolidate, merge or sell all or substantially all of our assets.
If we experience a “change of control triggering event” under the Existing Indentures, we will be required, unless we have already exercised our option to redeem the senior notes, to offer to purchase the senior notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.
Secured Notes Being Offered Concurrently Herewith
If we complete our concurrent secured notes offering, we will, in connection with the settlement thereof, enter into an indenture among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee and notes collateral agent, pursuant to which we will issue up to $400.0 million aggregate principal amount of our secured notes. If any secured notes are issued pursuant to the concurrent secured notes offering, we expect that they will bear interest at a rate of % per annum. We expect interest on the secured notes to be payable semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 2018. We expect the secured notes would mature on January 15, 2024.

The secured notes that may be issued pursuant to the concurrent secured notes offering would be secured senior obligations of the Company. If issued, the secured notes and related guarantees would be secured by, subject in each case to certain exceptions and permitted liens, (i) a first-priority lien on substantially all of Cliffs’ assets and the assets of the guarantors, other than the ABL Collateral, and (ii) a second-priority lien on the ABL Collateral, which is junior to a first-priority lien for the benefit of the lenders under the ABL Facility.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the terms and provisions of our capital stock. The rights of our shareholders are governed by the Ohio Revised Code, our Third Amended Articles of Incorporation, as amended, which we refer to as our Articles of Incorporation, and our Regulations, which we refer to as our regulations. This summary is qualified by reference to our governing corporate instruments to which we have referred you and applicable provisions of Ohio law. To obtain a copy of our Articles of Incorporation and regulations, see “Where You Can Find More Information.”
Common Shares
We have authorized 600,000,000 common shares, par value $0.125 per share. The holders of our common shares are entitled to one vote for each share on all matters upon which shareholders have the right to vote and, upon proper notice, are entitled to cumulative voting rights in the election of directors. Our common shares do not have any preemptive rights, are not subject to redemption and do not have the benefit of any sinking fund. Holders of our common shares are entitled to receive such dividends as our directors from time to time may declare out of funds legally available therefore. Entitlement to dividends is subject to the preferences granted to other classes of securities we have or may have outstanding in the future. In the event of our liquidation, holders of our common shares are entitled to share in any of our assets remaining after satisfaction in full of our liabilities and satisfaction of such dividend and liquidation preferences as may be possessed by the holders of other classes of securities we have or may have outstanding in the future.
The transfer agent and registrar for our common shares is Wells Fargo Shareowner Services.
Preferred Stock
We have authorized 3,000,000 shares of serial preferred stock, Class A, without par value, which we refer to as Class A Preferred Stock, and 4,000,000 shares of serial preferred stock, Class B, without par value, which we refer to as Class B Preferred Stock. Under our Articles of Incorporation, our board of directors can issue, without further shareholder action, up to 3,000,000 shares of Class A Preferred Stock and up to 4,000,000 shares of Class B Preferred Stock, which we refer to collectively as Preferred Stock, in each case, with such rights and restrictions as set forth as the express terms of the Class A Preferred Stock and the Class B Preferred Stock, respectively, in our Articles of Incorporation and with such additional provisions as our board of directors may determine, including dividend, redemption, sinking fund, liquidation and conversion (with respect to Class A Preferred Stock only) rights, and additional restrictions.
In some cases, the issuance of Preferred Stock could delay, defer or prevent a change in control and make it harder to remove present management, without further action by our shareholders. Under some circumstances, Preferred Stock could also decrease the amount of earnings and assets available for distribution to holders of our common shares if we liquidate or dissolve and could also restrict or limit dividend payments to holders of our common shares. In the event that we do not pay dividends or set apart funds therefor in the amount of six full quarterly dividends, whether or not consecutive and whether or not earned or declared, with respect to any outstanding series of Class A Preferred Stock, the holders of shares of all series of Class A Preferred Stock have the right to elect two directors to our board, in addition to the directors elected at the previous annual shareholders meeting. Such directors will serve annual terms, expiring at the earliest of the next succeeding annual meeting of shareholders or whenever the rights of the holders of the Class A Preferred Stock become unvested as a result of satisfaction of the dividend rights to which they are entitled. The holders of Class B Preferred Stock have the same, but distinct, special voting rights.
Class A Preferred Stock
Dividends
The holders of Class A Preferred Stock of each series, in preference to the holders of common shares and of any other class of shares ranking junior to the Class A Preferred Stock, shall be entitled to receive out of any funds legally available therefor and when and as declared by our board of directors, dividends in cash at the rate for such series fixed in accordance with the provisions of our Articles of Incorporation, payable on the dividend payment dates fixed for such series. Accumulations of dividends, if any, shall not bear interest.
Redemption
Subject to the express terms of each series of Class A Preferred Stock and to the provisions of our Articles of Incorporation, we (i) may, from time to time, redeem all or any part of the Class A Preferred Stock of any series at the time outstanding at the option of our board of directors at the applicable redemption price for such series fixed in accordance with the provisions of our Articles of Incorporation, and (ii) shall, from time to time, make such redemptions of the Class A Preferred Stock of any series as may be required to fulfill the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price, fixed in accordance with the provisions of our Articles of Incorporation, together in each case with (A) all then accrued and unpaid dividends upon such shares for all dividend payment dates on or prior to the redemption date and (B) if the redemption date is not a dividend payment date for such series, a proportionate dividend, based on the number of elapsed days, for the period from the day after the most recent such dividend payment date through the redemption date.
Liquidation
The holders of Class A Preferred Stock of any series, shall, in case of our voluntary or involuntary liquidation, our dissolution or the winding up of our affairs, be entitled to receive in full, out of our assets, including our capital, before any amount shall be paid or distributed among the holders of the common shares or any other shares ranking junior to the Class A Preferred Stock, the amounts fixed with respect to shares of such series in accordance with our Articles of Incorporation.
Voting
The holders of Class A Preferred Stock shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders; and, except as otherwise provided in our Articles of Incorporation or required by law, the holders of Class A Preferred Stock and the holders of common shares shall vote together as one class on all matters presented to the shareholders. If we default in the payment of dividends on any series of Class A Preferred Stock outstanding, in an amount equal to six full quarterly dividends on any such series, whether or not consecutive and whether or not declared, the holders of Class A Preferred Stock will have the right to elect two directors to our board of directors. Such directors will remain until all accrued and unpaid dividends on all series of Class A Preferred Stock then outstanding have been paid or, in the case of non-cumulative dividends, until full dividends on all series of Class A Preferred Stock then outstanding have been paid for one year.
Except as provided in our Articles of Incorporation, the affirmative vote of the holders of at least 2/3 of the Class A Preferred Stock at the time outstanding shall vote separately as a class and shall be necessary to effect any one or more of the following:

•	any amendment, alteration or repeal of our Articles of Incorporation or our regulations that adversely affects the preferences or voting or other rights of the holders of Class A Preferred Stock;

•	the authorization, creation or increase in the authorized amount of any shares of any class or any security convertible into any class, in either case, ranking prior to the Class A Preferred Stock; or

•
the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Class A Preferred Stock then outstanding except in accordance with a stock purchase offer made to all holders of record of Class A Preferred Stock, unless all dividends on all Class A Preferred Stock then outstanding for all previous dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

The affirmative vote of the holders of at least a majority of the shares of Class A Preferred Stock at the time outstanding shall vote separately as a class and shall be necessary to effect any one or more of the following:

•
our consolidation or merger with or into any other corporation to the extent any such consolidation or merger shall be required, pursuant to any applicable statute, to be approved by the holders of the shares of Class A Preferred Stock voting separately as a class; or

•	the authorization of any shares ranking on a parity with the Class A Preferred Stock or an increase in the authorized number of shares of Class A Preferred Stock.
Conversion
The Board may create one or more series of Class A Preferred Stock that may be convertible into common shares, upon the terms as our board of directors may fix, as provided by our Articles of Incorporation.

Class B Preferred Stock
Dividends
The holders of Class B Preferred Stock of each series, in preference to the holders of common shares and of any other class of shares ranking junior to the Class B Preferred Stock, shall be entitled to receive out of any funds legally available therefor and when and as declared by the board of directors dividends in cash at the rate for such series fixed in accordance with the provisions of our Articles of Incorporation, payable on the dividend payment dates fixed for such series. Accumulations of dividends, if any, shall not bear interest.
Redemption
Subject to the express terms of each series of Class B Preferred Stock and to the provisions of our Articles of Incorporation, we (i) may, from time to time, redeem all or any part of the Class B Preferred Stock of any series at the time outstanding at the option of the board of directors at the applicable redemption price for such series fixed in accordance with the provisions of our Articles of Incorporation, and (ii) shall, from time to time, make such redemptions of the Class B Preferred Stock of any series as may be required to fulfill the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price, fixed in accordance with the provisions of our Articles of Incorporation, together in each case with (A) all then accrued and unpaid dividends upon such shares for all dividend payment dates on or prior to the redemption date and (B) if the redemption date is not a dividend payment date for such series, a proportionate dividend, based on the number of elapsed days, for the period from the day after the most recent such dividend payment date through the redemption date.
Liquidation
The holders of Class B Preferred Stock of any series, shall, in case of our voluntary or involuntary liquidation, our dissolution or the winding up of our affairs, be entitled to receive in full out of our assets, including our capital, before any amount shall be paid or distributed among the holders of the common shares or any other shares ranking junior to the Class B Preferred Stock, the amounts fixed with respect to shares of such series in accordance with our Articles of Incorporation.
Voting
Except as provided in our Articles of Incorporation, or as required by law, the holders of Class B Preferred Stock shall not be entitled to vote. If we default in the payment of dividends on any series of Class B Preferred Stock outstanding, in an amount equal to six full quarterly dividends on any such series, whether or not consecutive and whether or not declared, the holders of Class B Preferred Stock will have the right to elect two directors to our board of directors. Such directors will remain until all accrued and unpaid dividends on all series of Class B Preferred Stock then outstanding have been paid or, in the case of non-cumulative dividends, until full dividends on all series of Class B Preferred Stock then outstanding have been paid for one year.
Except as provided in our Articles of Incorporation, the affirmative vote of the holders of at least 2/3 of the Class B Preferred Stock at the time outstanding shall vote separately as a class and shall be necessary to effect any one or more of the following:

•	any amendment, alteration or repeal of our Articles of Incorporation or our regulations that adversely affects the preferences or voting or other rights of the holders of Class B Preferred Stock;

•	the authorization, creation or increase in the authorized amount of any shares of any class or any security convertible into any class, in either case, ranking prior to the Class B Preferred Stock; or

•
the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Class B Preferred Stock then outstanding except in accordance with a stock purchase offer made to all holders of record of Class B Preferred Stock, unless all dividends on all Class B Preferred Stock then outstanding for all previous dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

The affirmative vote of the holders of at least a majority of the shares of Class B Preferred Stock at the time outstanding shall vote separately as a class and shall be necessary to effect any one or more of the following:

•
our consolidation or merger with or into any other corporation to the extent any such consolidation or merger shall be required, pursuant to any applicable statute, to be approved by the holders of the shares of Class B Preferred Stock voting separately as a class; or

•	the authorization of any shares ranking on a parity with the Class B Preferred Stock or an increase in the authorized number of shares of Class B Preferred Stock.
Conversion
Class B Preferred Stock may not be convertible into common shares or into shares of any other class or series of ours.
Ohio Control Share Acquisition Statute
The Ohio Control Share Acquisition Statute requires the prior authorization of the shareholders of certain corporations in order for any person to acquire, either directly or indirectly, shares of that corporation that would entitle the acquiring person to exercise or direct the exercise of 20% or more of the voting power of that corporation in the election of directors or to exceed specified other percentages of voting power. In the event an acquiring person proposes to make such an acquisition, the person is required to deliver to the corporation a statement disclosing, among other things, the number of shares owned, directly or indirectly, by the person, the range of voting power that may result from the proposed acquisition and the identity of the acquiring person. Within 10 days after receipt of this statement, the corporation must call a special meeting of shareholders to vote on the proposed acquisition. The acquiring person may complete the proposed acquisition only if the acquisition is approved by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote in the election of directors represented at the meeting excluding the voting power of all “interested shares.” Interested shares include any shares held by the acquiring person and those held by officers and directors of the corporation as well as by certain others, including many holders commonly characterized as arbitrageurs. The Ohio Control Share Acquisition Statute does not apply to a corporation if its articles of incorporation or code of regulations state that the statute does not apply to a corporation. Neither our Articles of Incorporation nor our regulations contain a provision opting out of this statute.
Ohio Interested Shareholder Statute
Chapter 1704 of the Ohio Revised Code prohibits certain corporations from engaging in a “chapter 1704 transaction” with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless, among other things:

•	the articles of incorporation expressly provide that the corporation is not subject to the statute (we have not made this election); or

•	the board of directors of the corporation approves the chapter 1704 transaction or the acquisition of the shares before the date the shares were acquired.
After the three-year moratorium period, the corporation may not consummate a chapter 1704 transaction unless, among other things, it is approved by the affirmative vote of the holders of at least two-thirds of the voting power in the election of directors and the holders of a majority of the voting shares, excluding all shares beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or the shareholders receive certain minimum consideration for their shares. A chapter 1704 transaction includes certain mergers, sales of assets, consolidations, combinations and majority share acquisitions involving an interested shareholder. An interested shareholder is defined to include, with limited exceptions, any person who, together with affiliates and associates, is the beneficial owner of a sufficient number of shares of the corporation to entitle the person, directly or indirectly, alone or with others, to exercise or direct the exercise of 10% or more of the voting power in the election of directors after taking into account all of the person’s beneficially owned shares that are not then outstanding.

DESCRIPTION OF THE CONVERTIBLE NOTES
We will issue the notes under a base indenture dated as of March 17, 2010 between us and U.S. Bank National Association, as supplemented by a supplemental indenture with respect to the notes. In this section, we refer to the base indenture (the “base indenture”), as supplemented by a supplemental indenture (the “supplemental indenture”), collectively as the “indenture.” This description of the notes supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.
For purposes of this description, references to “we,” “our” and “us” refer only to Cleveland-Cliffs Inc. and not to its subsidiaries. The Convertible Notes are referred to in this “Description of the Convertible Notes” as the “notes.”
General
The notes will:

•	be our general unsecured, senior obligations;

•	initially be limited to an aggregate principal amount of $275,000,000 (or $316,250,000 if the underwriters’ over-allotment option is exercised in full);

•	bear cash interest from , 2017 at an annual rate of % payable on January 15 and July 15 of each year, beginning on July 15, 2018;

•
be subject to redemption at our option, in whole or in part, on or after January 15, 2022 if the last reported sale price of our common shares has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date;

•
be subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date;

•	mature on January 15, 2025, unless earlier converted, redeemed or repurchased;

•	be issued in denominations of $1,000 and multiples of $1,000; and

•	be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-Entry, Settlement and Clearance.”
Subject to satisfaction of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of         common shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $        per common share). The conversion rate is subject to adjustment if certain corporate events occur.
We will settle conversions of notes by paying or delivering, as the case may be, cash, common shares or a combination of cash and common shares, at our election, as described under “—Conversion Rights—Settlement Upon Conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.
The indenture will not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture will not contain any financial covenants and will not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “—Conversion Rights—Increase in Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change or Notice of Redemption,” the indenture will not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.
We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby (other than differences in the issue date, the issue price and interest accrued prior to the issue date of such additional notes) in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal securities law and income tax purposes, such additional notes will have a separate CUSIP number.
We do not intend to list the notes on any securities exchange or any automated dealer quotation system.
Except to the extent the context otherwise requires, we use the term “notes” in this prospectus supplement to refer to each $1,000 principal amount of notes. We use the term “common shares” in this prospectus supplement to refer to our common shares, par value $0.125 per share. References in this prospectus supplement to a “holder” or “holders” of notes that are held through DTC are references to owners of beneficial interests in such notes, unless the context otherwise requires. However, we and the trustee will treat the person in whose name the notes are registered (Cede & Co., in the case of notes held through DTC) as the owner of such notes for all purposes. References herein to the “close of business” refer to 5:00 p.m., New York City time, and to the “open of business” refer to 9:00 a.m., New York City time.
Purchase and Cancellation
We will cause all notes surrendered for payment, repurchase (including as described below), redemption, registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation. All notes delivered to the trustee shall be cancelled promptly by the trustee. Except for notes surrendered for registration of transfer or exchange, no notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.
We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any notes so repurchased (other than notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase.
Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange
We will pay the principal of, and interest on, notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.
We will pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its corporate trust office as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by such a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.
A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion, redemption or required repurchase.

The registered holder of a note will be treated as its owner for all purposes.
Interest
The notes will bear cash interest at a rate of      % per year until maturity. Interest on the notes will accrue from , 2017 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on January 15 and July 15 of each year, beginning on July 15, 2018.
Interest will be paid to the person in whose name a note is registered at the close of business on January 1 or July 1, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.
If any interest payment date, the maturity date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.
Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”
Ranking
The notes will be our general unsecured obligations that rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with all of our liabilities that are not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. The notes will rank structurally junior to all indebtedness and other liabilities of our subsidiaries (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with generally accepted accounting principles in the United States (“GAAP”). We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.
As of September 30, 2017, the aggregate principal amount of our total outstanding consolidated indebtedness (excluding outstanding letters of credit and capital leases) was $1,723.1 million, none of which was secured indebtedness. As of September 30, 2017, our subsidiaries had $898.3 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated. After giving effect to (i) the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option), (ii) the issuance of the senior secured notes in the concurrent offering and (iii) the use of the net proceeds of this offering and the concurrent offering of senior secured notes, the aggregate principal amount of our total consolidated indebtedness would have been approximately $2,398.1 million.
The ability of our subsidiaries to pay dividends and make other payments to us is restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay the cash portions of any settlement amount upon conversion of the notes, or to pay cash for the fundamental change repurchase price upon a fundamental change if a holder requires us to repurchase notes as described below. See “Risk Factors—Risks Relating to this Offering and to Ownership of the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.”
Optional Redemption
No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically. Prior to January 15, 2022, the notes will not be redeemable. On or after January 15, 2022 and prior to the 27th scheduled trading day immediately preceding the maturity date, we may redeem all or any portion of the notes for cash at our option if the last reported sale price of our common shares has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption. In the case of any optional redemption, we will provide not less than 30 nor more than 50 scheduled trading days’ notice before the redemption date to the trustee, the paying agent and each holder of notes, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (unless the redemption date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case we will pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed). The redemption date must be a business day.
If we decide to redeem fewer than all of the outstanding notes and the notes are global notes, the notes to be redeemed will be selected by DTC in accordance with applicable DTC procedures. If the notes to be redeemed are not global notes then held by DTC, the notes to be redeemed will be selected by the trustee by a method that it determines is similar to the selection procedures DTC would have applied if the notes had been global notes.
If the trustee selects a portion of your note for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.
In the event of any redemption in part, we will not be required to register the transfer of or exchange for other notes any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.
No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such notes).
Conversion Rights
General
Prior to the close of business on the business day immediately preceding July 15, 2024, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion Upon Satisfaction of Sale Price Condition,” “—Conversion Upon Satisfaction of Trading Price Condition,” “Conversion Upon Notice of Redemption” and “—Conversion Upon Specified Corporate Events.” On or after July 15, 2024 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their notes at the conversion rate at any time irrespective of the foregoing conditions.
The conversion rate will initially be             common shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $            per common share). Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, common shares or a combination of cash and common shares, at our election, all as set forth below under “—Settlement Upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and common shares, the amount of cash and common shares, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 25-trading day observation period (as defined below under “—Settlement Upon Conversion”). The trustee will initially act as the conversion agent.
A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.
If we call notes for redemption, a holder of notes may convert all or any portion of its notes only until the close of business on the scheduled trading day immediately preceding the redemption date unless we fail to pay the redemption price (in which case a holder of notes may convert such notes until the redemption price has been paid or duly provided for).
Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below, and we will not adjust the conversion rate to account for any accrued and unpaid interest on the notes. We will not issue fractional common shares upon conversion of notes. Instead, we will pay cash in lieu of delivering any fractional share as described under “—Settlement Upon Conversion.” Our payment and delivery, as the case may be, to you of the cash, common shares or a combination thereof, as the case may be, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but excluding, the relevant conversion date.
As a result, accrued and unpaid interest, if any, to, but excluding, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and common shares, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.
Notwithstanding the immediately preceding paragraph, if notes are converted after the close of business on a regular record date for the payment of interest, holders of such notes at the close of business on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any regular record date to the open of business on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	for conversions following the regular record date immediately preceding the maturity date;

•	if we have specified a redemption date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date;

•	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.
Therefore, for the avoidance of doubt, all record holders on the regular record date immediately preceding the maturity date will receive the full interest payment due on the maturity date in cash regardless of whether their notes have been converted following such regular record date.
If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any common shares upon the conversion, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.
Holders may surrender their notes for conversion under the following circumstances:
Conversion Upon Satisfaction of Sale Price Condition
Prior to the close of business on the business day immediately preceding July 15, 2024, a holder may surrender all or any portion of its notes for conversion at any time during any calendar quarter commencing after the calendar quarter ending on March 31, 2018 (and only during such calendar quarter), if the last reported sale price of the common shares for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day. If the sale price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee).
The “last reported sale price” of our common shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common shares are traded. If our common shares are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common shares in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common shares are not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common shares on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which (i) trading in our common shares (or other security for which a closing sale price must be determined) generally occurs on the NYSE or, if our common shares (or such other security) are not then listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our common shares (or such other security) are then listed or, if our common shares (or such other security) are not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common shares (or such other security) are then traded, and (ii) a last reported sale price for our common shares (or closing sale price for such other security) is available on such securities exchange or market. If our common shares (or such other security) are not so listed or traded, “trading day” means a “business day.”
Conversion Upon Satisfaction of Trading Price Condition
Prior to the close of business on the business day immediately preceding July 15, 2024, a holder of notes may surrender all or any portion of its notes for conversion at any time during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common shares and the conversion rate on each such trading day.
The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5,000,000 principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select for this purpose; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common shares and the conversion rate. If (x) we are not acting as bid solicitation agent, and we do not, when we are required to, instruct the bid solicitation agent to obtain bids, or if we give such instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination, or (y) we are acting as bid solicitation agent and we fail to make such determination, then, in either case, the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common shares and the conversion rate on each trading day of such failure.
The bid solicitation agent (if other than us) shall have no obligation to determine the trading price per $1,000 principal amount of notes unless we have requested such determination; and we shall have no obligation to make such request (or, if we are acting as bid solicitation agent, we shall have no obligation to determine the trading price) unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common shares and the conversion rate. At such time, we shall instruct the bid solicitation agent (if other than us) to determine, or if we are acting as bid solicitation agent, we shall determine, the trading price per $1,000 principal amount of notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common shares and the conversion rate. If the trading price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee). If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common shares and the conversion rate for such date, we will so notify the holders, the trustee and the conversion agent (if other than the trustee).
We will initially act as the bid solicitation agent.

Conversion Upon Notice of Redemption
If we call the notes for redemption prior to the close of business on the business day immediately preceding July 15, 2024, holders may convert all or any portion of their notes at any time prior to the close of business on the scheduled trading day prior to the redemption date, even if the notes are not otherwise convertible at such time. After that time, the right to convert such notes will expire, unless we default in the payment of the redemption price, in which case a holder of notes may convert all or any portion of its notes until the redemption price has been paid or duly provided for.
Conversion Upon Specified Corporate Events
Certain Distributions
If, prior to the close of business on the business day immediately preceding July 15, 2024, we elect to:

•
issue to all or substantially all holders of our common shares any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase common shares at a price per share that is less than the average of the last reported sale prices of our common shares for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

•
distribute to all or substantially all holders of our common shares our assets, securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors or a committee thereof, exceeding 10% of the last reported sale price of our common shares on the trading day preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the notes at least 35 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may surrender all or any portion of their notes for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time.
Certain Corporate Events
If a transaction or event that constitutes a “fundamental change” (as defined under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) or a “make‑whole fundamental change” (as defined under “—Increase in Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change or Notice of Redemption”) occurs prior to the close of business on the business day immediately preceding July 15, 2024, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” or if we are a party to a share exchange event (as defined under “—Recapitalizations, Reclassifications and Change of Our Common Shares”) that occurs prior to the close of business on the business day immediately preceding July 15, 2024 (each such fundamental change, make-whole fundamental change or share exchange event, a “corporate event”), all or any portion of a holder’s notes may be surrendered for conversion at any time from or after the date that is 35 scheduled trading days prior to the anticipated effective date of the corporate event (or, if later, the earlier of (x) the business day after we give notice of such corporate event and (y) the actual effective date of such corporate event) until 35 trading days after the actual effective date of such corporate event or, if such corporate event also constitutes a fundamental change, until the related fundamental change repurchase date. We will notify holders, the trustee and the conversion agent (if other than the trustee) (i) as promptly as practicable following the date we publicly announce such corporate event but in no event less than 35 scheduled trading days prior to the anticipated effective date of such corporate event; or (ii) if we do not have knowledge of such corporate event at least 35 scheduled trading days prior to the anticipated effective date of such corporate event, within one business day of the date upon which we receive notice, or otherwise become aware, of such corporate event, but in no event later than the actual effective date of such corporate event.
Conversions On or After July 15, 2024
On or after July 15, 2024, a holder may convert all or any portion of its notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion Procedures
If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled. As such, if you are a beneficial owner of the notes, you must allow for sufficient time to comply with DTC’s procedures if you wish to exercise your conversion rights.
If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.
We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any common shares upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.
We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”
If a holder has already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the second business day immediately preceding the relevant fundamental change repurchase date.
Settlement Upon Conversion
Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), common shares (“physical settlement”) or a combination of cash and common shares (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”
All conversions for which the relevant conversion date occurs on or after July 15, 2024, and all conversions for which the relevant conversion date occurs after our issuance of a notice of redemption with respect to the notes and prior to the related redemption date, will be settled using the same settlement method. Except for any conversions for which the relevant conversion date occurs after our issuance of a notice of redemption but prior to the related redemption date, and any conversions for which the relevant conversion date occurs on or after July 15, 2024, we will use the same settlement method for all conversions with the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions with different conversion dates. That is, we may choose for notes converted on one conversion date to settle conversions in physical settlement, and choose for notes converted on another conversion date cash settlement or combination settlement.
If we elect a settlement method, we will inform holders so converting through the trustee of the settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or in the case of any conversions for which the relevant conversion date occurs (i) after the date of issuance of a notice of redemption as described under “—Optional Redemption” and prior to the related redemption date, in such notice of redemption or (ii) on or after July 15, 2024, no later than July 15, 2024). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be equal to $1,000. If we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000. It is our current intent to settle conversions through combination settlement with a specified dollar amount per $1,000 principal amount of notes of $1,000. Our ability to settle conversions through combination settlement and cash settlement will be subject to restrictions in the agreement governing our ABL Facility and may be subject to restrictions in agreements governing our future debt.

Settlement amounts will be computed as follows:

•	if we elect physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of common shares equal to the conversion rate;

•
if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 25 consecutive trading days during the related observation period; and

•
if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 25 consecutive trading days during the related observation period.

The “daily settlement amount,” for each of the 25 consecutive trading days during the observation period, shall consist of:

•
cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by 25 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•
if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 25 consecutive trading days during the observation period, 4.0% of the product of (1) the conversion rate on such trading day and (2) the daily VWAP for such trading day.
The “daily VWAP” means, for each of the 25 consecutive trading days during the relevant observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CLF <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one common share on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
The “observation period” with respect to any note surrendered for conversion means:

•
subject to the immediately succeeding bullet, if the relevant conversion date occurs prior to July 15, 2024, the 25 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date;

•
if the relevant conversion date occurs on or after the date of our issuance of a notice of redemption with respect to the notes as described under “—Optional Redemption” and prior to the relevant redemption date, the 25 consecutive trading days beginning on, and including, the 27th scheduled trading day immediately preceding such redemption date; and

•
subject to the immediately preceding bullet, if the relevant conversion date occurs on or after July 15, 2024, the 25 consecutive trading days beginning on, and including, the 27th scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common shares generally occurs on the NYSE or, if our common shares are not then listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our common shares are then listed or, if our common shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common shares are then listed or admitted for trading. If our common shares are not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common shares are listed or admitted for trading. If our common shares are not so listed or admitted for trading, “scheduled trading day” means a “business day.”
For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common shares or in any options contracts or futures contracts relating to our common shares.
Except as described under “—Increase in Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change or Notice of Redemption” and “—Recapitalizations, Reclassifications and Changes of Our Common Shares,” we will deliver the consideration due in respect of conversion on the third business day immediately following the relevant conversion date, if we elect physical settlement, or on the third business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.
We will pay cash in lieu of delivering any fractional common share issuable upon conversion based on the daily VWAP for the relevant conversion date (in the case of physical settlement) or based on the daily VWAP for the last trading day of the relevant observation period (in the case of combination settlement).
Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any common shares shall be issuable upon such conversion will be treated as the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).
Conversion Rate Adjustments
The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of our common shares and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of common shares equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1)
If we exclusively issue common shares as a dividend or distribution on our common shares, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0
where,
CR0 =    the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;
CR1 =    the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;
OS0 =    the number of common shares outstanding immediately prior to the open of business on such ex-dividend date or effective date (before giving effect to any such dividend, distribution, split or combination); and
OS1 =    the number of common shares outstanding immediately after giving effect to such dividend, distribution, share split or share combination.
Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)
If we issue to all or substantially all holders of our common shares any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase common shares at a price per share that is less than the average of the last reported sale prices of our common shares for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	OS0 + X
OS0 + Y
where,
CR0 =    the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;
CR1 =    the conversion rate in effect immediately after the open of business on such ex-dividend date;
OS0 =    the number of common shares outstanding immediately prior to the open of business on such ex-dividend date;
X =    the total number of our common shares issuable pursuant to such rights, options or warrants; and
Y =    the number of our common shares equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common shares over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.
Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that common shares are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of common shares actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.
For the purpose of this clause (2), and for the purpose of the first bullet point under “—Conversion Upon Specified Corporate Events—Certain Distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase common shares at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such common shares, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)
If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common shares, excluding:

•	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below shall apply; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;
then the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP0
SP0 − FMV
where,
CR0 =    the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;
CR1 =    the conversion rate in effect immediately after the open of business on such ex-dividend date;
SP0 =    the average of the last reported sale prices of our common shares over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and
FMV =    the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding common share on the ex-dividend date for such distribution.
Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common shares, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of common shares equal to the conversion rate in effect on the ex-dividend date for the distribution.
With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common shares of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	FMV0 + MP0
MP0
where,
CR0 =    the conversion rate in effect immediately prior to the end of the valuation period (as defined below);
CR1 =    the conversion rate in effect immediately after the end of the valuation period;
FMV0 =    the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common shares applicable to one common share (determined by reference to the definition of last reported sale price set forth under “—Conversion Upon Satisfaction of Sale Price Condition” as if references therein to our common shares were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and
MP0 =    the average of the last reported sale prices of our common shares over the valuation period.
The increase to the conversion rate under the preceding paragraph will occur at the close of business on the last trading day of the valuation period; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such trading day in determining the conversion rate as of such trading day.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common shares, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0
SP0 − C
where,
CR0 =    the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;
CR1 =    the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;
SP0 =    the last reported sale price of our common shares on the trading day immediately preceding the ex‑dividend date for such dividend or distribution; and
C =    the amount in cash per share we distribute to all or substantially all holders of our common shares.
Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of common shares, the amount of cash that such holder would have received if such holder owned a number of common shares equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5)
If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common shares (other than an odd lot tender offer), to the extent that the cash and value of any other consideration included in the payment per common share exceeds the average of the last reported sale prices of our common shares over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	AC + (SP1 × OS1)
OS0 × SP1
where,
CR0 =    the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;
CR1 =    the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;
AC =    the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;
OS0 =    the number of common shares outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);
OS1 =    the number of common shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and
SP1 =    the average of the last reported sale prices of our common shares over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and such trading day in determining the conversion rate as of such trading day.
Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of common shares as of the related conversion date as described under “—Settlement Upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the common shares on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.
Except as stated herein, we will not adjust the conversion rate for the issuance of common shares or any securities convertible into or exchangeable for common shares or the right to purchase common shares or such convertible or exchangeable securities.
As used in this section, “ex-dividend date” means the first date on which the common shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common shares on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the common shares trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.
As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common shares (or other applicable security) have the right to receive any cash, securities or other property or in which our common shares (or such other security) are exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common shares (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).
Subject to any applicable stock exchange listing rules, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. Subject to any applicable stock exchange listing rules, we may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common shares or rights to purchase common shares in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.
A holder may, in some circumstances, including a distribution of cash dividends to holders of our common shares, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. Such distribution may, in the case of holders that are not “United States persons” as defined by the Internal Revenue Code, be subject to U.S. federal withholding tax at a 30% rate, which may be set off against interest, common shares, principal, conversion proceeds or sales proceeds subsequently paid or credited to you. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Considerations.”
If we have a rights plan in effect upon conversion of the notes into common shares, you will receive, in addition to any common shares received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the common shares in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common shares, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

•
upon the issuance of any common shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common shares under any plan;

•
upon the issuance of any common shares or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•
upon the issuance of any common shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•
upon the repurchase of any of our common shares pursuant to an open-market share purchase program or other buy-back transaction, including structured or derivative transactions, that is not a tender offer or exchange offer of the kind described under clause (5) above;

•	solely for a change in the par value of the common shares; or

•	for accrued and unpaid interest, if any.
Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments (1) when all such deferred adjustments would result in an aggregate change of at least 1% to the conversion rate, (2) upon conversion of any notes (x) if cash settlement or combination settlement is applicable to such conversion, on each trading day in the observation period for such conversion and (y) if physical settlement is applicable to such conversion, on the relevant conversion date and (3) on each anniversary of the original issue date of the notes, in each case, without duplication and regardless of whether the aggregate adjustment is less than 1%.
Recapitalizations, Reclassifications and Changes of Our Common Shares
In the case of:

•	any recapitalization, reclassification or change of our common shares (other than changes resulting from a subdivision or combination),

•	any consolidation, merger or combination involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,
in each case, as a result of which our common shares would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “share exchange event”), then, at and after the effective time of the share exchange event, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of common shares equal to the conversion rate immediately prior to such share exchange event would have owned or been entitled to receive (the “reference property”) upon such share exchange event. However, at and after the effective time of the share exchange event, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Settlement Upon Conversion” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “—Settlement Upon Conversion” will continue to be payable in cash, (y) any common shares that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement Upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of common shares would have received in such share exchange event and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one common share would have received in such share exchange event. If the share exchange event causes our common shares to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the reference property into which the notes will be convertible will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common shares that affirmatively make such an election or (ii) if no holders of our common shares affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common shares. If the holders of our common shares receive only cash in such share exchange event, then for all conversions that occur after the effective date of such share exchange event (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased as described under “—Increase in Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change or Notice of Redemption”), multiplied by the price paid per common share in such share exchange event and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made.
The supplemental indenture providing that the notes will be convertible into reference property will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under “—Conversion Rate Adjustments” above. If the reference property in respect of any such share exchange event includes shares of stock, securities or other property or assets of a company other than us or the successor or purchasing corporation, as the case may be, in such share exchange event, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to repurchase their notes upon a fundamental change as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” below, as the board of directors reasonably considers necessary by reason of the foregoing. We will agree in the indenture not to become a party to any such share exchange event unless its terms are consistent with the foregoing.
Adjustments of Prices
Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and the “share price” for purposes of a make-whole fundamental change or notice of redemption), our board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.
Increase in Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change or Notice of Redemption
If (i) (a) the “effective date” (as defined below) of a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs prior to the maturity date of the notes or (b) we issue a notice of redemption as provided under “—Optional Redemption” and (ii) a holder elects to convert its notes in connection with such make-whole fundamental change or notice of redemption, as applicable, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional common shares (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change or notice of redemption if (x) in the case of a make-whole fundamental change, the relevant notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change) (such period, the “make-whole fundamental change period”) or (y) in the case of a notice of redemption, the relevant notice of conversion of the notes is received by the conversion agent from, and including, the date we give a notice of redemption to, and including, the scheduled trading day immediately preceding the redemption date.
Upon surrender of notes for conversion in connection with a make-whole fundamental change or notice of redemption, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, as described under “—Conversion Rights—Settlement Upon Conversion.” However, if the consideration for our common shares in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “share price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any increase to reflect the additional shares as described in this section), multiplied by such share price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.
The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make‑whole fundamental change occurs or becomes effective, or the date of the notice of redemption, as the case may be (in each case, the “effective date”) and the price (the “share price”) paid (or deemed to be paid) per common share in the make-whole fundamental change or determined with respect to the redemption, as the case may be. If the holders of our common shares receive in exchange for their common shares only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the share price will be the cash amount paid per share. Otherwise, the share price will be the average of the last reported sale prices of our common shares over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change or the date of the notice of redemption, as the case may be.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted share prices will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares as set forth in the table below will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments.”
The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 principal amount of notes for each share price and effective date set forth below:

Share Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$
, 2017
January 15, 2018
January 15, 2019
January 15, 2020
January 15, 2021
January 15, 2022
January 15, 2023
January 15, 2024
January 15, 2025
The exact share prices and effective dates may not be set forth in the table above, in which case

•
If the share price is between two share prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•
If the share price is greater than $          per share (subject to adjustment in the same manner as the share prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•
If the share price is less than $          per share (subject to adjustment in the same manner as the share prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed common shares, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”
Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change or notice of redemption could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.
Fundamental Change Permits Holders to Require Us to Repurchase Notes
If a “fundamental change” (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal thereof that is equal to $1,000 or a multiple of $1,000. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below.
The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).
A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1)
except as described in clause (2) below, a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common shares representing more than 50% of the voting power of our common shares;

(2)
the consummation of (A) any recapitalization, reclassification or change of our common shares (other than changes resulting from a subdivision or combination) as a result of which our common shares would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common shares will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly owned subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

(3)	our shareholders approve any plan or proposal for the liquidation or dissolution of us; or

(4)
our common shares (or other common equity underlying the notes) cease to be listed or quoted on any of the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors).

A transaction or transactions described in clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common shareholders, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of common equity that is listed or quoted on any of the NYSE, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the notes become convertible into such consideration, excluding cash payments for fractional shares (subject to the provisions set forth above under “—Conversion Rights—Settlement Upon Conversion”).
If any transaction in which our common shares are replaced by the securities of another entity occurs, following completion of any related make-whole fundamental change period (or, in the case of a transaction that would have been a fundamental change or a make-whole fundamental change but for the immediately preceding paragraph, following the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.
On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee, the conversion agent and the paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the conversion rate and any adjustments to the conversion rate;

•
that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder validly withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.
Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.
To exercise the fundamental change repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.
If the notes are not in certificated form, such repurchase notice must comply with appropriate DTC procedures.
Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the second business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.
If the notes are not in certificated form, such notice of withdrawal must comply with appropriate DTC procedures.
We will be required to repurchase the notes on the fundamental change repurchase date. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase and have not been validly withdrawn:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price).
In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes;
in each case, so as to permit the rights and obligations under this “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” to be exercised in the time and in the manner specified in the indenture.
No notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).
The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.
The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.
The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.
If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Relating to this Offering and to Ownership of the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.
Consolidation, Merger and Sale of Assets
The indenture will provide that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.

Although these types of transactions will be permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.
Events of Default
Each of the following is an event of default with respect to the notes:

(1)	default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2)	default in the payment of principal of any note when due and payable at its stated maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)	our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right;

(4)
our failure to give a fundamental change notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” or notice of a specified corporate event as described under “—Conversion Rights—Conversion Upon Specified Corporate Events,” in each case when due;

(5)	our failure to comply with our obligations under “—Consolidation, Merger and Sale of Assets”;

(6)
our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;

(7)
default under any indebtedness of us or any of our significant subsidiaries (or the payment of which is guaranteed by us or any of our significant subsidiaries), whether such indebtedness or guarantee now exists, or is hereafter created, if that default (i) is caused by a failure to pay any such indebtedness at its final stated maturity (after giving effect to any applicable grace period) (a “payment default”) or (ii) results in the acceleration of such indebtedness prior to its final stated maturity, and, in either case, the aggregate principal amount of any such indebtedness, together with the aggregate principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $75.0 million or more;

(8)	certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X; or

(9)
failure by us or any of our significant subsidiaries to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $75.0 million (net of any amount covered by insurance issued by a national insurance company that has not contested coverage), which judgments are not paid, discharged or stayed for a period of 60 days, other than that certain arbitration award granted pursuant to Case No. 18209/VRO/AGF/ZF by the ICC International Court of Arbitration in favor of Worldlink Resources Limited against Cliffs Quebec Iron Mining ULC, The Bloom Lake Iron Ore Mine Limited Partnership and Bloom Lake General Partner Limited (the “arbitration award”) or any judgment related to the arbitration award.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.
Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “—Reports” below, will after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to:

•
0.25% per annum of the principal amount of the notes outstanding for each day during the 90-day period on which such event of default is continuing beginning on, and including, the date on which such an event of default first occurs and ending on, but excluding, the earlier of (x) the date on which such event of default is no longer continuing and (y) the 91st day following the date on which such an event of default first occurs; and

•
0.50% per annum of the principal amount of the notes outstanding for each day during the 90-day period on which such event of default is continuing beginning on, and including, the 91st day following the date on which such an event of default first occurs and ending on, but excluding, the date on which such event of default is no longer continuing.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 181st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.
In order to elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes, the trustee and the paying agent of such election prior to the beginning of such 180-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.
If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.
The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.
Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the redemption price and the fundamental change repurchase price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	the consideration due upon conversion of,
its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be.
Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an event of default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of such security or indemnity; and

(5)
the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.
The indenture will provide that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification reasonably satisfactory to it against any loss, liability or expense caused by taking or not taking such action.
The indenture will provide that if a default occurs and is continuing and is known to the trustee, the trustee must deliver to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or proposing to take in respect thereof.
Payments of the redemption price, the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate plus one percent from the required payment date.
Modification and Amendment
Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)	reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the rate of or extend the stated time for payment of interest on any note;

(3)	reduce the principal of or extend the stated maturity of any note;

(4)	make any change that adversely affects the conversion rights of any notes;

(5)
reduce the redemption price or the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	make any note payable in money, or at a place of payment, other than that stated in the note;

(7)	change the ranking of the notes; or

(8)	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.
Without the consent of any holder, we and the trustee may amend the indenture to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for the assumption by a successor corporation of our obligations under the indenture;

(3)	add guarantees with respect to the notes;

(4)	provide for the issuance of additional notes;

(5)	secure the notes;

(6)	add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

(7)	make any change that does not materially and adversely affect the legal rights of any holder under the indenture or the notes;

(8)
in connection with any transaction described under “—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Shares” above, provide that the notes are convertible into reference property, subject to the provisions described under “—Conversion Rights—Settlement Upon Conversion” above, and make certain related changes to the terms of the notes to the extent expressly required by the indenture;

(9)	evidence and provide for the acceptance of an appointment by a successor trustee;

(10)	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

(11)	conform the provisions of the indenture to the “Description of the Convertible Notes” section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet.
Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to deliver to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.
Discharge
We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, at any redemption date, at any fundamental change repurchase date, upon conversion or otherwise, cash or cash and/or common shares, solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.
Calculations in Respect of Notes
We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the share price, the last reported sale prices of our common shares, the daily VWAPs, the daily conversion values, the daily settlement amounts, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.
Reports
The indenture will provide that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR. The trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website under the indenture.

Trustee
U.S. Bank National Association is the trustee, security registrar, paying agent and conversion agent. U.S. Bank National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. The trustee (including in its capacities as conversion agent, paying agent or registrar) shall have no responsibility to determine the trading price, any settlement amount, the conversion rate or whether any adjustments to the conversion rate are required, or whether the notes are convertible.
We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.
Governing Law
The indenture will provide that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York.
Book-Entry, Settlement and Clearance
The Global Notes
The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.
Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriter; and

•
ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.
Book-Entry Procedures for the Global Notes
All interests in the global notes will be subject to the operations and procedures of DTC and, therefore, you must allow for sufficient time in order to comply with these procedures if you wish to exercise any of your rights with respect to the notes. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.
DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.
DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriter; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.
So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•
will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to notices or the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).
Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.
Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.
Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.
Certificated Notes
Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests through DTC that its notes be issued in physical, certificated form.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
This disclosure is limited to the U.S. federal income tax issues addressed herein. Additional issues may exist that are not addressed in this disclosure and that could affect the U.S. federal income tax treatment of the Convertible Notes and common shares. You should seek your own advice based on your particular circumstances from an independent tax advisor.
The following discussion describes material U.S. federal income tax consequences of owning and disposing of the Convertible Notes and any common shares received on conversion thereof. This discussion applies to you only if you are:

•
an initial investor purchasing Convertible Notes in this offering at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Convertible Notes is sold for money; and

•	holding your Convertible Notes and common shares as capital assets.
This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax or “Medicare contribution tax” consequences or tax consequences applicable to you if you are subject to special rules, such as if you are:

•	a financial institution;

•	an insurance company;

•	a dealer or a trader in securities subject to a mark-to-market method of tax accounting with respect to the Convertible Notes or common shares;

•	holding Convertible Notes or common shares as part of a hedging, “straddle,” integrated transaction, “constructive sale” transaction or similar transaction;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes, or a partner therein;

•	a tax-exempt entity;

•	a regulated investment company;

•	a real estate investment trust;

•	a controlled foreign corporation;

•	a passive foreign investment corporation; or

•	a U.S. expatriate.
If you are a partnership for U.S. federal income tax purposes and hold Convertible Notes or common shares received on conversion thereof, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and upon your activities. If you are a partnership holding Convertible Notes or common shares or a partner therein, you should consult your tax advisor as to your particular U.S. federal income tax consequences of holding and disposing of the Convertible Notes or the common shares.
This summary is based on the Internal Revenue Code, or the “Code,” administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences, possibly retroactively, described herein. If you are considering the purchase of Convertible Notes, you should consult your tax advisor with regard to the application of the U.S. federal income tax laws and gift and estate tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable treaty.

Tax Consequences to U.S. Holders
This discussion applies to you only if you are a U.S. Holder. You are a “U.S. Holder” if you are a beneficial owner of a Convertible Note or common shares received on conversion thereof that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

The Convertible Notes
Payments of Interest. Stated interest paid on a Convertible Note will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the Convertible Notes will be issued without original issue discount for U.S. federal income tax purposes. If, however, a Convertible Note’s principal amount exceeds its issue price by an amount that does not satisfy a de minimis test, you will be required to include the excess in income as original issue discount, as it accrues, in accordance with a constant-yield method based on a compounding of interest before the receipt of cash attributable to this income, regardless of your method of tax accounting.
Additional Amounts. In certain circumstances (see “Description of the Convertible Notes—Conversion Rights—Increase in Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change or notice of redemption”), we may be required to pay amounts on the Convertible Notes that are in excess of stated interest and principal on the Convertible Notes. It is possible that the IRS could assert that such additional or excess amounts are “contingent payments” and that, as a result, the Convertible Notes are properly treated as contingent payment debt instruments for U.S. federal income tax purposes. Under applicable Treasury regulations, however, for purposes of determining whether a debt instrument is a “contingent payment debt instrument,” remote or incidental contingencies (determined as of the date the Convertible Notes are issued) are ignored. Additionally, a debt instrument does not provide for contingent payments merely because it provides for an option to convert the debt instrument into stock of the issuer. Although this matter is not free from doubt, we believe and intend to take the position that these features of the Convertible Notes will not result in the Convertible Notes being treated as “contingent payment debt instruments” under applicable Treasury regulations. Our position is binding on a holder unless such holder discloses otherwise in its timely filed tax return. However, our position is not binding on the Internal Revenue Service, or “IRS.” If the IRS takes a position contrary to that described above, you may be required to accrue interest income based upon a “comparable yield,” regardless of your method of tax accounting. That yield would be higher than the stated interest on the Convertible Notes. In addition, any gain on the sale, exchange, retirement or other taxable disposition of the Convertible Notes (including any gain realized on the conversion of a Convertible Note) would generally be treated as ordinary income rather than capital gain. You should consult your tax advisor regarding your tax consequences if the Convertible Notes were to be treated as contingent payment debt instruments. The remainder of this discussion assumes that the Convertible Notes are not treated as contingent payment debt instruments.
Sale, Exchange or Retirement of the Convertible Notes. Upon the sale, exchange or retirement of a Convertible Note (other than a conversion solely into our common shares or into a combination of cash and our common shares), you will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your tax basis in the Convertible Note. For these purposes, the amount realized does not include any amount attributable to accrued interest, which will be treated as interest, and taxed as described under “—Payments of Interest” above. Your tax basis in a Convertible Note generally will equal your cost to acquire the Convertible Note. Gain or loss realized on the sale, exchange or retirement of a Convertible Note generally will be capital gain or loss, and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Convertible Note has been held for more than one year. Long‑term capital gains recognized by non-corporate U.S. Holders are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.
Conversion of the Convertible Notes Solely into Cash. If you convert the Convertible Notes and we elect to settle the Convertible Notes solely with cash, the cash payment received would be treated as proceeds from the sale of the converted Convertible Note and taxed in the manner described above under “—Sale, Exchange or Retirement of the Convertible Notes.”
Conversion of the Convertible Notes Solely into Common Shares. If you convert Convertible Notes and we elect to settle the Convertible Notes solely with our common shares (and cash in lieu of a fractional share) such conversion generally will not be a taxable event, except that (i) the receipt of cash in lieu of a fractional share will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and your tax basis in such Convertible Note that is allocated to such fractional share) and (ii) the fair market value of common shares received with respect to accrued interest will be treated as a payment of interest (as described above under “—Payments of Interest”).
Your tax basis in the common shares received upon a conversion of a Convertible Note (other than common shares received with respect to accrued interest) will equal the tax basis of the Convertible Note that was converted (other than any portion of the tax basis allocable to a fractional share). Your tax basis in any common shares received with respect to accrued interest will equal the fair market value of the stock received. Your tax basis in a fractional share will be determined by allocating your tax basis in the common shares between the common shares received upon conversion (other than common shares attributable to accrued interest) and the fractional share, in accordance with their respective fair market values. Your holding period for the common shares received will include your holding period for the Convertible Note that was converted, except that the holding period of any common shares received with respect to accrued interest will begin the day after the date of receipt.
Conversion of the Convertible Notes into a Combination of Common Shares and Cash. If you convert the Convertible Notes and we elect to settle the Convertible Notes with a combination of our common shares and cash, the U.S. federal income tax treatment is uncertain. The conversion may be treated for U.S. federal income tax purposes as a “recapitalization” (with cash as boot) in which case you would recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received (other than any cash received in lieu of a fractional share or attributable to accrued but unpaid interest), and (ii) the amount, if any, by which (a) the sum of the cash received (other than any cash received in lieu of a fractional share or attributable to accrued but unpaid interest) and the fair market value, at the time of the conversion, of our common shares received (other than any of our common shares received attributable to accrued but unpaid interest, but including any fractional share deemed received) exceeds (c) your adjusted tax basis in the Convertible Note. In such case, your holding period for our common shares received upon such conversion would include the period during which the Convertible Note was held (except that the holding period for our common shares received with respect to accrued but unpaid interest would begin on the day after the date of receipt), and your adjusted tax basis in our common shares received upon such conversion (including any fractional share deemed received) would equal your adjusted tax basis in the Convertible Note at the time of such conversion, decreased by the amount of cash received (other than any cash received in lieu of a fractional share or attributable to accrued but unpaid interest) and increased by the amount of gain recognized, if any (other than any gain recognized with respect to a fractional share).
Any amount of our common shares or cash received that is attributable to accrued but unpaid interest generally would be taxable to you as ordinary interest income if not previously included in income. You generally will recognize gain or loss for U.S. federal income tax purposes upon the receipt of cash in lieu of a fractional share in an amount equal to the difference between (i) the amount of cash received and (ii) your adjusted tax basis in any fractional share deemed to be received. Any gain or loss recognized on the receipt of cash in lieu of a fractional share will generally be capital gain or loss and will be long-term capital gain or loss if your holding period for the Convertible Note is more than one year at the time of conversion. Long-term capital gains of non-corporate taxpayers currently are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.
Alternatively, the cash payment received may be treated as proceeds from the sale of a portion of the Convertible Note and taxed in the manner described under “—Sale, Exchange or Retirement of the Convertible Notes,” in which case the common shares received on such a conversion would be treated as received upon a conversion of the other portion of the Convertible Note, which generally would not be taxable except to the extent of any common shares received with respect to accrued but unpaid interest. In such case, your tax basis in the Convertible Note would generally be allocated pro rata among the common shares received and the portion of the Convertible Note that is treated as sold for cash. The holding period for the common shares received in the conversion would include the holding period for the Convertible Notes, except that the holding period of any common shares received with respect to accrued but unpaid interest would begin on the day after the date of receipt.
You are encouraged to consult your own tax advisor regarding the tax treatment of the receipt of a combination of our common shares and cash in exchange for our Convertible Notes upon conversion.

Constructive Dividends. The conversion rate of the Convertible Notes will be adjusted in certain circumstances. Under the Code and applicable Treasury regulations, adjustments that have the effect of increasing your proportionate interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to you.
If we were to make a distribution of cash or property to stockholders and the conversion rate of the Convertible Notes were increased pursuant to the antidilution provisions of the indenture, that increase would be deemed to be a distribution to you. In addition, any other increase in the conversion rate of the Convertible Notes (including an adjustment to the conversion rate in connection with a make-whole fundamental change) may, depending on the circumstances, be deemed to be a distribution to you. In certain circumstances, the failure to adjust the conversion rate may result in a taxable distribution to you, if as a result of that failure your proportionate interest in our assets or earnings and profits is increased.
Any deemed distribution will be taxed in the same manner as an actual distribution. See “Common Shares—Taxation of Distributions” below. However, it is not entirely clear that deemed distributions treated as dividends would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate U.S. Holders or for the dividends-received deduction applicable to certain dividends paid to corporate U.S. Holders. You should consult your tax advisor as to the tax consequences of deemed distributions. Because a deemed distribution treated as a dividend would not give rise to any cash from which any applicable backup withholding could be satisfied, if backup withholding was paid on your behalf (because you failed to establish an exemption from backup withholding), that backup withholding might be withheld from subsequent payments of cash and common shares payable on the Convertible Notes.
Possible Effect of a Consolidation or Merger. In certain situations, we may consolidate or merge into another entity, as described above under “Description of Notes—Consolidation, Merger and Sale of Assets.” Depending on the circumstances, a change in the obligor of the Convertible Notes as a result of a consolidation or merger could result in a deemed taxable exchange of your Convertible Notes for newly issued Convertible Notes, potentially resulting in the recognition of taxable gain or loss. If as a result of a merger or other transaction the common shares into which the Convertible Notes may be converted is no longer stock of the obligor of the Convertible Notes, a conversion of the Convertible Notes into such common shares could be a taxable event.
Common Shares
Taxation of Distributions. A distribution paid on our common shares, other than one of certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits, and will be includible in your income as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of your investment, up to your tax basis in the common shares. Any remaining excess will be treated as capital gain. If you are a non-corporate U.S. Holder, these dividends are eligible to be taxed at reduced rates if you meet certain holding period and other requirements. If you are a corporate U.S. Holder, these dividends will be eligible for the dividends‑received deduction if you meet certain holding period and other requirements.
Sale or Other Taxable Disposition of Common Shares. For U.S. federal income tax purposes, gain or loss that you recognize on the sale or other taxable disposition of common shares generally will be capital gain or loss and will be long-term capital gain or loss if you have held the common shares for more than one year. The amount of gain or loss will equal the difference between your tax basis in the common shares disposed of and the amount realized on the disposition. Long-term capital gains recognized by non-corporate U.S. Holders are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.
Backup Withholding and Information Reporting
Information returns generally will be filed with the IRS in connection with payments of interest on the Convertible Notes, dividends on the common shares and the proceeds from a sale or other disposition of the Convertible Notes or the common shares, unless you are an exempt recipient such as a corporation. You will be subject to backup withholding on these payments if you fail to provide your taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders
This discussion applies to you only if you are a Non-U.S. Holder. You are a “Non-U.S. Holder” if you are a beneficial owner of a Convertible Note or common shares received upon conversion of the Convertible Notes that is, for U.S. federal income tax purposes, neither a U.S. Holder nor a partnership.
A “Non-U.S. Holder” does not include an individual present in the United States for 183 days or more in the taxable year of disposition of the Convertible Notes or common shares. If you meet this description, you should consult your tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of the Convertible Notes or common shares received on conversion thereof.
Payments on the Convertible Notes. Subject to the discussions below concerning backup withholding and FATCA, payments of principal and interest (including interest deemed to be received upon conversion) on the Convertible Notes to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that:

•	you are not engaged in a United States trade or business;

•
you do not own, actually or constructively, 10% or more of the total combined voting power of all of our classes of stock entitled to vote and are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•	you certify on a properly executed IRS Form W-8BEN or W-8BEN-E, under penalties of perjury, that you are not a United States person.
If you are engaged in a United States trade or business, and if interest on a Convertible Note is effectively connected with the conduct of that trade or business, you will generally be taxed on that income in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax advisor with respect to other U.S. tax consequences of owning and disposing of Convertible Notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower applicable income tax treaty rate) if you are a corporation.
Sale, Exchange or Other Disposition of Notes or Common Shares. Subject to the discussion below concerning backup withholding and FATCA, you generally will not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of Convertible Notes (including a conversion of Convertible Notes) or common shares, unless:

•	the gain is effectively connected with the conduct of a United States trade or business, or

•
we are or have been within the shorter of the five-year period preceding such sale or other disposition of Convertible Notes or common shares and the period during which you held the Convertible Notes or common shares, a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes, you are not eligible for an exemption under an applicable income tax treaty and certain other conditions are met (as described below).

With respect to the first bullet point above, if you are engaged in a United States trade or business and gain recognized on a sale or other disposition of Convertible Notes or common shares is effectively connected with your conduct of that trade or business, as described above under “—Payments on the Convertible Notes,” you will generally be taxed in the same manner as a U.S. Holder, subject to an applicable income tax treaty providing otherwise.
With respect to the second bullet point above, a U.S. corporation generally is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe we currently are likely a USRPHC. Assuming we are a USRPHC, subject to the next two paragraphs, a Non-U.S. Holder generally will be taxed on gain recognized on the sale, exchange or other taxable disposition of the Convertible Notes (including a conversion of Convertible Notes) or our common shares in the same manner as if such Non-U.S. Holder were a United States person (subject to an applicable income tax treaty providing otherwise) and/or a 15% withholding tax will apply to the gross proceeds from the sale, exchange or other taxable disposition of the Convertible Notes (including a conversion of Convertible Notes) or our common shares.
However, in the case of a disposition of the Convertible Notes, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to such gain as a result of us being or having been a USRPHC if either (i) our common shares continue to be “regularly traded on an established securities market,” as defined by applicable Treasury

Regulations, the Convertible Notes are not regularly traded on an established securities market, and the fair market value of the Convertible Notes owned, directly or constructively (by application of certain attribution rules), by the Non-U.S. Holder on any date the Non-U.S. Holder acquired Convertible Notes did not exceed the fair market value of 5% of our outstanding common shares, or (ii) our common shares continue to be regularly traded on an established securities market, the Convertible Notes are considered regularly traded on an established securities market, and, at all times during the shorter of (a) the five-year period preceding the disposition date and (b) the Non-U.S. Holder’s holding period for such Convertible Notes, the Non-U.S. Holder owns, directly or constructively (by application of certain attribution rules), no more than 5% of the outstanding Convertible Notes.
In the case of a disposition of our common shares, if and so long as our common shares continue to be regularly traded on an established securities market, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to such gain as a result of us being or having been a USRPHC if such Non-U.S. Holder held, directly or constructively (by application of certain attribution rules), at all times during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the common shares, 5% or less of our common shares.
Our common shares are currently listed on the NYSE and we believe that, for as long as our common shares continue to be so listed, our common shares will be treated as “regularly traded on an established securities market.” Non-U.S. Holders should consult their tax advisors regarding the possibility that a sale, exchange or other taxable disposition of the Convertible Notes (including a conversion of Convertible Notes) or our common shares may be subject to U.S. federal income taxation and withholding if our company is a USRPHC.
Dividends and Constructive Dividends. In the event that we pay a dividend (or are deemed to pay a dividend, as described above under “—Tax Consequences to U.S. Holders—The Convertible Notes—Constructive Dividends”) to a Non‑U.S. Holder, that dividend generally will be subject to withholding tax at a 30% rate, or, subject to the discussion of FATCA below, a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, you will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E certifying your entitlement to benefits under the relevant treaty. In the case of any constructive dividend, it is possible that the amount of this tax could be withheld from interest, common shares, principal, conversion proceeds or sales proceeds subsequently paid or credited to you. Withholding does not apply if you provide a properly executed IRS Form W‑8ECI, certifying that the dividends are effectively connected with your conduct of a United States trade or business. As described above under “—Payments on the Convertible Notes,” effectively connected dividends will generally be taxed in the same manner as if you were a U.S. Holder. In that case, you should consult your tax advisor with respect to other U.S. tax consequences of owning and disposing of Convertible Notes and/or common shares, including the possible imposition of a branch profits tax at a rate of 30% (or a lower applicable income tax treaty rate) if you are a corporation.
Backup Withholding and Information Reporting. Information returns will be filed with the IRS in connection with payments on the Convertible Notes and on the common shares. Unless you comply with certification procedures to establish that you are not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Convertible Notes or common shares, and you may be subject to U.S. backup withholding on payments on the Convertible Notes and on the common shares or on the proceeds from a sale or other disposition of the Convertible Notes or common shares. Compliance with the certification procedures required to claim the exemption from withholding tax on interest, described above, will avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.
FATCA. The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and Treasury regulations thereunder, commonly referred to as “FATCA,” when applicable, will impose a U.S. federal withholding tax of 30% on certain types of payments, including payments of U.S.-source interest and dividends and gross proceeds from the sale of certain securities producing such U.S.-source interest and dividends, made to (i) “foreign financial institutions” (as defined in the legislation) unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, and (ii) certain nonfinancial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under final Treasury regulations and other guidance, the FATCA withholding obligations will apply with respect to interest paid on our Convertible Notes, dividends paid on our common shares, and, after December 31, 2018, the payment of gross proceeds of dispositions of our Convertible Notes and common shares. Non-U.S. Holders are urged to consult their own tax advisors regarding the implications of the potential application of FATCA withholding on an investment in the Convertible Notes and our common shares.
We will not pay any additional amounts to Non-U.S. Holders in respect of any amounts withheld, including pursuant to FATCA. Under certain circumstances, you might be eligible for refunds or credits of such taxes. You should consult with your own tax advisor regarding the effect, if any, of the FATCA provisions to you based on your particular circumstances.
The preceding discussion of certain United States federal income tax consequences is general information only and is not tax advice. Accordingly, you should consult your own tax advisor as to the particular tax consequences to you of purchasing, holding or disposing of Convertible Notes and common shares, including the applicability and effect of any state, local or non-U.S. tax laws, and of any changes or proposed changes in applicable law.

UNDERWRITING
Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs & Co. LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of Convertible Notes set forth opposite its name below.

Underwriter	Principal Amount of Convertible Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
Goldman Sachs & Co. LLC
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Jefferies LLC
PNC Capital Markets LLC
Citizens Capital Markets, Inc.
Regions Securities LLC
The Huntington Investment Company
B. Riley FBR, Inc.
Total	$
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Convertible Notes sold under the underwriting agreement if any of these Convertible Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriting agreement provides that the underwriters’ obligations to purchase the Convertible Notes depend on the satisfaction of the conditions contained in the underwriting agreement. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.
Commissions and Discounts
The underwriters propose initially to offer the Convertible Notes directly to the public at the public offering price set forth on the cover of this prospectus supplement, plus accrued interest from the original issue date of the Convertible Notes, if any, and to certain dealers at such price less a concession not in excess of % of the principal amount of the Convertible Notes, plus accrued interest from the original issue date of the Convertible Notes, if any. If all of the Convertible Notes are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms.
The following table shows the per Convertible Note and total underwriting discount that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Per Note	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds (before expenses) to us	$	$	$

We estimate that the total expenses related to this offering payable by us, excluding the underwriting discount, will be approximately $ million. The underwriters may reimburse us for certain of our expenses in connection with this offering.
Over-allotment Option
We have granted the underwriters an option to purchase, within a 30-day period beginning on, and including, the date of this prospectus supplement, up to an additional $41,250,000 aggregate principal amount of Convertible Notes from us at the public offering price less the underwriting discount solely for the purpose of covering over-allotments, if any. If the underwriters exercise this option, they will be obligated, subject to conditions contained in the underwriting agreement, to purchase such Convertible Notes from us.
New Issue of Notes
The Convertible Notes are a new issue of securities with no established trading market. We do not intend to apply for a listing of the Convertible Notes on any stock exchange. We have been advised by certain of the underwriters that they presently intend to make a market in the Convertible Notes but they are not obligated to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of a liquid trading market for the Convertible Notes or that an active public market for the Convertible Notes will develop. If an active public trading market for the Convertible Notes does not develop or is not maintained, the market price and liquidity of the Convertible Notes may be adversely affected. If the Convertible Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.
New York Stock Exchange
Our common shares are listed on the New York Stock Exchange under the symbol “CLF.”
The transfer agent and registrar for our common shares is Wells Fargo Shareowner Services.
Settlement
It is expected that delivery of the Convertible Notes will be made against payment therefor on or about , 2017, which is the business day following the date hereof (such settlement cycle being referred to as “T+ ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Convertible Notes on the date of pricing or the next succeeding business days will be required, by virtue of the fact that the Convertible Notes initially will settle in T+ , to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the Convertible Notes prior to the date of delivery hereunder should consult their own advisors.
No Sales of Similar Securities
We have agreed with the underwriters for a period of 90 days after the date of this prospectus supplement, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of our common shares or any securities convertible into or exercisable or exchangeable for our common shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common shares or such other securities, in cash or otherwise, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs & Co. LLC, other than:
(A) the Convertible Notes to be sold in connection with this prospectus supplement and any common shares delivered upon conversion of the Convertible Notes;
(B) any common shares issued upon the exercise or settlement of any equity awards under the our equity compensation plans existing on the date hereof;
(C) the grant of options and other equity awards under our equity compensation plans existing on the date hereof; and

(D) any common shares to be sold pursuant to our deferred compensation plans and savings plans existing on the date hereof.
Our executive officers (other than P. Kelly Tompkins, who is retiring as of December 31, 2017) and directors have agreed with the underwriters, for a period of 90 days after the date of this prospectus supplement, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our common shares or any securities convertible into or exercisable or exchangeable for our common shares, (including, without limitation, common shares or any securities convertible into or exercisable or exchangeable for common shares which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common shares or any securities convertible into or exercisable or exchangeable for common shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common shares or such other securities, in cash or otherwise or (iii) make any demand for or exercise any right with respect to the registration of any shares of common shares or any security convertible into or exercisable or exchangeable for common shares, in each case, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs & Co. LLC, other than:
(A) the transfer of common shares to us to satisfy any payment or withholding obligations in connection with the vesting, exercise or settlement of any equity awards under the our equity compensation plans in existence on the date hereof;
(B) the transfer of common shares by will or intestacy;
(C) transfers of common shares as a bona fide gift or gifts;
(D) transfers of common shares to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned; and
(E) the establishment of, but not any sales pursuant to, a Rule 10b5-1 plan;
provided that in the case of any transfer or distribution pursuant to clause (B), (C) or (D), each transferee shall execute and deliver to the representative a lock-up letter in the form provided in the underwriting agreement; provided, further, that in the case of any transfer or distribution, no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 90-day restricted period referred to above or for transfers made pursuant to clause (A) above a filing on Form 4 made when required); provided, further, that in the case of any establishment of a Rule 10b5-1 plan, no filing by any party under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such establishment of a Rule 10b5-1 plan (other than any disclosure in a filing pursuant to Section 16 of the Exchange Act) without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs & Co. LLC on behalf of the underwriters, unless such party is required to do so by applicable law or the rules and regulations of any applicable stock exchange upon which our common shares are listed. The lock-up letters do not prohibit the exercise or settlement of any equity awards under our compensation plans in existence on the date hereof, however, any common shares received upon such exercise or settlement will be subject to the 90-day restricted period referred to above.
Price Stabilization, Short Positions
Until the distribution of the Convertible Notes is completed, SEC rules may limit the underwriters from bidding for and purchasing the Convertible Notes or our common shares. However, the underwriters may engage in transactions that stabilize the price of the Convertible Notes or our common shares, such as bids or purchases of Convertible Notes or common shares in the open market while this offering is in progress to peg, fix or maintain that price. These transactions also may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Convertible Notes than they are required to purchase in this offering. “Covered” short sales are made in an amount not greater than the underwriters’ over-allotment option. The underwriters may reduce that short position by purchasing Convertible Notes in the open market or by exercising all or part of the over-allotment option described above. In determining the source of Convertible Notes to close out the covered short position, the underwriters will consider, among other things, the price of Convertible Notes available for purchase in the open market as compared to the price at which they may purchase additional Convertible Notes pursuant to the option to be granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing Convertible Notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Convertible Notes in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of Convertible Notes or our common shares made by the underwriters in the open market to peg, fix or maintain the price of the Convertible Notes or our common shares prior to the completion of this offering.
Neither we nor the underwriters make any representation or prediction as to the effect the transactions described above may have on the price of the Convertible Notes or our common shares. Any of these activities may have the effect of raising or maintaining the market price of the Convertible Notes or preventing or retarding a decline in the market price of the Convertible Notes. They may also cause the price of the Convertible Notes to be higher than the price that might otherwise exist on the open market in the absence of these transactions. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Distribution
In connection with the offering, the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.
Other Relationships
Some of the underwriters and their affiliates have, from time to time, provided and/or are currently providing investment banking and financial advisory services to us and our affiliates. For example, certain of the underwriters are acting as initial purchasers in our concurrent secured notes offering. See “Summary—-Recent Developments—Concurrent Offering of Secured Notes.” In addition, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is the administrative agent and a lender, and affiliates of certain of the underwriters are lenders, under our ABL Facility. The underwriters may in the future provide various investment banking and other services to us, and our affiliates, for which they would receive customary compensation from us.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters or their affiliates routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Convertible Notes offered hereby. Any such short positions could adversely affect future trading prices of the Convertible Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Notice to Prospective Investors in Canada
This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the Convertible Notes. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the Convertible Notes and any representation to the contrary is an offence.
Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement that the Company and the underwriters provide investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships that may exist between the Company and the underwriters as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.
Resale Restrictions
The offer and sale of the Convertible Notes in Canada is being made on a private placement basis only and is exempt from the requirement that the Company prepares and files a prospectus under applicable Canadian securities laws. Any resale of the Convertible Notes acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Convertible Notes outside of Canada.
Representations of Purchasers
Each Canadian investor who purchases the Convertible Notes will be deemed to have represented to the Company, the underwriters and to each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.
Taxation and Eligibility for Investment
Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the Convertible Notes and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the Convertible Notes or with respect to the eligibility of the Convertible Notes for investment by such investor under relevant Canadian federal and provincial legislation and regulations.
Rights of Action for Damages or Rescission
Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum, including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defences under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.
Information for Canadian Investors with Respect to National Instrument 43-101 Standards of Disclosure for Mineral Projects
Canadian investors are advised that the data contained within this document and the documents incorporated by reference herein, as applicable, relating to mineral reserves of the Company is based on information prepared by the Company at the direction of Michael Young, Director of Technical Services with the Company, who is a member of The Society for Mining, Metallurgy and Exploration, Inc. (“SME”) and a “Qualified Person” as that term is defined in National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”). The estimates of mineral reserves contained within this document and the documents incorporated by reference herein, as applicable, have been prepared in accordance with the requirements of SEC Industry Guide 7 The Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations (“SEC Industry Guide 7”) and do not constitute a “technical report” prepared in accordance with NI 43-101. Canadian investors are advised that while the reserve classifications applied to assets under SEC Industry Guide 7 and under the CIM Definition Standards on Mineral Resources and Mineral Reserves (the standards adopted in NI 43-101) (the “CIM Definition Standards”) are substantially the same, they are subject to certain material exceptions.
Canadian investors are advised that, in respect of mineral reserve estimates, the full process required to reconcile the mineral reserve estimate information contained within this document and the documents incorporated by reference herein, as applicable, and presented in accordance with SEC Industry Guide 7, to the CIM Definition Standards has not been undertaken. Canadian investors are advised that no technical report, as defined under NI 43-101, will be provided to Canadian investors in connection with the offer and/or the investor’s acquisition of the

Convertible Notes. Canadian investors are also advised to consult with their own legal advisers and other experts, including “Qualified Persons,” concerning disclosure standards under NI 43-101 and the material differences between SEC Industry Guide 7 and the standards adopted in NI 43-101 prior to investing in the Convertible Notes.
Language of Documents
Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement
Notice to Prospective Investors in the European Economic Area
In relation to each member state of the European Economic Area (each, a “Member State”), no offer of Convertible Notes which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive.
provided that no such offer of Convertible Notes referred to in (a) to (c) above shall result in a requirement for the Company or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive,
Each person located in a Member State to whom any offer of Convertible Notes is made or who receives any communication in respect of an offer of Convertible Notes, or who initially acquires any Convertible Notes will be deemed to have represented, warranted, acknowledged and agreed to and with the representative and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any Convertible Notes acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the Convertible Notes acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative has been given to the offer or resale; or where Convertible Notes have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those Convertible Notes to it is not treated under the Prospectus Directive as having been made to such persons.
The Company, the representative and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.
This prospectus supplement has been prepared on the basis that any offer of Convertible Notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Convertible Notes. Accordingly any person making or intending to make an offer in that Member State of Convertible Notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the representative have authorized, nor do they authorize, the making of any offer of Convertible Notes in circumstances in which an obligation arises for the Company or any underwriters to publish a prospectus for such offer.
For the purposes of this provision, the expression an “offer of Convertible Notes to the public” in relation to any Convertible Notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Convertible Notes to be offered so as to enable an investor to decide to purchase or subscribe the Convertible Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.
The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom
Each underwriter has represented and agreed that:

(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”)) received by it in connection with the issue or sale of the Convertible Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Convertible Notes in, from or otherwise involving the United Kingdom.
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”); (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order, and/or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.
Notice to Prospective Investors in Switzerland
The Convertible Notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Convertible Notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company, the Convertible Notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the Convertible Notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of the Convertible Notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Convertible Notes.
Notice to Prospective Investors in the Netherlands
The Convertible Notes may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The Convertible Notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Convertible Notes offered should conduct their own due diligence on the Convertible Notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to this offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the Convertible Notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Convertible Notes without disclosure to investors under Chapter 6D of the Corporations Act.
The Convertible Notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act.
Further, any common shares issued on conversion of the Convertible Notes must not be offered for sale in Australia in the period of 12 months after the date of issue of those common shares except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Convertible Notes or our common shares must observe such Australian on-sale restrictions.
This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in Hong Kong
The Convertible Notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong, or which do not constitute an offer to the public within the meaning thereof.
No advertisement, invitation or document relating to the Convertible Notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Convertible Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of Hong Kong) and any rules made thereunder.
Notice to Prospective Investors in Japan
The Convertible Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”)and, accordingly, will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and all other applicable laws, regulations and governmental guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore
This prospectus supplement has not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Convertible Notes may not be circulated or distributed, nor may the Convertible Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)), pursuant to Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to the conditions set forth in the SFA.
Where the Convertible Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(1)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(2)
a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the Convertible Notes pursuant to an offer made under Section 275 of the SFA except:

(1)
to an institutional investor pursuant to Section 274 of the SFA or to a relevant person pursuant to Section 275(1) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS
Jones Day will pass upon the validity of the Convertible Notes. Certain legal matters relating to the offering of the Convertible Notes hereby will be passed upon for the underwriters by Davis Polk & Wardwell LLP.
EXPERTS
The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of Cleveland-Cliffs Inc.’s and subsidiaries internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Prospectus
Cliffs Natural Resources Inc.
Common Shares
Preferred Stock
Depositary Shares
Warrants
Subscription Rights
Debt Securities
Units
We may offer and sell from time to time our common shares, preferred stock, depositary shares, warrants, subscription rights and debt securities, as well as units that include any of these securities.
We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.
We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.
Investing in any of our securities involves risk. Please read carefully the section entitled “Risk Factors” on page 7 of this prospectus and the information included and incorporated by reference in this prospectus.
________________________
Our common shares are listed on the New York Stock Exchange under the symbol “CLF.” If we decide to seek a listing of any securities offered by this prospectus, we will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any, in one or more supplements to this prospectus.
________________________
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
________________________
The date of this prospectus is February 9, 2017.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time sell the securities described in this prospectus in one or more offerings at prices and on other terms to be determined at the time of offering.
This prospectus provides you with a general description of the securities we may offer. Each time we sell such securities, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find More Information” and “Information We Incorporate By Reference.”
We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
References in this prospectus to the terms “we,” “us,” “our” or “Cliffs” or other similar terms mean Cliffs Natural Resources Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room.
We make available, free of charge, on our website at www.cliffsnaturalresources.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of securities described in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2016; and

•	the description of our common shares contained in the Current Report on Form 8-K/A filed on May 21, 2008, including any subsequently filed amendments and reports updating such description.
We do not and will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports. You may obtain copies of these filings without charge by accessing the investor relations section of www.cliffsnaturalresources.com or by requesting the filings in writing or by telephone at the following address and telephone number.
Cliffs Natural Resources Inc.
Investor Relations
200 Public Square
Suite 3300
Cleveland, Ohio 44114
Telephone Number: (216) 694-5700

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including the documents incorporated by reference, contains, and any prospectus supplement may contain, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. These statements speak only as of the date of this prospectus or the date of the document incorporated by reference, as applicable, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. These statements appear in a number of places in this prospectus, including the documents incorporated by reference, and relate to, among other things, our intent, belief or current expectations of our directors or our officers with respect to: our future financial condition; results of operations or prospects; estimates of our economic iron ore reserves; our business and growth strategies; and our financing plans and forecasts. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors, some of which are unknown, including, without limitation:

•
uncertainty and weaknesses in global economic conditions, including downward pressure on prices caused by oversupply or imported products, the impact of any reduced barriers to trade, the outcomes of recently filed and forthcoming trade cases, reduced market demand and any change to the economic growth rate in China;

•
continued volatility of iron ore and steel prices and other trends, including the supply approach of the major iron ore producers, affecting our financial condition, results of operations or future prospects, specifically the impact of price-adjustment factors on our sales contracts;

•	our level of indebtedness could limit cash flow available to fund working capital, capital expenditures, acquisitions and other general corporate purposes or ongoing needs of our business;

•	availability of capital and our ability to maintain adequate liquidity;

•	our ability to successfully conclude the Companies' Creditors Arrangement Act (Canada), or CCAA, process in a manner that minimizes cash outflows and associated liabilities;

•	the impact of our customers reducing their steel production due to increased market share of steel produced using other methods or lighter-weight steel alternatives;

•	uncertainty relating to restructurings in the steel industry and/or affecting the steel industry;

•	the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration;

•	the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all;

•	problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry;

•	our ability to reach agreement with our customers regarding any modifications to sales contract provisions, renewals or new arrangements;

•	our actual levels of capital spending;

•	our ability to successfully diversify our product mix and add new customers beyond our traditional blast furnace clientele;

•	our actual economic iron ore reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve;

•	our ability to cost-effectively achieve planned production rates or levels;

•	our ability to successfully identify and consummate any strategic investments or development projects;

•	changes in sales volume or mix;

•	events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets, as well as any resulting impairment charges;

•	our ability to maintain appropriate relations with unions and employees;

•
impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes;

•	uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events;

•	adverse changes in currency values, currency exchange rates, interest rates and tax laws;

•	risks related to international operations;

•	the potential existence of significant deficiencies or material weakness in our internal control over financial reporting; and

•	other risks described in our reports filed with the SEC.
These factors and the other risk factors described in this prospectus, including the documents incorporated by reference, are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

OUR BUSINESS
Cliffs Natural Resources Inc. is a leading mining and natural resources company. Founded in 1847, we are recognized as the largest and oldest independent iron ore mining company in the United States. We are a major supplier of iron ore pellets to the North American steel industry from our mines and pellet plants located in Michigan and Minnesota. Additionally, we operate an iron ore mining complex in Western Australia. Driven by the core values of safety, social, environmental and capital stewardship, our employees endeavor to provide all stakeholders with operating and financial transparency.
We are organized through a global commercial group responsible for sales and delivery of our products and operations groups responsible for the production of the iron ore that we market. Our continuing operations are organized according to geographic location: U.S. Iron Ore and Asia Pacific Iron Ore.
In the U.S., we currently own or co-own four operational iron ore mines plus one indefinitely idled mine. We are currently operating one iron ore mine in Michigan and three iron ore mines in Minnesota. All four mines are currently operating at or near full capacity. The Empire mine located in Michigan was indefinitely idled beginning on August 3, 2016. We plan to continue shipping Empire's remaining inventory of pellets into 2017. Our Asia Pacific operations consist solely of our Koolyanobbing iron ore mining complex in Western Australia, which is currently operating at or near full capacity.
Also, for the majority of 2015, we operated two metallurgical coal operations in Alabama and West Virginia. In December 2015, we completed the sale of these operations, which marked our exit from the coal business. As of March 31, 2015, management determined that our North American Coal operating segment met the criteria to be classified as held for sale under Accounting Standards Codification, or ASC, 205, Presentation of Financial Statements. As such, all current year and historical North American Coal operating segment results are included in our financial statements incorporated by reference in this prospectus and classified within discontinued operations.
Additionally, we continue to own one non-operating iron ore mine in Eastern Canada that is currently in restructuring proceedings in Montreal, Quebec under the CCAA. Financial results prior to the respective deconsolidations of Bloom Lake General Partner Limited and certain of its affiliates, including Cliffs Quebec Iron Mining ULC, which we refer to herein as the Bloom Lake Group, and Wabush Iron Co. Limited and Wabush Resources Inc., and certain of its affiliates, including Wabush Mines (an unincorporated joint venture of Wabush Iron Co. Limited and Wabush Resources Inc.), Arnaud Railway Company and Wabush Lake Railway Company, which we refer to herein as the Wabush Group, and subsequent expenses directly associated with the Bloom Lake Group, Wabush Group and certain other wholly-owned subsidiaries, collectively referred to herein as the Canadian Entities, are included in our financial statements incorporated by reference in this prospectus and classified within discontinued operations.
Our principal executive offices are located at 200 Public Square, Suite 3300, Cleveland, Ohio 44114-2315. Our main telephone number is (216) 694-5700, and our website address is www.cliffsnaturalresources.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus.

RISK FACTORS
Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q, which have been or will be incorporated by reference into this document. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

USE OF PROCEEDS
Unless we inform you otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of our securities to which this prospectus relates for general corporate purposes. These purposes may include, but are not limited to:

•	reduction or refinancing of outstanding indebtedness or other corporate obligations;

•	additions to working capital;

•	capital expenditures; and

•	strategic investments.
Pending any specific application, we may initially invest funds in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES AND
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS
The following table sets forth our ratio of consolidated earnings to fixed charges and of consolidated earnings to combined fixed charges and preferred stock dividends for the periods presented:

	Year ended December 31,
	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges	1.9x	2.0x	—	5.4x	4.3x
Ratio of earnings to combined fixed charges and preferred stock dividends	1.9x	2.0x	—	5.4x	4.3x
“Fixed charges” represent interest expense, capitalized interest, acceleration of debt issuance costs and the interest portion of rental expense. “Earnings” represent the consolidated pretax income from continuing operations before extraordinary items (excluding undistributed earnings of non-consolidated affiliates), net adjustments for capitalized interest and fixed charges deducted from earnings. For the year ended December 31, 2014, there was a deficiency of earnings to cover the fixed charges of $235.4 million. The insufficient earnings were primarily due to the adverse impact of impairment charges, establishment of valuation allowances against certain deferred tax assets and unfavorable spending, which were partially offset by total increased iron ore and coal production sales volumes in 2014 at most of our operations around the world.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the terms and provisions of our capital stock. The rights of our shareholders are governed by the Ohio Revised Code, our Third Amended Articles of Incorporation, which we refer to as our Articles of Incorporation, and our Regulations, which we refer to as our regulations. This summary is qualified by reference to our governing corporate instruments to which we have referred you and applicable provisions of Ohio law. To obtain a copy of our Articles of Incorporation and regulations, see “Where You Can Find More Information.”
Common Shares
We have authorized 400,000,000 common shares, par value $0.125 per share. The holders of our common shares are entitled to one vote for each share on all matters upon which shareholders have the right to vote and, upon proper notice, are entitled to cumulative voting rights in the election of directors. Our common shares do not have any preemptive rights, are not subject to redemption and do not have the benefit of any sinking fund. Holders of our common shares are entitled to receive such dividends as our directors from time to time may declare out of funds legally available therefore. Entitlement to dividends is subject to the preferences granted to other classes of securities we have or may have outstanding in the future. In the event of our liquidation, holders of our common shares are entitled to share in any of our assets remaining after satisfaction in full of our liabilities and satisfaction of such dividend and liquidation preferences as may be possessed by the holders of other classes of securities we have or may have outstanding in the future.
The transfer agent and registrar for our common shares is Wells Fargo Shareowner Services.
Preferred Stock
We have authorized 3,000,000 shares of serial preferred stock, Class A, without par value, which we refer to as Class A Preferred Stock, and 4,000,000 shares of serial preferred stock, Class B, without par value, which we refer to as Class B Preferred Stock. Under our Articles of Incorporation, our board of directors can issue, without further shareholder action, up to 3,000,000 shares of Class A Preferred Stock and up to 4,000,000 shares of Class B Preferred Stock, which we refer to collectively as Preferred Stock, in each case, with such rights and restrictions as set forth as the express terms of the Class A Preferred Stock and the Class B Preferred Stock, respectively, in our Articles of Incorporation and with such additional provisions as our board of directors may determine, including dividend, redemption, sinking fund, liquidation and conversion (with respect to Class A Preferred Stock only) rights, and additional restrictions.
In some cases, the issuance of Preferred Stock could delay, defer or prevent a change in control and make it harder to remove present management, without further action by our shareholders. Under some circumstances, Preferred Stock could also decrease the amount of earnings and assets available for distribution to holders of our common shares if we liquidate or dissolve and could also restrict or limit dividend payments to holders of our common shares. In the event that we do not pay dividends or set apart funds therefor in the amount of six full quarterly dividends, whether or not consecutive and whether or not earned or declared, with respect to any outstanding series of Class A Preferred Stock, the holders of shares of all series of Class A Preferred Stock have the right to elect two directors to our board, in addition to the directors elected at the previous annual shareholders meeting. Such directors will serve annual terms, expiring at the earliest of the next succeeding annual meeting of shareholders or whenever the rights of the holders of the Class A Preferred Stock become unvested as a result of satisfaction of the dividend rights to which they are entitled. The holders of Class B Preferred Stock have the same, but distinct, special voting rights.
Class A Preferred Stock
Dividends
The holders of Class A Preferred Stock of each series, in preference to the holders of common shares and of any other class of shares ranking junior to the Class A Preferred Stock, shall be entitled to receive out of any funds legally available therefor and when and as declared by our board of directors, dividends in cash at the rate for such series fixed in accordance with the provisions of our Articles of Incorporation, payable on the dividend payment dates fixed for such series. Accumulations of dividends, if any, shall not bear interest.
Redemption
Subject to the express terms of each series of Class A Preferred Stock and to the provisions of our Articles of Incorporation, we (i) may, from time to time, redeem all or any part of the Class A Preferred Stock of any series at the time outstanding at the option of our board of directors at the applicable redemption price for such series fixed in accordance with the provisions of our Articles of Incorporation, and (ii) shall, from time to time, make such redemptions of the Class A Preferred Stock of any series as may be required to fulfill the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price, fixed in accordance with the provisions of our Articles of Incorporation, together in each case with (A) all then accrued and unpaid dividends upon such shares for all dividend payment dates on or prior to the redemption date and (B) if the redemption date is not a dividend payment date for such series, a proportionate dividend, based on the number of elapsed days, for the period from the day after the most recent such dividend payment date through the redemption date.
Liquidation
The holders of Class A Preferred Stock of any series, shall, in case of our voluntary or involuntary liquidation, our dissolution or the winding up of our affairs, be entitled to receive in full, out of our assets, including our capital, before any amount shall be paid or distributed among the holders of the common shares or any other shares ranking junior to the Class A Preferred Stock, the amounts fixed with respect to shares of such series in accordance with our Articles of Incorporation.
Voting
The holders of Class A Preferred Stock shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders; and, except as otherwise provided in our Articles of Incorporation or required by law, the holders of Class A Preferred Stock and the holders of common shares shall vote together as one class on all matters presented to the shareholders. If we default in the payment of dividends on any series of Class A Preferred Stock outstanding, in an amount equal to six full quarterly dividends on any such series, whether or not consecutive and whether or not declared, the holders of Class A Preferred Stock will have the right to elect two directors to our board of directors. Such directors will remain until all accrued and unpaid dividends on all series of Class A Preferred Stock then outstanding have been paid or, in the case of non-cumulative dividends, until full dividends on all series of Class A Preferred Stock then outstanding have been paid for one year.
Except as provided in our Articles of Incorporation, the affirmative vote of the holders of at least 2/3 of the Class A Preferred Stock at the time outstanding shall vote separately as a class and shall be necessary to effect any one or more of the following:

•	any amendment, alteration or repeal of our Articles of Incorporation or our regulations that adversely affects the preferences or voting or other rights of the holders of Class A Preferred Stock;

•	the authorization, creation or increase in the authorized amount of any shares of any class or any security convertible into any class, in either case, ranking prior to the Class A Preferred Stock; or

•
the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Class A Preferred Stock then outstanding except in accordance with a stock purchase offer made to all holders of record of Class A Preferred Stock, unless all dividends on all Class A Preferred Stock then outstanding for all previous dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

The affirmative vote of the holders of at least a majority of the shares of Class A Preferred Stock at the time outstanding shall vote separately as a class and shall be necessary to effect any one or more of the following:

•
our consolidation or merger with or into any other corporation to the extent any such consolidation or merger shall be required, pursuant to any applicable statute, to be approved by the holders of the shares of Class A Preferred Stock voting separately as a class; or

•	the authorization of any shares ranking on a parity with the Class A Preferred Stock or an increase in the authorized number of shares of Class A Preferred Stock.
Conversion
The Board may create one or more series of Class A Preferred Stock that may be convertible into common shares, upon the terms as our board of directors may fix, as provided by our Articles of Incorporation.

Class B Preferred Stock
Dividends
The holders of Class B Preferred Stock of each series, in preference to the holders of common shares and of any other class of shares ranking junior to the Class B Preferred Stock, shall be entitled to receive out of any funds legally available therefor and when and as declared by the board of directors dividends in cash at the rate for such series fixed in accordance with the provisions of our Articles of Incorporation, payable on the dividend payment dates fixed for such series. Accumulations of dividends, if any, shall not bear interest.
Redemption
Subject to the express terms of each series of Class B Preferred Stock and to the provisions of our Articles of Incorporation, we (i) may, from time to time, redeem all or any part of the Class B Preferred Stock of any series at the time outstanding at the option of the board of directors at the applicable redemption price for such series fixed in accordance with the provisions of our Articles of Incorporation, and (ii) shall, from time to time, make such redemptions of the Class B Preferred Stock of any series as may be required to fulfill the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price, fixed in accordance with the provisions of our Articles of Incorporation, together in each case with (A) all then accrued and unpaid dividends upon such shares for all dividend payment dates on or prior to the redemption date and (B) if the redemption date is not a dividend payment date for such series, a proportionate dividend, based on the number of elapsed days, for the period from the day after the most recent such dividend payment date through the redemption date.
Liquidation
The holders of Class B Preferred Stock of any series, shall, in case of our voluntary or involuntary liquidation, our dissolution or the winding up of our affairs, be entitled to receive in full out of our assets, including our capital, before any amount shall be paid or distributed among the holders of the common shares or any other shares ranking junior to the Class B Preferred Stock, the amounts fixed with respect to shares of such series in accordance with our Articles of Incorporation.
Voting
Except as provided in our Articles of Incorporation, or as required by law, the holders of Class B Preferred Stock shall not be entitled to vote. If we default in the payment of dividends on any series of Class B Preferred Stock outstanding, in an amount equal to six full quarterly dividends on any such series, whether or not consecutive and whether or not declared, the holders of Class B Preferred Stock will have the right to elect two directors to our board of directors. Such directors will remain until all accrued and unpaid dividends on all series of Class B Preferred Stock then outstanding have been paid or, in the case of non-cumulative dividends, until full dividends on all series of Class B Preferred Stock then outstanding have been paid for one year.
Except as provided in our Articles of Incorporation, the affirmative vote of the holders of at least 2/3 of the Class B Preferred Stock at the time outstanding shall vote separately as a class and shall be necessary to effect any one or more of the following:

•	any amendment, alteration or repeal of our Articles of Incorporation or our regulations that adversely affects the preferences or voting or other rights of the holders of Class B Preferred Stock;

•	the authorization, creation or increase in the authorized amount of any shares of any class or any security convertible into any class, in either case, ranking prior to the Class B Preferred Stock; or

•
the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Class B Preferred Stock then outstanding except in accordance with a stock purchase offer made to all holders of record of Class B Preferred Stock, unless all dividends on all Class B Preferred Stock then outstanding for all previous dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

The affirmative vote of the holders of at least a majority of the shares of Class B Preferred Stock at the time outstanding shall vote separately as a class and shall be necessary to effect any one or more of the following:

•	our consolidation or merger with or into any other corporation to the extent any such consolidation or merger shall be required, pursuant to any applicable statute, to be approved by the holders of the shares of Class B Preferred Stock voting separately as a class; or

•	the authorization of any shares ranking on a parity with the Class B Preferred Stock or an increase in the authorized number of shares of Class B Preferred Stock.
Conversion
Class B Preferred Stock may not be convertible into common shares or into shares of any other class or series of ours.
Ohio Control Share Acquisition Statute
The Ohio Control Share Acquisition Statute requires the prior authorization of the shareholders of certain corporations in order for any person to acquire, either directly or indirectly, shares of that corporation that would entitle the acquiring person to exercise or direct the exercise of 20% or more of the voting power of that corporation in the election of directors or to exceed specified other percentages of voting power. In the event an acquiring person proposes to make such an acquisition, the person is required to deliver to the corporation a statement disclosing, among other things, the number of shares owned, directly or indirectly, by the person, the range of voting power that may result from the proposed acquisition and the identity of the acquiring person. Within 10 days after receipt of this statement, the corporation must call a special meeting of shareholders to vote on the proposed acquisition. The acquiring person may complete the proposed acquisition only if the acquisition is approved by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote in the election of directors represented at the meeting excluding the voting power of all “interested shares.” Interested shares include any shares held by the acquiring person and those held by officers and directors of the corporation as well as by certain others, including many holders commonly characterized as arbitrageurs. The Ohio Control Share Acquisition Statute does not apply to a corporation if its articles of incorporation or code of regulations state that the statute does not apply to a corporation. Neither our Articles of Incorporation nor our regulations contain a provision opting out of this statute.
Ohio Interested Shareholder Statute
Chapter 1704 of the Ohio Revised Code prohibits certain corporations from engaging in a “chapter 1704 transaction” with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless, among other things:

•	the articles of incorporation expressly provide that the corporation is not subject to the statute (we have not made this election); or

•	the board of directors of the corporation approves the chapter 1704 transaction or the acquisition of the shares before the date the shares were acquired.
After the three-year moratorium period, the corporation may not consummate a chapter 1704 transaction unless, among other things, it is approved by the affirmative vote of the holders of at least two-thirds of the voting power in the election of directors and the holders of a majority of the voting shares, excluding all shares beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or the shareholders receive certain minimum consideration for their shares. A chapter 1704 transaction includes certain mergers, sales of assets, consolidations, combinations and majority share acquisitions involving an interested shareholder. An interested shareholder is defined to include, with limited exceptions, any person who, together with affiliates and associates, is the beneficial owner of a sufficient number of shares of the corporation to entitle the person, directly or indirectly, alone or with others, to exercise or direct the exercise of 10% or more of the voting power in the election of directors after taking into account all of the person’s beneficially owned shares that are not then outstanding.

DESCRIPTION OF DEPOSITARY SHARES
General
We may offer depositary shares representing fractional shares of our preferred stock of any series. The following description sets forth certain general terms and provisions of the depositary shares that we may offer pursuant to this prospectus. The particular terms of the depositary shares, including the fraction of a preferred share that such depositary share will represent, and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement.
The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company that meets certain requirements and is selected by us, which we refer to as the bank depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the shares of preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the preferred stock will be made available to the holders of depositary shares.
The following description is a general summary of some common provisions of a deposit agreement and the related depositary receipts. The description below and in any prospectus supplement does not include all of the terms of the deposit agreement and the related depositary receipts. Copies of the form of deposit agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the deposit agreement and the related depositary receipts, see “Where You Can Find More Information.”
Dividends and Other Distributions
If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute these dividends to the record holders of these depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell this property and distribute the net proceeds from this sale to the record holders of the depositary shares.
Redemption of Depositary Shares
If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.
Voting the Preferred Stock
Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the bank depositary as to how to vote the preferred stock represented by the holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with these instructions, and we will take all action that the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing this preferred stock.
Amendment and Termination of the Deposit Agreement
The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the bank depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless this amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the bank depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•
there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of us and this distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.
Withdrawal of Preferred Stock
Upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the deposit agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Fractional shares of preferred stock will not be issued. If the depositary receipts delivered by a holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.
Miscellaneous
The bank depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of preferred stock.
Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control from performing our obligations under the deposit agreement. The obligations of the bank depositary and us under the deposit agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or shares of preferred stock unless reasonably satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting shares of preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.
Resignation and Removal of Bank Depositary
The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and the successor’s acceptance of this appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the deposit agreement.

DESCRIPTION OF WARRANTS
General
We may issue warrants for the purchase of common shares, preferred stock, depositary shares or debt securities. The following description sets forth certain general terms and provisions of the warrants that we may offer pursuant to this prospectus. The particular terms of the warrants and the extent, if any, to which the general terms and provisions may apply to the warrants so offered will be described in the applicable prospectus supplement.
Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.
A copy of the forms of the warrant agreement and the warrant certificate relating to any particular issue of warrants will be filed with the SEC each time we issue warrants, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the warrant agreement and the related warrant certificate, see “Where You Can Find More Information.”
Debt Warrants
The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Stock Warrants
The prospectus supplement relating to a particular issue of warrants to issue common shares, preferred stock or depositary shares will describe the terms of the common shares warrants, preferred stock warrants and depositary share warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common shares, preferred stock or depositary shares that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with them will be separately transferable;

•	the number of shares of common shares or preferred stock or depositary shares that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.
Exercise of Warrants
Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the number of common shares, shares of preferred stock or depositary shares or the principal amount of debt securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.
Until a holder exercises the warrants to purchase our common shares, preferred stock, depositary shares or debt securities, the holder will not have any rights as a holder of our common shares, preferred stock, depositary shares or debt securities, as the case may be, by virtue of ownership of warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS
We may issue to our stockholders subscription rights to purchase our common shares, preferred stock, depositary shares or debt securities. The following description sets forth certain general terms and provisions of the subscription rights that we may offer pursuant to this prospectus. The particular terms of the subscription rights and the extent, if any, to which the general terms and provisions may apply to the subscription rights so offered will be described in the applicable prospectus supplement.
Subscription rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering, or offer these securities to other parties who are not our stockholders. A copy of the form of subscription rights certificate will be filed with the SEC each time we issue subscription rights, and you should read that document for provisions that may be important to you. For more information on how you can obtain a copy of any subscription rights certificate, see “Where You Can Find More Information.”
The applicable prospectus supplement relating to any subscription rights will describe the terms of the offered subscription rights, including, where applicable, the following:

•	the exercise price for the subscription rights;

•	the number of subscription rights issued to each stockholder;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights will commence and the date on which the right will expire;

•	the extent to which the subscription rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the subscription rights offering.

DESCRIPTION OF DEBT SECURITIES
The following description sets forth certain general terms and provisions of the debt securities that we may issue. We will set forth the particular terms of the debt securities we offer in a prospectus supplement and the extent, if any, to which the following general terms and provisions will apply to particular debt securities.
The debt securities will be issued under an indenture, dated as of March 17, 2010, between us and U.S. Bank National Association, as trustee. The indenture, and any supplemental indentures thereto, will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following description of general terms and provisions relating to the debt securities and the indenture under which the debt securities will be issued is a summary only and therefore is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the indenture. A copy of the indenture has been filed with the SEC as an exhibit to the registration statement, of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you. For more information on how you can obtain a copy of the form of the indenture, see “Where You Can Find More Information.”
Capitalized terms used in this section and not defined herein have the meanings specified in the indenture. When we refer to “we,” “us,” “our” or “Cliffs” in this section, we mean Cliffs Natural Resources Inc., excluding, unless the context otherwise requires or as otherwise expressly stated, its subsidiaries.
Unless otherwise specified in a prospectus supplement, the debt securities will be our direct, senior unsecured obligations and will rank equally with all of our other unsecured indebtedness.
General
The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, supplemental indenture or officers’ certificate. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).
We can issue an unlimited amount of debt securities under the indenture that may be in one or more series. Debt securities may differ between series in respect to any matter, but all series of debt securities will be equally and ratably entitled to the benefits of the indenture. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title of the series of debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which the series of debt securities will be issued;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the date or dates on which the principal of the series of debt securities is payable;

•
the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine such rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the series of debt securities will bear interest, if any, the date or dates from which such interest, if any, will accrue, the date or dates on which such interest, if any, will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of, and interest, if any, on the series of debt securities will be payable;

•
if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the series of debt securities may be redeemed (in whole or in part) at our option;

•
any obligation we may have to redeem or purchase the series of debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of the series of debt securities and the terms and conditions of such obligation;

•
the dates, if any, on which and the price or prices at which we will repurchase the series of debt securities at the option of the holders of that series of debt securities and other detailed terms and provisions of such repurchase obligations;

•	the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•
the form of the series of debt securities and whether the series of debt securities will be issuable as global debt securities and any appropriate legends if the debt securities are discount securities;

•	the portion of principal amount of the series of debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount thereof;

•	the currency of denomination of the series of debt securities and, if other than U.S. Dollars or the ECU, the agency or organization, if any, responsible for overseeing such currency;

•	the designation of the currency, currencies or currency units in which payment of principal of and interest, if any, on the series of debt securities will be made;

•
if payments of principal of or interest, if any, on the series of debt securities will be made in one or more currencies or currency units other than that or those in which the series of debt securities are denominated, the manner in which the exchange rate with respect to such payments will be determined;

•
the manner in which the amounts of payment of principal of or interest, if any, on the series of debt securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the series of debt securities;

•
any event of default that applies to the series of debt securities and the rights of the trustee or the requisite holders of the series of debt securities to declare the principal amount thereof due and payable;

•	any covenants with respect to the series of debt securities;

•	any other terms of the series of debt securities (which may supplement, modify or delete any provision of the indenture as it applies to such series);

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the series of debt securities, if other than appointed in the indenture;

•
any provisions relating to conversion of the series of debt securities (including price, period, whether such conversion is mandatory or is at the option of the holders or at our option, events requiring an adjustment of conversion price, and provisions affecting conversion of the series of debt securities redeemed);

•	whether the series of debt securities will be senior or subordinated debt securities and, if applicable, a description of the subordination terms thereof; and

•	any trustees, authenticating or paying agents, transfer agents, or registrars or any other agents with respect to the series of debt securities.
In addition, the indenture does not limit our ability to issue subordinated debt securities. Any subordination provisions of a particular series of debt securities will be set forth in the resolution of our board of directors, the officers’ certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement.
We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.
If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange
Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, which we refer to as the Depositary, or a nominee (we will refer to any debt security represented by a global debt security as a book-entry debt security), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a certificated debt security) as set forth in the applicable prospectus supplement. Except as set forth under the heading “- Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.
Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities (except as expressly permitted under the indenture), but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.
You may effect the transfer of certificated debt securities and the right to receive the principal of and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us of the certificate to the new holder or the issuance by us of a new certificate to the new holder.
Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be issued to the Depositary or a nominee of the Depositary and registered in the name of the Depositary or a nominee of the Depositary.
The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.
Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.
So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.
We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to such global debt security for purposes of obtaining any consents, declarations, waivers or directions required to be given by holders of the debt securities pursuant to the indenture.
We will make payments of principal of, and premium and interest, if any, on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the Depositary, upon receipt of any payment of principal of, premium or interest, if any, on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
We will issue certificated debt securities in exchange for each global debt security only if (i) the Depositary notifies us that it is unwilling or unable to continue as Depositary for such global debt security or if at any time such Depositary ceases to be a clearing agency registered under the Exchange Act, and, in either case, we fail to appoint a successor Depositary registered as a clearing agency under the Exchange Act within 90 days of such event or (ii) we execute and deliver to the trustee an officers’ certificate to the effect that such global debt security shall be so exchangeable. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.
We have obtained the foregoing information concerning the Depositary and the Depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.
Governing Law
The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF UNITS
We may issue units comprising one or more securities described in this prospectus in any combination. The following description sets forth certain general terms and provisions of the units that we may offer pursuant to this prospectus. The particular terms of the units and the extent, if any, to which the general terms and provisions may apply to the units so offered will be described in the applicable prospectus supplement.
Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the unit will have the rights and obligations of a holder of each included security. Units will be issued pursuant to the terms of a unit agreement, which may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. Copies of the forms of the unit agreement and the unit certificate relating to any particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the unit agreement and the related unit certificate, see “Where You Can Find More Information.”
The prospectus supplement relating to any particular issuance of units will describe the terms of those units, including, to the extent applicable, the following:

•	the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION
We may sell the offered securities in and outside the United States:

•	through underwriters or dealers;

•	directly to purchasers;

•	in a rights offering;

•
in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act of 1933, or Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents; or

•	through a combination of any of these methods.
The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchanges on which the securities may be listed.
Sale through Underwriters or Dealers
If underwriters are used in the sale, we will execute an underwriting agreement with them regarding the securities. The underwriters will acquire the securities for their own account, subject to conditions in the underwriting agreement. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. To the extent expressly set forth in the applicable prospectus supplement, these transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.
Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offerings may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.
If dealers are used in the sale of the securities, we will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.
Direct Sales and Sales through Agents
We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the prospectus supplement.
Remarketing Arrangements
Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.
Delayed Delivery Contracts
If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.
General Information
We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS
Jones Day will pass upon the validity of the securities being offered hereby.
EXPERTS
The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Cliffs Natural Resources Inc.’s Annual Report on Form 10-K, and the effectiveness of Cliffs Natural Resources Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.